                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                         Radiance Medical Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         RADIANCE MEDICAL SYSTEMS, INC.
                         13900 ALTON PARKWAY, SUITE 122
                            IRVINE, CALIFORNIA 92618

                                   ----------


                                 April ___, 2002

Dear Stockholder:

     I am pleased to invite you to attend a special meeting of stockholders of Radiance Medical Systems, Inc. on:

                            Thursday, [May 29], 2002
                                   10:00 a.m.
                               13900 Alton Parkway
                                    Suite 122
                            Irvine, California 92618

     THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN RADIANCE.

     At this meeting you will be asked to vote on two proposals:

     1. To approve the issuance of Radiance common stock in exchange for all outstanding shares of the capital stock of Endologix, Inc. in the related merger between RMS Acquisition Corp., a wholly-owned subsidiary of Radiance, and Endologix. In the merger, Radiance will pay the stockholders of Endologix $0.75 in cash and one share of Radiance common stock for each share of common stock of Endologix. In addition, each Endologix stockholder may receive a milestone payment upon the occurrence of U.S. regulatory approval of the Endologix product. The total number of shares of Radiance common stock to be issued to the Endologix stockholders at the closing of the merger shall not exceed 11,159,052 in the aggregate, and the aggregate amount of cash to be issued shall not exceed $8,369,289. Assuming the regulatory approval milestone is met on the earliest scheduled date, we will pay an additional $5,579,526 to Endologix stockholders in either cash or stock, at our option. If we decide to pay the milestone payment in the form of Radiance common stock, the exact number of shares that would be issued will depend on the value of Radiance common stock at the time the milestone is achieved.

     An independent committee of Radiance's board of directors composed of Maurice Buchbinder, M.D., William G. Davis and Edward M. Leonard, has determined that the merger is fair to you and in your best interests. In addition, the independent committee has received a written opinion from A.G. Edwards & Sons, Inc. to the effect that the merger consideration to be received by Radiance is fair from a financial point of view to Radiance. The independent committee has approved the merger agreement and the merger unanimously, and recommends that you vote to approve the issuance of Radiance common stock and the related merger.

     2. To approve a change of Radiance's name from Radiance Medical Systems, Inc. to Endologix, Inc.

     Because of the significance of the merger, your participation in the special meeting, in person or by proxy, is especially important. The issuance of the Radiance common stock and related merger cannot be completed unless the stockholders of Radiance approve it. Whether or not you plan to attend the meeting in person, we urge you to mark, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of Radiance common stock will be represented at the special meeting. If you do attend, you will, of course, be able to vote your shares in person.

     Thank you, and we look forward to seeing you at the special meeting.

                                        Very truly yours,



                                        Jeffrey H. Thiel
                                        Chief Executive Officer and President

                         RADIANCE MEDICAL SYSTEMS, INC.
                         13900 ALTON PARKWAY, SUITE 122
                            IRVINE, CALIFORNIA 92618

                                   ----------

              TO THE STOCKHOLDERS OF RADIANCE MEDICAL SYSTEMS, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 [MAY 29], 2002
                                   10:00 A.M.
                               13900 ALTON PARKWAY
                                    SUITE 122
                            IRVINE, CALIFORNIA 92618

     The Board of Directors of Radiance Medical Systems, Inc. asks you to attend this special meeting of Radiance stockholders to vote on the following:

     1. Proposed Issuance of Stock and Related Merger. You will be asked to vote on the proposed issuance of Radiance common stock and cash in exchange for the outstanding capital stock of Endologix, Inc., in the merger between Radiance, RMS Acquisition Corp. and Endologix.

     2. Change of Name. You will be asked to vote on a proposal to approve and adopt an amendment to the certificate of incorporation of Radiance to change the name of Radiance from Radiance Medical Systems, Inc. to Endologix, Inc.

     3. Other Business. You may be asked to consider and vote on any matters that properly come before the meeting or any adjournments or postponements of the meeting.

     Only stockholders who hold their stock at the close of business on [April 29, 2002] are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the meeting.

                                        By Order of the Board of Directors,

                                        RADIANCE MEDICAL SYSTEMS, INC.



                                        Jeffrey H. Thiel
                                        Chief Executive Officer and President

April ___, 2002
Irvine, California

     WE INVITE YOU TO ATTEND THE SPECIAL MEETING BECAUSE IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY PERSONAL NOTIFICATION.

                         RADIANCE MEDICAL SYSTEMS, INC.
                         13900 ALTON PARKWAY, SUITE 122
                            IRVINE, CALIFORNIA 92618
                                   ----------
                                 PROXY STATEMENT
                                   ----------
                         SPECIAL MEETING OF STOCKHOLDERS
                                   ----------
                            TO BE HELD [MAY 29], 2002

     The Boards of Directors of Radiance Medical Systems, Inc. and Endologix, Inc. have agreed to merge Endologix with a wholly-owned subsidiary of Radiance ("Sub"), which will result in Endologix becoming a wholly-owned subsidiary of Radiance. Radiance will pay the stockholders of Endologix $0.75 in cash and one share of Radiance common stock for each share of common stock of Endologix. In addition, each Endologix stockholder may receive a milestone payment upon the occurrence of regulatory approval of the Endologix product. The total number of shares of Radiance common stock to be issued to the Endologix stockholders at the closing of the merger shall not exceed 11,159,052 in the aggregate, and the aggregate amount of cash to be issued shall not exceed $8,369,289. Assuming the regulatory approval milestone is met on the earliest scheduled date, we will pay an additional $5,579,526 to Endologix stockholders in either cash or stock, at our option. If we decide to pay the milestone payment in the form of Radiance common stock, the exact number of shares that would be issued will depend on the value of Radiance common stock at the time the milestone is achieved.

     The board of directors of Radiance is proposing one additional item for approval by the stockholders at this special meeting, which only would be effective upon completion of the merger. The board of directors is proposing that Radiance adopt an amendment to its certificate of incorporation to change its name from Radiance Medical Systems, Inc. to Endologix, Inc.

     If the stockholders approve the issuance of Radiance common stock and the related merger without also approving the change of name, the issuance and merger will be completed and Radiance will adopt Endologix, Inc. as a name under which it does business but its corporate name will remain Radiance Medical Systems, Inc. If the issuance of the Radiance common stock and related merger are not approved but stockholders approve the change of name, the approval will not be effective and no change of name will occur.

     The issuance of Radiance common stock and the related merger, and the change of name, cannot be completed unless Radiance stockholders approve the proposals. The board of directors of Radiance has scheduled a special meeting for Radiance stockholders to vote on the proposals as follows:

                            Thursday, [May 29], 2002
                                   10:00 a.m.
                               13900 Alton Parkway
                                    Suite 122
                            Irvine, California 92618

     Radiance intends to mail this proxy statement and the accompanying proxy card on or about [April ___], 2002 to all stockholders entitled to vote at the special meeting. Radiance's principal executive offices are located at 13900 Alton Parkway, Suite 122, Irvine, California 92618. The telephone number at that address is (949) 457-9546.

             THE DATE OF THIS PROXY STATEMENT IS [APRIL ___], 2002.

                                TABLE OF CONTENTS

PROXY STATEMENT.........................................................................   1

SUMMARY.................................................................................   4

        The Companies...................................................................   4
        The Merger......................................................................   7
        Name Change from Radiance to Endologix..........................................  11

INFORMATION CONCERNING SOLICITATION AND VOTING..........................................  12

        Date, Time and Place of Special Meeting.........................................  12
        Purpose of the Special Meeting..................................................  12
        Record Date; Shares Outstanding and Entitled to Vote; Quorum....................  12
        Vote Required...................................................................  12
        Voting of Proxies; Revocability of Proxies......................................  13
        Solicitation of Proxies and Expenses............................................  13
        Forward-Looking Statements......................................................  14

ADDITIONAL INFORMATION..................................................................  14

PROPOSAL NO. 1..........................................................................  15

        General.........................................................................  15
        Background of the Merger........................................................  15
        Radiance's Reasons for the Merger; Recommendation of Radiance's
        Independent Committee of the Board of Directors.................................  18
        Opinion of Radiance's Financial Advisor.........................................  20

THE MERGER AGREEMENT....................................................................  24

        Structure; Effective Time.......................................................  24
        Merger Consideration............................................................  24
        Form of Consideration...........................................................  26
        Other Documents Related to the Merger...........................................  26
        Options.........................................................................  27
        Representations and Warranties..................................................  27
        Additional Agreements...........................................................  28
        Officers and Directors..........................................................  28
        Covenants.......................................................................  28
        Conditions to Closing...........................................................  29
        Indemnification.................................................................  29
        Termination; Amendment; Expenses................................................  30
        Accounting Treatment of Transaction.............................................  31
        Certain Income Tax Consequences.................................................  31
        Federal Securities Law Consequences; Registration Right; Lock-Up................  31
        Nasdaq National Market Listing..................................................  31
        Appraisal or Dissenters' Rights.................................................  31

        Regulatory Approval.............................................................  31
        Interests of Radiance's Officers and Directors in the Merger....................  31

PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY........................................  34

BUSINESS OF RADIANCE....................................................................  35

        Introduction....................................................................  35
        Industry Background.............................................................  36
        Market Opportunity..............................................................  38
        Products........................................................................  39
        Clinical Trials.................................................................  40
        Clinical Trials of Drug Coated Stents...........................................  41
        Manufacturing...................................................................  41
        Marketing and Sales.............................................................  42
        Patents and Proprietary Information.............................................  43
        Competition.....................................................................  43
        Third-Party Reimbursement.......................................................  44
        Government Regulation...........................................................  45
        Product Liability...............................................................  47
        Employees.......................................................................  48
        Research and Development........................................................  48
        Properties......................................................................  48
        Legal Proceedings...............................................................  48

BUSINESS OF ENDOLOGIX...................................................................  49

        Introduction....................................................................  49
        Clinical Overview...............................................................  49
        Market Opportunity..............................................................  50
        Endologix's Solution............................................................  51
        Endologix's Strategy............................................................  53
        Products........................................................................  54
        Sales and Marketing.............................................................  54
        Reimbursement...................................................................  55
        Competition.....................................................................  55
        Patents.........................................................................  56
        Facilities and Employees........................................................  57
        Legal Proceedings...............................................................  57
        Market for Capital Stock; Dividends.............................................  57

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.................................  58

        Radiance Medical Systems, Inc. Selected Historical Financial Data...............  58
        Endologix, Inc. Selected Historical Financial Data..............................  60
        Unaudited Pro Forma Combined Condensed Consolidated Financial Information.......  61

COMPARATIVE PER SHARE DATA (UNAUDITED)..................................................  66

RADIANCE MANAGEMENT'S DISCUSSION AND ANALYSIS
OF CONSOLIDATED FINANCIAL CONDITION AND RESULT
OF OPERATIONS...........................................................................  67

        Overview........................................................................  67
        Results of Operations...........................................................  72
        Liquidity and Capital Resources.................................................  75

ENDOLOGIX MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................................  79

        Overview........................................................................  79
        History.........................................................................  79
        Critical Accounting Policies and Estimates......................................  80
        Results of Operations...........................................................  81
        Liquidity and Capital Resources.................................................  82
        Quantitative and Qualitative Disclosures About Market Risk......................  83

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND
PRINCIPAL STOCKHOLDERS..................................................................  84

VOTE REQUIRED; INDEPENDENT COMMITTEE'S  RECOMMENDATION..................................  87

PROPOSAL NO. 2..........................................................................  87

DEADLINE FOR RECEIPT  OF STOCKHOLDER PROPOSALS
FOR 2002 ANNUAL MEETING.................................................................  88

INDEPENDENT ACCOUNTANTS.................................................................  88

OTHER MATTERS...........................................................................  89

REPORT OF INDEPENDENT ACCOUNTANTS -- FINANCIAL STATEMENTS

        Radiance Medical Systems, Inc................................................... F-1
        Endologix, Inc..................................................................F-25

ANNEX I -- AGREEMENT AND PLAN OF MERGER

ANNEX II -- FAIRNESS OPINION

PROXY

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposals fully and for a more complete description of the legal terms of the issuance of Radiance common stock and related merger, you should read this entire document and the documents we have referred you to carefully.

                                  THE COMPANIES

RADIANCE MEDICAL SYSTEMS (PAGE   )

     We have developed proprietary devices to deliver radiation to prevent the recurrence of blockages in arteries, or restenosis, following balloon angioplasty, vascular stenting and other interventional treatments of blockages in coronary and peripheral arteries. We incorporate our proprietary RDX technology into catheter-based systems that deliver beta radiation to the site of a treated blockage in an artery in order to decrease the likelihood of restenosis. The application of beta radiation inside the artery at the site of a blockage has proven clinically effective in inhibiting cell proliferation, a cause of restenosis. We designed the RDX system to provide safe and effective treatment for the prevention of restenosis without many of the disadvantages inherent in alternative radiation delivery systems.

Recent Developments

     In September and November 2001, three companies published the first feasibility clinical study data for drug coated stents, a competing technology to our RDX system. While our RDX system uses beta radiation to treat restenosis resulting from angioplasty procedures, drug-coated stents have drugs that inhibit cell proliferation to limit restenosis. Though drug-coated stent feasibility trials were on a relatively small cohort of patients, all three companies reported restenosis rates near or at zero percent. In addition, in March 2002 clinical investigators for Johnson & Johnson reported positive data involving drug coated stents that showed zero restenosis after a 12 month period. Finally, in addition to the positive data regarding the ability of drug coated stents to treat de novo restenosis, recently released Brazilian research data from a small two year study of 30 patients indicates that drug coated stents are effective in treating in-stent restenosis. Unless clinical study data involving drug-coated stents from the pivotal, larger studies planned or in progress show restenosis rates significantly higher than reported in pilot studies, the market for the RDX system likely will be limited.

     As a result, in order to conserve cash prior to assessing the outcome of our BRITE II clinical study and deciding whether to make our RDX system coronary pre-market approval, or PMA, filing with the FDA, and to position ourselves to take advantage of strategic alternatives, we decided in September 2001 to restructure our operations. Our restructuring plan consisted of the following:

     - Discontinue marketing and manufacturing of the RDX system in Europe and other international markets in the third quarter of 2001;

     - Discontinue marketing and manufacturing of products using our Focus technology subject to fulfillment of outstanding orders;

     -    Cease clinical trials for the RDX system in Japan;

     - Involuntary termination of 55 employees, which we completed in the first quarter of 2002; and

     - Search for additional commercial opportunities by evaluating technologies outside of radiation therapy.

Future Operations

     Based on the preliminary results from clinical studies involving drug coated stents, we believe the market for our RDX system likely will be limited. We have agreed to acquire Endologix, Inc. for the opportunity to develop an alternative technology and to manufacture and market a medical device based on this technology that potentially represents a more promising commercial market. Therefore, if stockholders approve and the merger is consummated, we expect to begin combining the operations of Endologix with ours immediately. Although we plan to complete our remaining clinical trials involving the RDX system, unless initial positive results from studies involving competing drug coated stent technologies prove inaccurate, we expect that our ongoing operations following completion of the merger primarily will be research and development of Endologix's technology, and the production and distribution of the Endologix product(s).

ENDOLOGIX (PAGE   )

     Endologix is a medical device company that designs, develops, manufactures, markets and sells minimally invasive therapies for the treatment of cardiovascular disease. Endologix's principal product, the PowerLink System, is a catheter-based alternative treatment for abdominal aortic aneurysm, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%. AAA is the 13th leading cause of death in the United States today.

     The PowerLink System is a catheter and endoluminal graft, or ELG, system consisting of a self-expanding stainless steel stent cage that is covered by PTFE, a common surgical graft material. The PowerLink ELG is implanted in the abdominal aorta, gaining access through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened, or aneurysmal, section of the aorta, reducing pressure and the potential for the aorta to rupture. Endologix believes that implantation of Endologix's products can reduce the mortality and morbidity rates associated with conventional AAA surgery.

RECOMMENDATION OF INDEPENDENT PARTIES (PAGES    AND   )

     Because of the interest that some members of the board of directors of Radiance have in Endologix, the board appointed a committee of independent directors composed of Maurice Buchbinder, M.D., William G. Davis and Edward M. Leonard, to review and approve the merger agreement and the terms of the merger. The independent committee conducted its own analysis and considered numerous factors in reaching its decision to recommend the merger to the board of directors. In addition, the independent committee considered the fairness opinion of A.G. Edwards & Sons, Inc. dated February 8, 2002. The fairness opinion stated that subject to various matters, the consideration proposed to be by Radiance in the merger was fair to Radiance from a financial point of view.

     The fairness opinion of A.G. Edwards is included in this proxy statement as Annex II, and we urge you to read it in its entirety.

INTERESTS OF RADIANCE'S OFFICERS AND DIRECTORS IN THE MERGER (PAGE    )

     Several members of our board of directors and several of our officers own Radiance common stock and/or hold stock options and, to that extent, their interest in the merger is the same as yours. However, as set forth below, some of the officers and directors of Radiance have interests in the merger that are different from your interests as a stockholder. The independent committee considered these interests in recommending and approving the merger.

     - Franklin D. Brown, a director of Radiance, is also Chief Executive Officer, and Chairman of the board of Endologix. Mr. Brown beneficially owns 712,396 shares of Endologix common stock, 50,000 shares of Endologix Series A preferred stock, and 25,000 shares of Endologix Series B preferred stock. Mr. Brown also holds options to purchase 172,604 shares of Endologix common stock.

     - Jeffrey H. Thiel, President and Chief Executive Officer of Radiance, owns 16,000 shares of Endologix Series A preferred stock and beneficially owns 8,000 shares of Series B preferred stock. Pursuant to Mr. Thiel's employment agreement with Radiance, upon his termination which will occur as a result of the merger, Mr. Thiel is entitled to thirteen months' severance pay and continued benefits for one year. Additionally, Mr. Thiel's Radiance stock options that would have vested over the following year will vest immediately upon his termination. Finally, Radiance also will forgive a $100,000 loan, together with accrued interest thereon, that Radiance made to Mr. Thiel.

     - Michael R. Henson, a director and former Chairman of the board and Chief Executive Officer of Radiance, is also a former Chairman of the board and former Chief Executive Officer of Endologix. Mr. Henson beneficially owns 1,123,917 shares of Endologix common stock, of which 25,000 are held by Mr. Henson's wife, 120,000 shares of Endologix Series A preferred stock, and 10,000 shares of Series B preferred stock. Mr. Henson also holds options to purchase 27,083 shares of Endologix common stock.

     - Gerard von Hoffmann, a director of Radiance, owns 10,000 shares of Endologix Series B preferred stock. Mr. von Hoffman also serves as patent counsel to both Radiance and Endologix.

     - Jeffrey F. O'Donnell, Chairman of the board of directors of Radiance, owns 40,000 shares of Endologix Series A preferred stock and 20,000 shares of Endologix Series B preferred stock.

     - In recognition of their service to Radiance, the compensation committee awarded each of William G. Davis, Edward M. Leonard and Gerard von Hoffman an option to acquire 25,000 shares of our common stock, which will become fully vested on completion of the merger. In addition, the compensation committee amended an existing option to acquire 6,000 shares of our common stock held by Mr. Davis to have an exercise period of five years from the date we signed the merger agreement.

     The director and officers listed above who are also stockholders and optionholders of Endologix will receive the same merger consideration as other stockholders and optionholders of Endologix.

     All shares of Endologix preferred stock must convert prior to completion of the merger. Also, all Endolgix options will accelerate and vest prior to the completion of the merger, and to the extent not exercised prior to completion of the merger, will terminate.

     We urge you to read this proxy statement in its entirety for a more complete description of the interests of the officers and directors of Radiance in the merger. See the discussion under Proposal No. 1, "The Merger Agreement - Interests of Radiance's Officers and Directors."

APPRAISAL OR DISSENTERS' RIGHTS (PAGE )

     Stockholders of Radiance will not be entitled to appraisal or dissenters rights.

ACCOUNTING TREATMENT (PAGE   )

     The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles, which means that the assets and liabilities of Endologix will be recorded on our books at their fair values, and any excess of the purchase price over the fair value of Endologix's tangible net assets, will be recorded as identifiable intangible assets and goodwill, if any. The results of Endologix's operations will be included in our consolidated financial statements from the date the merger is completed.

                                   THE MERGER

     We have attached the Merger Agreement to this proxy statement as Annex I. We encourage you to read the Merger Agreement because it is the legal document that governs the merger.

MERGER CONSIDERATION (SEE PAGE   )

     Radiance will pay shareholders of Endologix $0.75 in cash and one share of Radiance common stock for each share of Endologix common stock, for an aggregate cash consideration not to exceed $8,369,289 and an aggregate stock consideration not to exceed 11,159,052 shares of Radiance common stock. In addition, we may pay Endologix shareholders a milestone payment of up to $0.50 payable in cash or stock for each share of Endologix common stock in the event U.S. regulatory approval for its PowerLink System is received on or before March 31, 2004, for an aggregate total possible milestone payment of $5,579,526. The total cash to be paid to the Endologix shareholders shall not exceed 50% of the value of the total consideration in the merger.

     Options for 1,064,107 shares of Endologix common stock will accelerate and vest immediately prior to the completion of the merger. If the options are exercised prior to completion of the merger, the holders of the underlying Endologix common stock will receive the same consideration for their shares as other holders of Endologix common stock, including the applicable milestone payment. To the extent they are not exercised prior to completion of the merger, any outstanding Endologix options shall terminate.

     Milestone Payment

     The milestone represents an important step in the United States Food and Drug Administration, or FDA, approval processes. The milestone is the approval by the FDA of a Pre-Market Approval, or PMA, application filing in the United States for Endologix's PowerLink System.

     The amount of the milestone payment that Endologix stockholders might receive for their shares depends on the date that the milestone is achieved. If Endologix reaches the milestone on or before March 31, 2004, we will pay to the former stockholders of Endologix approximately $0.50 for each share of Endologix common stock, for an aggregate payment not to exceed $5,579,526. If Endologix reaches the milestone after March 31, 2004 and on or before June 30, 2004, we will pay to the former stockholders of Endologix approximately $0.25 for each share of Endologix common stock, for an aggregate payment not to exceed $2,789,763. If we decide to pay the milestone payment in the form of common stock, the exact number of shares that would be issued will depend on the value of our common stock at the time of the issuance. Endologix stockholders will not receive a milestone payment if the milestone is not reached on or before June 30, 2004.

FORM OF CONSIDERATION (SEE PAGE   )

     We will pay the merger consideration to the holders of Endologix common stock in the form of Radiance common stock and cash. We will pay an aggregate of $8,369,289 in cash and issue up to an aggregate of 11,159,052 shares of Radiance common stock. The form of payment of the milestone will be either in cash or stock, at our sole discretion, subject to an overall limitation that the amount of cash we pay in the merger cannot exceed 50% of the total consideration. Our payment of the merger consideration will result in significant dilution to Radiance stockholders.

     Although the total amount of cash and stock to be paid as part of the merger consideration is fixed, we will allow Endologix stockholders to request a higher percentage of cash or a higher percentage of stock. However, any payment by us of a higher percentage of cash or a higher percentage of stock to any individual Endologix stockholder must be offset by requests from different stockholders of offsetting allocations. Any payment of the allocation in accordance with the payment election shall be made at our sole and reasonable discretion.

ADDITIONAL DOCUMENTS RELATED TO THE MERGER (SEE PAGE )

     The merger agreement contains additional agreements between Radiance and Endologix and/or their affiliates which are related to the merger and must be fulfilled by both parties.

     Voting Agreement. We entered into a Voting Agreement with Franklin D. Brown, Paul McCormick, Michael Henson and Dr. Edward Diethrich, pursuant to which those stockholders agreed to vote in favor of the merger and against proposals that might hinder Endologix's ability to consummate the merger.

     Registration Statement. We agreed to file a registration statement with the SEC within ten business days after the closing of the merger, in order to register for resale the shares of Radiance common stock issued in connection with the merger.

     Lock-Up Agreements. We entered into lock-up agreements with each of the officers and directors of Endologix, and with Maurice Buchbinder, M.D., Jeffrey
F. O'Donnell and Jeffrey H. Thiel, pursuant to which those individuals will be restricted from selling shares of Radiance common stock until 180 days after the SEC declares the registration statement effective.

     Escrow Agreement. We have agreed with Endologix that all or a portion of any milestone payment due will be deposited in escrow should we have claims pending against Endologix for indemnification pursuant to the merger agreement.

     Loan Agreement. Although not specifically set forth in the merger agreement, we have entered into a loan agreement and agreed to loan to Endologix up to $3,000,000 in the event the merger is not consummated. The loan will be secured pursuant to a security agreement granting us a first priority security interest in all of Endologix's intellectual property as collateral, including patents, trademarks and research data.

INDEMNIFICATION (SEE PAGE   )

     We agreed to indemnify all of the directors and officers of Endologix against any liability or losses which any of them may incur from any lawsuit or other action brought by stockholders of Endologix as a result of the merger, or any of the transactions contemplated by the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE    )

     The completion of the merger depends on a number of conditions being satisfied, including the following:

     - approval by the stockholders of Radiance of the issuance of shares of Radiance common stock to Endologix stockholders in connection with the merger;

     - the conversion of all shares of Endologix preferred stock into shares of common stock;

     -    approval of the merger by the stockholders of Endologix;

     - related agreements such as a registration rights agreement, lock-up agreements and an escrow agreement between Endologix and Radiance and/or their affiliates being entered into;

     - the requirement that Radiance have $8.5 million in cash after payment of the merger consideration;

     - the absence of any order, decree or ruling or any statute or regulation which would prohibit the merger or render the merger illegal; and

     - the accuracy of representations and warranties made by each of Radiance and Endologix as of the date of the merger agreement and as of the closing of the merger.

     Either Radiance or Endologix may choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE    )

     Radiance and Endologix each have the right to terminate the merger if the closing price of Radiance common stock as reported on Nasdaq on the trading day immediately preceding the date of the merger is less than $0.90. In addition, either Radiance or Endologix can terminate the merger agreement in the event of certain governmental or regulatory actions, in the event of a material breach of the merger agreement, or if the merger is not completed by August 31, 2002. Additionally, either Radiance or Endologix can terminate the merger if the dissenting shares of Endologix represents greater than 5% of the total number of shares of Endologix common stock. Radiance and Endologix also can terminate the merger agreement by their mutual written consent.

EXPENSES (SEE PAGE    )

     If the merger is not completed because one party cannot obtain the consent of its stockholders, that party will pay the costs of the other party incurred in connection with the merger, up to a maximum of $200,000. Otherwise, the merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, whether consummated or not, will be paid by the party incurring such cost or expense. Therefore, if the merger closes, Radiance effectively will be paying the costs and expenses of Radiance and Endologix.

FEDERAL INCOME TAX CONSEQUENCES

     Radiance intends the merger to be tax free to Radiance and to the stockholders of Endologix. Radiance and Endologix intend that the merger be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986.

REGULATORY APPROVAL

     There are no federal or state regulatory requirements which must be complied with or approval which must be obtained in connection with the merger.

                     NAME CHANGE FROM RADIANCE TO ENDOLOGIX

     We propose to approve and adopt an amendment to our certificate of incorporation to change our name from Radiance Medical Systems, Inc. to Endologix, Inc., which would be effective only upon completion of the merger.

OUR RECOMMENDATIONS TO STOCKHOLDERS

     The independent committee of our board of directors has unanimously approved the issuance of common stock and the merger and recommends that you vote in favor of the issuance of common stock and the merger. Both our board of directors and the independent committee unanimously have approved the name change from Radiance to Endologix, and recommend that you vote in favor of that proposal.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

DATE, TIME AND PLACE OF SPECIAL MEETING

     The special meeting of the stockholders of Radiance Medical Systems, Inc. will be held on [May 29], 2002 at 10:00 a.m., local time, at 13900 Alton Parkway, SUITE 122, Irvine, California (the "Special Meeting").

     On the record date, [April 29], 2002, __________ shares of Radiance common stock were outstanding and entitled to vote. As of April 29, 2002, stockholders who are not affiliates of Radiance owned approximately _______ shares, or __%, of the outstanding shares of Radiance common stock. Endologix owns no shares of Radiance's common stock. The directors and officers of Radiance and their affiliates together own approximately ________% of the common stock of Radiance.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, stockholders of record of Radiance as of the close of business on April 29, 2002 (the "Record Date") will be asked to consider and vote upon:

     - a proposal to approve the issuance of shares of Radiance common stock in exchange for all outstanding shares of the capital stock of Endologix in the related merger of a subsidiary of Radiance with and into Endologix, pursuant to an Agreement and Plan of Merger dated February 8, 2002 by and among Radiance, Endologix, and a wholly-owned subsidiary of Radiance;

     - a proposal to approve and adopt an amendment to the certificate of incorporation of Radiance to change the name of Radiance from Radiance Medical Systems, Inc. to Endologix, Inc.; and

     - such other matters as may properly be brought before the special meeting.


RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE; QUORUM

     Only holders of record of Radiance's common stock at the close of business on the record date of [April 29, 2002] are entitled to notice of and to vote at the special meeting. As of the close of business on the record date, there were __________ shares of common stock outstanding and entitled to vote, held of record by approximately __________ stockholders. A majority, or __________ of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of common stock held as of the record date. Abstentions and broker non-votes will be counted as present and voting for the purposes of determining whether there is a quorum at the special meeting.

VOTE REQUIRED

     Issuance and Merger. Radiance values the advice and consent of its stockholders and, is seeking their consent to the issuance of common stock in the merger. The rules of the National Association of Securities Dealers, or NASD, the governing body of the Nasdaq exchange on which shares of Radiance are traded, require the affirmative vote of the holders of a majority of the shares of Radiance's common stock represented at the special meeting and voting on the proposal. Abstentions will have the same effect as votes against the issuance of common stock in the merger, and broker non-votes will have no effect.

     Name Change. Radiance seeks its stockholders' consent to the name change. Pursuant to the Delaware General Corporation Law, the name change requires the affirmative vote of a majority of all outstanding shares of the capital stock of Radiance. Abstentions and broker non-votes will have the same effect as votes against the name change.

VOTING OF PROXIES; REVOCABILITY OF PROXIES

     The proxy accompanying this proxy statement is solicited on behalf of the board of directors of Radiance for use at the special meeting of stockholders. The board of directors requests stockholders to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Radiance. All proxies that are executed properly and received by Radiance in time to be voted at the special meeting, and that are not revoked, will cause the shares of common stock represented thereby to be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, FOR approval of the issuance of Radiance common stock in the related merger; and FOR approval of the name change from Radiance to Endologix. Any stockholder who has given a proxy may revoke it at any time before it is exercised at the special meeting by:

     - delivering to the Secretary of Radiance by any means, including by facsimile, a written notice bearing a date later than the proxy, stating that the proxy is revoked, addressed to Radiance at 13900 Alton Parkway, Suite 122, Irvine, California 92618, facsimile number
          (949) 457-9561;

     - signing and delivering a proxy relating to the same shares and bearing a later date than the earlier proxy prior to the vote at the special meeting; or

     - attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

     If a quorum is not obtained or if fewer shares of common stock than the number required are voted in favor of approval of the issuance of Radiance common stock in the merger, the board of directors expects to postpone or adjourn the special meeting in order to permit additional time for soliciting and obtaining additional proxies or votes, and at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original special meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

SOLICITATION OF PROXIES AND EXPENSES

     We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, telegram, letter, facsimile or in person. Our employees will not receive additional compensation for such solicitation. We may, if we believe it is necessary or advisable, retain a proxy solicitation firm to deliver solicitation materials to beneficial owners and to assist us in collecting proxies from such individuals. Following the original mailing of the proxies and other soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of the common stock and to request authority for the exercise of proxies. In such cases, we will, upon the request of the record holders, reimburse such holders for their reasonable expenses.

FORWARD-LOOKING STATEMENTS

     We caution stockholders that, in addition to the historical financial information included herein, this proxy statement includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Securities Reform Act") that are based on management's beliefs, as well as on assumptions made by and information currently available to management. All statements other than statements of historical fact included in this proxy statement, including without limitation, certain statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein regarding our financial position and business strategy, may constitute forward-looking statements. In addition, you generally can identify forward-looking statements by the use of forward-looking terminology such as "believes," "may," "will," "expects," "intends," "estimates," "anticipates," "plans," "seeks," or "continues," or the negative thereof or variations thereon or similar terminology. Such forward-looking statements involve known and unknown risks, including, but not limited to, economic and market conditions, the regulatory environment in which we operate, competitive activities or other business conditions. We cannot assure you that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied from such forward-looking statements. We disclose important factors that could cause actual results to differ materially from our expectations, or Cautionary Statements, in this proxy statement, as well as in our Annual Report on Form 10-K for the year ended December 31, 2001. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these Cautionary Statements.

                             ADDITIONAL INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You also may obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains an Internet web site that contains certain reports, proxy statements and other information regarding issuers like Radiance who file electronically with the SEC. The address of that site is http://www.sec.gov. You also may inspect the reports, proxy statements and other information we file with the SEC at the offices of the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, Washington, D.C. 20006.

                                 PROPOSAL NO. 1
                       PROPOSAL TO APPROVE THE ISSUANCE OF
                  RADIANCE COMMON STOCK AND THE RELATED MERGER

GENERAL

     The merger agreement provides for RMS Acquisition Corp., a wholly-owned subsidiary of Radiance, which we refer to as Sub, to be merged with and into Endologix, with Endologix as the surviving corporation in the merger. Upon filing of a certificate of merger with the Delaware Secretary of State, which will be the effective time of the merger, each share of Endologix common stock will be exchanged for one share of Radiance common stock and $0.75 in cash. We will issue an aggregate of up to 11,159,052 shares of Radiance common stock and pay an aggregate of up to $8,369,289 in cash as payment of the merger consideration. In addition, we may pay a milestone payment of an amount equal to $5,579,526 if Endologix receives regulatory approval for its PowerLink System on or before March 31, 2004, or an amount equal to $2,789,763 if Endologix receives regulatory approval after March 31, 2004 and on or before June 30, 2004. If such milestone payment is made, it will be paid, at our discretion, in either cash or Radiance common stock, as valued at the average of the closing prices for Radiance common stock as reported on Nasdaq for the ten trading days ending on the trading day preceding the day on which the milestone is achieved. See the discussion below in this Proposal No. 1, "The Merger Agreement - Merger Consideration."

     The terms of the Agreement and Plan of Merger may be amended or waived by the parties thereto. See the discussion below in this Proposal No. 1, "The Merger Agreement - Termination; Amendment; Expenses."

BACKGROUND OF THE MERGER

     In September 2001, our management met to discuss how recently released positive clinical results from trials involving drug-coated stents would affect our business model and strategic direction. Our management determined that we should investigate opportunities to develop alternative technologies, and restructure operations in order to conserve cash until we could assess the outcome of our BRITE II clinical study and the availability of additional data regarding drug-coated stents. At a September 25, 2001 meeting, our board of directors approved management proposals regarding restructuring and strategic alternatives, and directed management to seek additional commercial opportunities and analyze technologies outside of vascular brachytherapy.

     On October 11, 2001, Jeffrey H. Thiel, our President and CEO, met with Franklin D. Brown, Chairman and CEO of Endologix, to discuss Endologix's financing activities, and our interest in Endologix's technology and in a potential acquisition of Endologix. Mr. Brown and Mr. Thiel discussed, among other issues, the cash position of Radiance, distribution opportunities, management control, board control, and valuation. Because our management was just beginning its evaluation of technologies outside of vascular brachytherapy, both companies agreed to continue to pursue their own activities and perhaps discuss a transaction at some other time in the future.

     During the week of November 7, 2001, Mr. Thiel contacted Mr. Brown and suggested they meet to continue discussions regarding a merger. On November 14, 2001 Mr. Brown and Mr. Thiel met to discuss the possible acquisition of Endologix by Radiance. As a result of this meeting, both parties agreed to consider pricing terms and transaction structure.

     At a December 3, 2001 meeting of the Endologix board of directors, Mr. Brown updated the board on his discussions with Radiance and the progress of a private financing Endologix was pursuing. Mr. Brown and the Endologix board discussed the advantages and disadvantages of proceeding with the private placement financing as opposed to a merger with Radiance. Mr. Brown also updated the board on the current status of Radiance's operations.

     At the December 4, 2001 meeting of our board of directors, Mr. Thiel informed the members of the board of directors that he had met with Mr. Brown on two occasions to discuss the possible acquisition of Endologix. The directors noted that Mr. Brown was the CEO and Chairman of the board of Endologix, that Michael R. Henson was a member of the board of Endologix, and that Mr. von Hoffman was patent counsel to Endologix. Because of these common interests and some common share ownership, the board decided to form an independent committee of Edward Leonard, William Davis and Maurice Buchbinder, M.D. to evaluate the merits of a potential transaction with Endologix.

     Between November 14, 2001 and December 13, 2001, Mr. Brown and Mr. Thiel had informal conversations and exchanged emails regarding the terms of the acquisition. On December 13, 2001, Mr. Brown and Mr. Thiel met to discuss a term sheet that would become the basis of a formal letter of intent.

     On December 17, 2001, Mr. Brown and Mr. Thiel met to negotiate the terms of a potential acquisition, and agreed to submit the terms to Radiance's legal counsel with instructions to draft a letter of intent. Over the next two days, Mr. Thiel and Mr. Brown met several times in person and had several phone conferences to discuss various drafts of the letter of intent.

     At a December 17, 2001 meeting of the Endologix board of directors, Mr. Brown summarized the terms of a letter of intent that Endologix had received from Radiance. Mr. Michael R. Henson advised the Endologix board that he was the Chairman of the board of Radiance and a significant shareholder of Radiance. Mr. Brown also advised the Endologix board that he also was a member of the board of directors of Radiance and a shareholder of Radiance. The board of directors of Endologix reviewed the terms of the proposed letter of intent and discussed the terms of the merger and the advantages and disadvantages to Endologix of consummating such a transaction. After discussion, the board of Endologix approved the terms of the merger as outlined in the letter of intent, with Mr. Henson abstaining from voting, and authorized Mr. Brown to sign the letter of intent on behalf of Endologix.

     On December 19, 2001, Mr. Thiel called a telephonic meeting of our board and the independent committee. At the meeting of the full board, Mr. Thiel discussed the draft of a letter of intent that had been sent to all of the directors, and the full board discussed the Endologix transaction generally, as well as the status of two other opportunities that had been considered. After the general discussion of the full board, the members of our full board who were not members of the independent committee left the meeting, and the independent committee discussed the potential Endologix transaction in more detail with Mr. Thiel and our legal counsel. The independent committee discussed the appropriateness of engaging a financial advisor and obtaining an independent evaluation of the intellectual property portfolio of Endologix. Members of the independent committee also instructed our management to conduct a due diligence investigation of Endologix. On that basis, the independent committee unanimously authorized Mr. Thiel to sign the letter of intent on behalf of Radiance, which Mr. Thiel did later that day.

     On January 8, 2002, the independent committee of our board of directors held a telephonic meeting to discuss the status of potential engagements with an investment banker to prepare a fairness opinion. After a discussion, the independent committee authorized an engagement letter with A.G. Edwards. In addition, the members of the independent committee discussed with Mr. Thiel and our legal counsel the conduct of due diligence regarding Endologix. From the date of this meeting until the signing of the merger agreement, various members of our management, together with our legal counsel, conducted a due diligence review of Endologix, including an investigation of legal, business, and intellectual property matters, and the market for Endologix's products in general.

     From December through February 8, 2002, members of senior management of Radiance and Endologix negotiated, and together with their legal advisors, drafted the terms of a definitive merger agreement and related documents. Additionally, from the date of its engagement on January 14, 2002, A.G. Edward reviewed and commented on the terms of the merger agreement. Members of senior management of Radiance and Endologix negotiated telephonically, exchanged numerous versions of various documents, and held several meetings at the offices of each of Radiance's and Endologix's legal counsel in order to negotiate terms and to conduct due diligence. During this period Mr. Thiel kept the individual members of the independent committee informed on the nature and progress of these discussions and the substance of the due diligence investigation. The parties finalized the terms of the merger agreement and the contents of the disclosure schedules of each of Radiance and Endologix to be delivered in connection with the execution of the merger agreement.

     On February 6, 2002, our independent committee held a telephonic meeting to discuss the terms of the Endologix transaction, a draft of the merger agreement, and the results of management's and legal counsel's due diligence investigation. The independent committee questioned several members of our senior management regarding Endologix technology, the status of clinical trials, financial issues, and competition. In addition, Mr. Brown and Paul McCormick, President and Chief Operating Officer of Endologix, addressed the independent committee and answered questions from its members regarding such issues. After Mr. Brown and Mr. McCormick left the meeting, the independent committee discussed operations matters with Mr. Thiel, as well as diligence materials Mr. Thiel had provided the independent committee. After this discussion, representatives of A.G. Edwards made a detailed presentation of information previously forwarded to all of the board members. Representatives from A.G. Edwards then discussed its opinion that the consideration to be received by Radiance was fair from a financial point of view to Radiance. See the discussion below in Proposal No. 1, "The Merger Agreement -- Opinion of Radiance's Financial Advisor," as well as the full text of the fairness opinion included in this proxy statement as Annex II, for a more complete discussion.

     On February 6, 2002, Endologix held a special meeting of its board of directors. Mr. Brown presented an overview of the proposed merger and led the board in a discussion of the material provisions of the proposed merger agreement. After this discussion, representatives of Gruntal & Co., financial advisors to Endologix, made a detailed presentation of information previously forwarded to all of the board members, including a detailed discussion concerning the various comparables which Gruntal had evaluated in connection with providing its fairness opinion. Representatives from Gruntal then discussed the fairness of the transaction from a financial point of view to Endologix and its shareholders. Mr. Brown and Endologix's legal advisors presented a summary of the legal and other due diligence performed with respect to Radiance. The Endologix board unanimously approved the merger and the transactions contemplated thereby, and authorized Mr. Brown to execute the merger agreement on behalf of Endologix. Following the meeting,

Endologix circulated an action by unanimous written consent to all the board members, and all of the members unanimously consented to approve the merger agreement and the transactions contemplated thereby, and unanimously adopted all the resolutions approved at the February 6, 2002 board meeting. On February 6, 2002, Gruntal & Co. delivered a written opinion to the members of the Endologix Board to the effect that the proposed merger was fair from a financial point of view to the shareholders of Endologix.

     On February 8, 2002 our independent committee met to discuss the final draft of the merger agreement, as well as the written fairness opinion from A.G. Edwards that the consideration to be received by Radiance was fair from a financial point of view to Radiance. After discussion with our legal counsel and representatives from A.G. Edwards, the independent committee authorized and approved the execution of the merger agreement. The members of the independent committee also signed a unanimous written consent dated February 8, 2002 authorizing and approving the merger agreement and the documents and transactions contemplated thereby.

     On February 8, 2002, each company executed and delivered the merger agreement and related ancillary documents. Each company publicly announced execution of the merger agreement by issuing a press release after the close of financial markets on Monday, February 11, 2002.

RADIANCE'S REASONS FOR THE MERGER; RECOMMENDATION OF RADIANCE'S INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS

     In September 2001, we decided to search for additional commercial opportunities by evaluating technologies outside of vascular brachytherapy. We decided to look at other medical device technologies in response to positive data that had been presented on drug-coated stents, and the potential impact on our RDX system if data from larger clinical trials involving drug-coated stents were equally positive. Unless clinical study data involving drug-coated stents from larger studies show restenosis rates significantly higher than what had been presented, we believed the market for our RDX system likely would be limited. As part of our evaluation of other technologies, we decided to make a more thorough examination of the technology being developed by Endologix, of which we were aware due to the presence on our board of directors of Mr. Brown, the Chairman and CEO of Endologix, and Mr. Henson, a member of the board of directors of Endologix, as well as our ownership of Endologix common stock.

     Based on our investigation of the Endologix technology, we believed that the PowerLink System is a novel treatment for abdominal aortic aneurysms, or AAA, and that clinical results to date indicated that the PowerLink System had several features and benefits that may provide a better clinical outcome in comparison to devices currently available on the market. We believe the acquisition of the Endologix technology as a result of the merger provides us with a new and different medical device technology for a promising and potentially lucrative market in the event that the market for the RDX system does not develop.

     Because of the presence of Mr. Brown and Mr. Henson on each company's board of directors, the fact that another one of our directors, Gerard von Hoffman, is patent counsel to Radiance and Endologix, and also because Jeffrey F. O'Donnell, the Chairman of our board and our former CEO, and Jeffrey H. Thiel, our current CEO and board member, both own shares of Endologix preferred stock, we decided to form an independent committee of our board of directors to consider and evaluate the merits of a proposed merger with Endologix and the transactions contemplated thereby. In reaching its determination to recommend approval and adoption of the merger agreement and the merger, the independent committee of our board of directors considered a number of factors, including the following:

     - the current status of our business, financial condition, technology, future prospects and market conditions;

     - the business, financial condition, technology, prospects and market of Endologix, including the fact that our senior management performed a due diligence review of Endologix's technology and considered other commercial opportunities and technologies;

     - the cash position of Radiance and of Endologix and the ability of Endologix to obtain FDA approval to market the PowerLink System in the United States;

     - the terms and conditions of the proposed merger agreement, including the amount and form of consideration that we would agree to pay;

     - the possibility of other strategic alternatives to the merger for enhancing shareholder value;

     - A.G. Edward's financial and strategic analysis and presentation to our independent committee on February 6, 2002, as well as the opinion of A.G. Edwards that, as of February 8, 2002, the consideration to be received by us pursuant to the merger agreement was fair, from a financial point of view, to Radiance. For a more complete discussion of the opinion of A.G. Edwards, please see "Opinion of Radiance's Financial Advisor" below.

     The discussion above addresses the material factors considered by our board of directors and its consideration of the merger and the transactions contemplated thereby. In view of the variety of factors and the amount of information considered, the independent committee of our board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the independent committee of our board of directors may have given different weights to different factors.

     The independent committee of our Radiance board of directors unanimously approved the merger agreement, the merger and the transactions contemplated thereby, and determined that the merger agreement, the merger and the transactions contemplated thereby are advisable, fair and in the best interests of Radiance and its stockholders. Accordingly, the independent committee and our board of directors unanimously recommends that the Radiance stockholders vote "FOR" approval and adoption of the merger agreement and the issuance of the shares of Radiance common stock in the merger.

OPINION OF RADIANCE'S FINANCIAL ADVISOR

     Radiance retained A.G. Edwards to render an opinion that as of February 8, 2002, the consideration to be received by Radiance in the proposed acquisition of Endologix by Radiance pursuant to the terms of the Agreement and Plan of Merger, or merger agreement, was fair, from a financial point of view, to Radiance.

     A.G. Edwards, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. From time to time, A.G. Edwards has provided equity research coverage of Radiance and has been a market maker in Radiance's common stock. A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, Radiance, Radiance's directors and officers or its shareholders, or between A.G. Edwards, Endologix, Endologix's directors and officers or shareholders, which in its opinion would affect the ability of A.G. Edwards to render a fair and independent opinion in this matter.

     In arriving at its written opinion, A.G. Edwards considered, among other things:

     - the draft merger agreement distributed February 6, 2002 and discussions with counsel representing Radiance and the independent committee of its board of directors concerning the merger agreement;

     - the business and operations of Radiance and Endologix through interviews with the management of Radiance and Endologix;

     -    certain audited historical financial statements for Radiance;

     - certain unaudited and forecasted financial statements for Radiance as prepared by Radiance's management;

     - certain audited and unaudited historical financial statements for Endologix;

     - certain forecasted financial statements for Endologix as prepared by Endologix's management, and reviewed and approved in all material respects by Radiance's management, some of whom are shareholders in Endologix;

     - the current operations and future prospects of Endologix, primarily through (a) discussions with the management of Endologix and (b) interviews with members of the management of Radiance;

     - pro forma financial statements dated February 7, 2002 of Radiance, as prepared by Radiance management, giving effect to the transaction contemplated by the merger agreement, as proposed in the draft merger agreement and with certain assumptions noted in the opinion;

     - the market data for financings of private medical device companies at similar stages of development as Endologix;

     - the market data for stocks of public companies in the same or similar markets as Endologix;

     - the financial terms of certain acquisitions which A.G. Edwards deemed relevant for analytical purposes; and

     - such other studies and analyses that A.G. Edwards considered appropriate.

     In preparing its opinion, A.G. Edwards has assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise made available to A.G. Edwards by Radiance and Endologix. A.G. Edwards has not been engaged to, and therefore has not, verified the accuracy or completeness of any such information. A.G. Edwards has relied upon the assurances of the managements of Radiance and Endologix that they are not aware of any facts that would make any financial or other information inaccurate or misleading. A.G. Edwards has been informed and assumed that financial projections supplied to, discussed with or otherwise made available to it reflect the best currently available estimates and judgments of the managements of Radiance and Endologix as to the expected future financial performance of Radiance and Endologix, in each case on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards has not independently verified such information or assumptions nor does it express any opinion with respect thereto.

     A.G. Edwards has not made any independent valuation or appraisal of the assets or liabilities of Radiance or Endologix, nor has it been furnished with any such appraisals. A.G. Edwards was not engaged to and did not review any alternative transaction or strategic alternatives that may be available to Radiance. A.G. Edwards' opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to A.G. Edwards as of February 8, 2002.

     The full text of the written opinion of A.G. Edwards dated February 8, 2002 setting forth the assumptions made, matters considered and limitations on reviews undertaken, is attached hereto as Annex II to this proxy statement and is incorporated herein by reference. Radiance shareholders are urged to read the opinion, together with the assumptions and considerations set forth therein, in its entirety. A.G. EDWARDS' OPINION WAS PREPARED FOR THE INFORMATION OF THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY HOLDER OF THE OUTSTANDING SHARES OF RADIANCE COMMON STOCK SHOULD VOTE WITH RESPECT TO THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT.

     The following is a summary of the analyses used by A.G. Edwards in rendering its opinion.

     Comparable Company Analysis. A.G. Edwards performed an analysis to determine the expected future value of Endologix in 2005, the first full year of forecasted earnings, by applying market multiples based on current and historical market data to Endologix's expected financial results. The future value was then discounted back to establish an estimate of current value. Using publicly available information, A.G. Edwards reviewed and compared Endologix with financial and operating information of five specialty niche medical device companies and five large capitalization medical device and product companies. The five specialty niche medical device companies were Cardima, Inc., Micro Therapeutics, Inc., NMT Medical, Inc., Novoste Corp. and Possis Medical, Inc. The five large capitalization medical device and product companies were Boston Scientific Corp., Edwards Lifesciences Corp., Guidant Corp., Johnson & Johnson and Medtronic, Inc.

     Due to the development stage of the specialty niche medical device companies, limited historical data is meaningful for valuation purposes. A.G. Edwards reviewed equity research reports published on these stocks to evaluate the forward multiples of future revenues and earnings the investment community uses to value these early stage companies. The mature, large capitalization medical device and product companies possess sufficient data for historical and forward multiple analysis. These large capitalization companies' trading activity provide current valuation multiples that can be applied to determine how a medical device company may trade in the future. Applying revenue multiples of 3.0x to 7.0x and earnings multiples of 25.0x to 35.0x from the comparable public companies to the projected financials and discounting the results to present at rates of 25% to 45% derives equity valuation ranges for Endologix of approximately $55 million to $200 million using the revenue multiples, and $60 million to $131 million using the earnings multiples.

     Comparable Private Company Financings Analysis. A.G. Edwards identified 25 recent private financings completed by medical device companies comparable to Endologix. Of these 25, A.G. Edwards evaluated 11 comparable private medical device companies where they had initiated clinical trials and publicized valuation data. These 11 private medical device companies received pre-money valuations with a median of approximately $46 million and a mean of approximately $37 million.

     Discounted Cash Flow Analysis. A.G. Edwards used a discounted cash flow analysis to establish a current value for the future economic capabilities and projections of Endologix. Value indications are developed by discounting expected operating cash flows to their present value at a range of appropriate discount rates. This analysis was highly dependent on Endologix and Radiance managements' financial projections for Endologix and a calculated terminal value at the end of 2006, the last period of forecasted financial statements. A.G. Edwards utilized the above-mentioned comparable companies analysis to create two cases using a terminal multiple of 2006 revenue and a terminal multiple of 2006 earnings, both discounted back to present. Three sensitivity analyses were performed to determine the valuation impact of adjustments to the following key assumptions:

     -    revenue multiples of 3.0x to 7.0x;

     -    earnings multiples of 25.0x to 35.0x; and

     -    percentages of projected revenue achieved, from 80% to 100%.

     All three analyses were discounted back to present at rate of 25% to 45% and resulted in equity valuation ranges of approximately $37 million to $206 million using the revenue multiples, $40 million to $131 million using the earnings multiples, and $51 million to $144 million using the percentages of projected net revenue achieved.

     Comparable Precedent Transaction Analysis. A.G. Edwards evaluated comparable precedent private medical device company transactions to provide reference points for the application of market multiples for the Endologix Transaction. This analysis represents an index of recent market prices paid by other acquirers and accepted by sellers. The multiples derived from this analysis were significantly under-weighted in the valuation of Endologix due to the limited number of transactions with publicized and valid multiples. The aggregate valuation analysis provides a more relevant analysis of value. Ten transactions were identified, of which four published aggregate transaction valuations, with a median aggregate transaction valuation of approximately
$73 million with a range of $25 million to $149 million. These four transactions involved American OsteoMedix

Corp, World Medical Manufacturing Corp., EndoVascular Technologies, Inc. and Corvita Corporation.

     Pro Forma Financial Analysis. A.G. Edwards analyzed the pro forma effects of the Transaction on the earnings per share of Radiance in calendar year 2002, based on the financial projections provided by the managements of Endologix and Radiance. Given the limited projected future operations of Radiance and the developmental stage of Endologix's operations, A.G. Edwards observed and evaluated the significantly dilutive impact the purchase would have on earnings per share as Endologix continues through its regulatory approval process.

     The summary of the A.G. Edwards report set forth above does not purport to be a complete description of the main elements of A.G. Edwards' presentations to Radiance's Special Committee of the Board of Directors on February 6 and February 8 of 2002. It does not purport to be a complete description of the analyses performed, or the matters considered, by A.G. Edwards in rendering its opinion. A.G. Edwards believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of such analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the A.G. Edwards report and its fairness opinion. The fact that any specific analyses have been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     The preparation of a fairness opinion is not necessarily susceptible to partial analyses or summary. In rendering its fairness opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions. A.G. Edwards may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The assumptions made, and the judgments applied, by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the fairness opinion itself.

     In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance and general business and economic conditions, which are beyond the control of Endologix. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness of the consideration to be received by Radiance in the transaction, pursuant to the merger agreement, and were provided to Radiance's independent committee of the board of directors in connection with the delivery of A.G. Edwards' fairness opinion. In addition, as described above, A.G. Edwards' opinion and presentation to Radiance's independent committee of the board of directors was one of many factors taken into consideration by the independent committee of the board of directors in making its determination to approve the merger agreement.

     The terms of the engagement of A.G. Edwards by Radiance are set forth in a letter agreement between A.G. Edwards and Radiance, the engagement letter. Pursuant to the terms of the engagement letter, as compensation for rendering its opinion to the independent committee of the board of directors of Radiance, Radiance agreed to pay A.G. Edwards a fee of $250,000. In addition, Radiance agreed to reimburse A.G. Edwards for the reasonable travel and out-of-pocket expenses incurred in connection with its engagement. Radiance has agreed to indemnify A.G. Edwards against certain liabilities in connection with the engagement of A.G. Edwards.

                              THE MERGER AGREEMENT

     This section of the proxy statement describes some aspects of the proposed merger. The description of the merger agreement contained in this proxy statement is not complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex I and which is incorporated by reference. We urge you to read the entire merger agreement carefully.

STRUCTURE; EFFECTIVE TIME

     The merger agreement provides for the merger of a wholly-owned subsidiary of ours, which we refer to as Sub, into Endologix. Endologix will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Radiance. The effective time of the merger will be at such time as a certificate of merger is filed with the Secretary of State of Delaware, or a later time if specified in the certificate of merger. If the merger is approved by the requisite vote of our stockholders, we expect the effective time to occur on [May 29], 2002, or as promptly as practicable following the satisfaction or waiver of all the conditions to the merger.

     After the effective time of the merger, the bylaws and certificate of incorporation of the surviving corporation in the merger of Endologix and Sub will be those of Sub, until amended in accordance with such bylaws and Delaware law.

MERGER CONSIDERATION

     The merger agreement provides that each share of Endologix common stock outstanding immediately prior to the effective time will, at the effective time of the merger, be converted into the right to receive the merger consideration, including the right to receive a milestone payment if earned. All shares of Endologix common stock that are owned by Radiance or Sub will, at the effective time, be cancelled and no payment will be made for such shares. If the dissenters rights of any shares of Endologix common stock are perfected, then those shares will be treated as provided in Section 2.2 of the merger agreement.

     If the merger is completed, we will pay the stockholders of Endologix the merger consideration of one share of Radiance common stock and $0.75 in cash for each share of Endologix common stock. We will pay an aggregate of $8,369,289 in cash and issue an aggregate of 11,159,052 shares of Radiance common stock, which together with any milestone payment will comprise the merger consideration. We will make a milestone payment only in the event the FDA approves the pre-marketing approval, or PMA, application with respect to Endologix's PowerLink System by certain dates, as discussed below.

     Options for Endologix common stock will accelerate and vest immediately prior to the completion of the merger. If holders exercise the options prior to completion of the merger, the holders of the underlying Endologix common stock will receive the same consideration for their shares as other holders of Endologix common stock. If not exercised prior to completion of the merger, any outstanding Endologix options will terminate. All shares of Endologix preferred stock must convert into Endologix common stock prior to completion of the merger.

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

     Registration

     We will file a registration statement with the SEC covering the resale of the shares of Radiance common stock issued in connection with the merger, within ten business days of the closing of the merger. As a result of the lock-up agreements we entered into with each of the officers and directors of Endologix and with Maurice Buchbinder, M.D., Jeffrey F. O'Donnell and Jeffrey H. Thiel, none of those individuals will be able to sell their shares of Radiance common stock until 180 days after the SEC declares the registration statement effective.

     Milestone Payment

     We have identified FDA approval of Endologix's pre-marketing approval, or PMA, application regarding its PowerLink System, as an important juncture in the process of obtaining United States regulatory approval and therefore important to bringing the Endologix technology to the marketplace. The milestone payment we may pay to the former holders of Endologix common stock depends on if and when the milestone is achieved. We will make a milestone payment within ten days of achievement of such milestone, as follows:

     - We will pay an aggregate of $5,579,526 to the former holders of Endologix common stock if the FDA approves the PMA application with respect to Endologix's PowerLink System on or before March 31, 2004; or

     - We will pay an aggregate of $2,789,763 to the former holders of Endologix common stock in the event the FDA approves the PMA application after March 31, 2004 and on or before June 30, 2004; or

     - We will not make any milestone payment if the FDA does not approve the PMA application on or before June 30, 2004.

     If the milestone is achieved, we will make the milestone payments in either Radiance common stock or in cash, at our sole discretion. The value of our common stock for purposes of paying the milestone payment will be the average of the closing prices of our common stock for the 10 trading days preceding the achievement of the milestone. Therefore, if we decide to pay the milestone payment in the form of our common stock, the exact number of shares that we would issue will depend on the value of our common stock at the time the milestone is achieved. In no event, however, can the payment of a milestone payment result in greater than 50% of the value of the total merger consideration being paid in cash. In the event the 50% cash limitation prevents us from paying the milestone payment in cash, we will need to pay the milestone payment with our common stock. If a milestone is achieved and we decide to pay the milestone payment in the form of our common stock, the use of our common stock in payment could result in significant dilution to our current stockholders.

     We are entitled to withhold delivery of a milestone payment if we have a claim for indemnification against Endologix, and if we make the claim prior to one year from the closing of the merger. If the claim has not been resolved by the time we are required to make a milestone payment, we are entitled to deposit the milestone payment into an escrow, pursuant to the terms of the escrow agreement.

FORM OF CONSIDERATION

     We will pay an aggregate of up to $8,369,289 in cash, and issue an aggregate of up to 11,159,052 shares of our common stock. In addition, as described above, we may make any milestone payment, if the milestone is achieved, in the form of cash or stock at our sole discretion subject to the overall limitation on cash payments as discussed above in the discussion of the milestone payment.

     Although the total amount of cash and stock to be paid as part of the merger consideration is fixed, we will allow Endologix stockholders to request a higher percentage of cash or a higher percentage of stock, as the request may be. However, any payment by us of a higher percentage of cash or a higher percentage of stock to any individual Endologix stockholder must be offset by a requests from different stockholders of an opposite allocation. Any payment of the allocation in accordance with the payment election shall be made at our sole and reasonable discretion.

OTHER DOCUMENTS RELATED TO THE MERGER

     The merger agreement contains additional agreements between Radiance and Endologix and/or their affiliates which are related to the merger and must be fulfilled by both parties.

     Voting Agreement. We entered into a Voting Agreement with Franklin D. Brown, Paul McCormick, Michael Henson and Dr. Edward Diethrich, pursuant to which those stockholders agreed to vote in favor of the merger and against proposals that might hinder Endologix's ability to consummate the merger.

     Registration Statement. We agreed to file a registration statement with the SEC within ten business days after the closing of the merger, in order to register for resale the shares of Radiance common stock issued in connection with the merger. THE REGISTRATION RIGHTS AGREEMENT IS ATTACHED AS EXHIBIT B TO THE MERGER AGREEMENT, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX I, AND WE ENCOURAGE YOU TO READ IT IN ITS ENTIRETY.

     Lock-Up Agreements. We entered into lockup agreements with each of the officers and directors of Endologix, and with Maurice Buchbinder, M.D., Jeffrey
F. O'Donnell and Jeffrey H. Thiel pursuant to which those individuals will be restricted from selling shares of Radiance common stock until 180 days after the SEC declares the registration statement effective.

     Escrow Agreement. We have agreed with Endologix that all or a portion of any milestone payment due will be deposited in escrow should we have claims pending against Endologix for indemnification pursuant to the merger agreement. Franklin D. Brown, who will be the CEO of the surviving company after the merger, will serve as the Endologix stockholders' representative under the escrow agreement. The escrow agreement specifies how the parties are to resolve any dispute over the escrow fund, and the procedure for paying any of the escrow fund to Radiance or to the former Endologix stockholders. We have agreed to pay to the Endologix stockholders any milestone payment in excess of claims pending at that time. The escrow agreement is attached as Exhibit A to the merger agreement, which is attached to this proxy statement as Annex I, and we encourage you to read it in its entirety.

     Loan Agreement. Although not specifically set forth in the merger agreement, we have entered into a loan agreement and agreed to loan to Endologix an amount up to $3,000,000 in the event the merger is not consummated. This loan would be secured pursuant to a security agreement granting us a first priority security interest in all of Endologix's intellectual property as collateral, including patents, trademarks, research data and regulatory submissions.

     We agreed to enter into the loan agreement to provide Endologix with cash to fund its operations in the event the merger agreement terminates or the closing of the merger is delayed. Endologix terminated its pursuit of a private financing transaction in order to enter into the merger agreement. In addition, pursuant to the merger agreement, Endologix agreed not to solicit any other acquisition or licensing transaction of any kind until the earlier of July 1, 2002 or our termination of the proposed merger, without the payment by us of any break-up fee. Because Endologix anticipates it will need additional cash to fund its operations in the event that the merger does not occur or the closing is delayed, and because there is no provision for a break-up fee in the merger agreement, we agreed to enter into the loan agreement.

OPTIONS

     Pursuant to the terms of the merger agreement, options for 1,064,107 shares of Endologix common stock will vest and become exercisable immediately upon prior to the completion of the merger. If the holders of Endologix options exercise prior to the effective date of the merger, the holders of the underlying Endologix common stock will receive the same consideration for their shares as other holders of Endologix common stock. If holders do not exercise their options prior to completion of the merger, the options will terminate.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various customary representations and warranties relating to, among other things:

     - incorporation, organization, authority and similar corporate matters on behalf of each of Radiance and Endologix;

     - authorized and outstanding capital stock of each of Radiance and Endologix;

     - authorization, execution, delivery and enforceability of the merger agreement and related matters;

     - documents we have filed with the SEC and the accuracy of information contained therein;

     -    compliance with law;

     -    litigation;

     -    taxes;

     - retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; and

     -    the absence of material changes and events.

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

ADDITIONAL AGREEMENTS

     Pursuant to the merger agreement, we have agreed with Endologix as to various other matters. These additional agreements must be fulfilled as a condition to the completion of the merger. Some of these additional agreements are:

     -    each party has access to information of the other party;

     - each party shall maintain the confidentiality of the other party's information;

     - we will register for resale with the SEC the shares of our common stock issued in connection with the merger;

     - we will file an application for additional listing on the Nasdaq National Market of our shares of common stock issued in the merger;

     - we will use our reasonable best efforts to obtain the consent of our stockholders; and

     - until the earlier of July 1, 2002 or our termination of the merger agreement, Endologix will not initiate, solicit or encourage any proposal to merge with, consolidate with, or be acquired by any other entity, or consider any acquisition or similar transaction.

OFFICERS AND DIRECTORS

     Effective upon completion of the merger, we have agreed that William G. Davis, Edward M. Leonard and Gerard von Hoffman will resign as members of our board of directors. In addition, we agreed to fill the vacancies created by such resignations with Edward B. Diethrich, M.D. and Paul McCormick, and that Franklin D. Brown shall become Chairman of our board of directors. Dr. Diethrich currently is a director of Endologix. At the next annual meeting of our stockholders, we have agreed with Endologix to nominate Maurice Buchbinder, M.D. and Jeffrey F. O'Donnell for reelection to our board of directors, and to recommend such nominees to our stockholders.

     We also have agreed that, following the merger, Franklin D. Brown shall become our chief executive officer and Paul McCormick shall become our president and chief operating officer.

COVENANTS

     Pursuant to the merger agreement, we have agreed with Endologix that between the date of the merger agreement and the effective time of the merger, except as permitted in the merger agreement or otherwise consented to in writing, to conduct our respective business according to certain agreements. Listed below are some of the most important of these agreements. Endologix has agreed that it shall, among other things:

     - carry on its business in the ordinary course consistent with prior practice;

     - not declare or pay any dividends other than in the ordinary course consistent with prior practice;

     -    not issue additional shares of capital stock;

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

     -    not merge or consolidate with another entity;

     - not incur any liens or security interests or encumber any of its property; and

     - not take any action to cause the merger not to be treated as a tax free reorganization under applicable law.

     We have agreed with Endologix, among other things, to:

     - carry on our business in the ordinary course consistent with prior practice;

     - use all reasonable efforts to take all actions necessary to effectuate the merger;

     -    timely file all filings required under the Securities and Exchange
          Act; and

     - not take any action to cause the merger not to be treated as a tax free reorganization under applicable law.

CONDITIONS TO CLOSING

     Under the merger agreement, consummation of the merger is subject to the approval of Radiance and Endologix stockholders and certain other conditions, unless waived by the benefiting party. These other conditions include, but are not limited to:

     - the execution of the registration rights, lock-up and escrow agreements;

     - the conversion of all shares of Endologix preferred stock into shares of common stock;

     - the requirement that Radiance have cash or cash equivalents of at least $8.5 million after payment of the cash portion of the merger consideration;

     - the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition that prevents completion of the merger;

     - the accuracy of representations and warranties made by each of Radiance and Endologix as of the date of the merger agreement and as of the closing of the merger;

     -    receipt by Endologix of all necessary contractual consents;

     -    receipt of legal opinions; and

     -    compliance with all material covenants.

INDEMNIFICATION

     Each of Radiance and Endologix has agreed to indemnify the other party against any losses arising out of or due to the breach of certain representations, warranties or covenants contained in the merger agreement. Radiance will be entitled to indemnification for Endologix's breaches of representations and warranties regarding its financial statements, FDA matters and intellectual property rights. Endologix will be entitled to indemnification for Radiance's breach of representations and warranties regarding its SEC filings, the operation of its business and its license agreement with Guidant Corporation. The indemnification obligation arises only if the aggregate amount of such losses arising out of all such breaches exceeds $100,000, and thereafter, indemnification is available only up to the amount of the milestone payment actually earned. Any claim for indemnification must be brought within one year of the effective time of the merger.

     We also have agreed to indemnify, to the fullest extent under the Delaware Law, all officers and directors of Endologix as of the closing of the merger in any action brought against such individuals by existing stockholders and optionholders of Endologix immediately prior to the merger, as a result of the merger.

TERMINATION; AMENDMENT; EXPENSES

     We can agree with Endologix to terminate the merger agreement. In addition, either company can terminate the merger agreement if:

     -    the merger is not completed by August 31, 2002;

     - the closing price of Radiance common stock as reported on Nasdaq on the trading day immediately preceding the effective date of the merger is less than $0.90;

     - any governmental or regulatory authority whose action is required for the merger decides not to take such action;

     - the other party materially breaches any of its covenants in the merger agreement;

     -    a court issues a final order permanently prohibiting the merger;

     - the dissenting shares of Endologix represents greater than 5% of the total outstanding shares of Endologix common stock immediately prior to the effective time of the merger; or

     - if the required stockholder vote of the other party necessary for completion of the merger is not obtained.

     If both companies agree in writing, the terms and conditions of the merger agreement may be waived, modified or extended.

     All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, including legal and accounting fees and expenses, will be paid by the party incurring such expenses. However, if the merger is not completed because one party cannot obtain the consent of its stockholders, then that party will pay the costs of the other party up to $200,000. Therefore, if the merger closes, Radiance effectively will be paying the costs and expenses of Radiance and Endologix.

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

ACCOUNTING TREATMENT OF TRANSACTION

     The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles, which means that the assets and liabilities of Endologix will be recorded on our books at their fair values, and any excess of the purchase price over the fair value of Endologix's tangible net assets, will be recorded as identifiable intangible assets and goodwill, if any. The results of Endologix's operations will be included in our consolidated financial statements from the date the merger is completed.

CERTAIN INCOME TAX CONSEQUENCES

     We intend the merger to qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code.

FEDERAL SECURITIES LAW CONSEQUENCES; REGISTRATION RIGHT; LOCK-UP

     The shares of Radiance common stock to be issued to Endologix shareholders pursuant to the merger agreement will not be registered under the Securities Act of 1933, as amended, at the time of the completion of the merger. Therefore, the shares may be sold only after registration under the Securities Act or under an exemption from such registration.

     We agreed to register for re-sale the shares of our common stock issued as payment of the merger consideration by filing a registration statement with the SEC within ten business days after the closing date of the merger. Endologix has agreed to use its best efforts to have the Endologix shareholders enter into the registration rights agreement. In addition, the officers and directors of Endologix, as well as Maurice Buchbinder, M.D., Jeffrey F. O'Donnell and Jeffrey
H. Thiel, have agreed to enter into lock-up agreements which prevents the sale by them of Radiance common stock owned by them for a period of 180 days after the date on which the SEC declares the Registration Statement effective.

NASDAQ NATIONAL MARKET LISTING

     We have agreed to file an application for additional listing on the Nasdaq National Market of the shares of Radiance common stock to be issued in the merger. We intend to change our symbol on the Nasdaq from RADX to ELGX in the event we complete the merger with Endologix.

APPRAISAL OR DISSENTERS' RIGHTS

     Stockholders of Endologix will be entitled to an appraisal of their shares of Endologix common stock, in accordance with the dissenters rights provisions of Delaware law.

REGULATORY APPROVAL

     There are no federal or state regulatory requirements which must be complied with or approval which must be obtained in connection with the merger.

INTERESTS OF RADIANCE'S OFFICERS AND DIRECTORS IN THE MERGER

     Several members of our board of directors and several of our officers own Radiance common stock and/or hold stock options and, to that extent, their interest in the merger is the same as yours.

     However, as set forth below, some of the officers and directors of Radiance have interests in the merger that are different from your interests as a stockholder. The independent committee considered these interests in recommending and approving the merger.

     - Franklin D. Brown, a director of Radiance, is also Chief Executive Officer, and Chairman of the board of Endologix. Mr. Brown beneficially owns 712,396 shares of Endologix common stock, 50,000 shares of Endologix Series A preferred stock, and 25,000 shares of Endologix Series B preferred stock.

     - Jeffrey H. Thiel, President and Chief Executive Officer of Radiance, owns 16,000 shares of Endologix Series A preferred stock and beneficially owns 8,000 shares of Series B preferred stock. Pursuant to Mr. Thiel's employment agreement with Radiance, upon his termination which will occur as a result of the merger, Mr. Thiel is entitled to thirteen months' severance pay and continued benefits for one year. Additionally, Mr. Thiel's Radiance stock options that would have vested over the following year will vest immediately upon his termination. Finally, Radiance also will forgive a $100,000 loan, together with accrued interest thereon, that Radiance made to Mr. Thiel.

     - Michael R. Henson, a director and former Chairman of the board and Chief executive Officer of Radiance, is also a former Chairman of the board and former Chief Executive Officer of Endologix. Mr. Henson beneficially owns 1,123,917 shares of Endologix common stock, of which 25,000 are held by Mr. Henson's wife, 120,000 shares of Endologix Series A preferred stock, and 10,000 shares of Endologix Series B preferred stock. Mr. Henson also holds options to purchase 27,083 shares of Endologix common stock.

     - Gerard von Hoffmann, a director of Radiance, owns 10,000 shares of Endologix Series B preferred stock. Mr. von Hoffman also serves as patent counsel to both Radiance and Endologix.

     - Jeffrey F. O'Donnell, Chairman of the board of directors of Radiance, owns 40,000 shares of Endologix Series A preferred stock and 20,000 shares of Endologix Series B preferred stock.

     In recognition of their service to Radiance, the compensation committee awarded each of William G. Davis, Edward M. Leonard and Gerard von Hoffman an option to acquire 25,000 shares of our common stock, which will become fully vested on completion of the merger. In addition, the compensation committee amended an existing option to acquire 6,000 shares of our common stock held by Mr. Davis to have an exercise period of five years from the date we signed the merger agreement.

     The director and officers listed above who are also stockholders and optionholders of Endologix will receive the same merger consideration as other stockholders and optionholders of Endologix.

     In addition to the ownership of the capital stock of Endologix shown above, Mr. Brown and Mr. Henson serve as members of the board of directors of both companies, and Mr. Brown also is the Chief Executive Officer and Chairman of the board of Endologix.

     All shares of Endologix preferred stock must convert into Endologix common stock prior to completion of the merger. Also, all options will accelerate and vest prior to the completion of the merger, and to the extent not exercised prior to completion of the merger, will terminate.

                         PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

     Our common stock is traded on the Nasdaq National Market under the symbol "RADX."

     Our common stock commenced trading on the Nasdaq National Market on June 20, 1996. The following table sets forth for the periods indicated the reported high and low closing sale prices for our common stock as reported on the Nasdaq National Market.

                                                              HIGH       LOW
                                                             ------     -----
FISCAL 2000
First Quarter                                                $12.75     $4.56
Second Quarter                                                11.25      6.88
Third Quarter                                                 16.69      7.47
Fourth Quarter                                                11.63      4.56

FISCAL 2001
First Quarter                                                $ 7.31     $3.25
Second Quarter                                                 6.00      2.44
Third Quarter                                                  6.30      1.15
Fourth Quarter                                                 1.95      0.90

FISCAL 2002
First Quarter                                                  2.25      1.19
Second Quarter (through April 4, 2002)                         1.43      1.19


     On February 8, 2002, the date we signed the merger agreement, the closing sale price of our common stock on the Nasdaq National Market was $1.73. On February 11, 2002, the last full trading day prior to the public announcement of the proposed merger, the high sale price was $1.73 and the closing price was $1.70 per share, and the low sale price was $1.68 per share. On April 4, 2002 the closing sale price on the Nasdaq National Market was $1.30 per share and there were approximately 236 record holders of our common stock.

     We have never declared or paid and do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Any future decision to pay dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, result of operations, contractual restrictions, capital requirements, business prospects and such other factors as our board of directors deems relevant. We currently intend to retain any future earnings to support our operations and to finance the growth and development of our business.

                              BUSINESS OF RADIANCE

INTRODUCTION

     We have developed proprietary devices to deliver radiation to prevent the recurrence of blockages in arteries following balloon angioplasty, vascular stenting and other interventional treatments of blockages in coronary and peripheral arteries. We incorporate our proprietary RDX technology into catheter-based systems that deliver beta radiation to the site of a treated blockage in an artery in order to decrease the likelihood of restenosis. The application of beta radiation inside the artery at the site of a blockage has proven clinically effective in inhibiting cell proliferation, a cause of restenosis.

     We designed the RDX system to provide safe and effective treatment for the prevention of restenosis without many of the disadvantages inherent in alternative radiation delivery systems. Our proprietary RDX system carries a radiation source on an inflatable balloon catheter. This patented technology allows the RDX system to deliver a therapeutic dose of radiation with approximately 80% less total radiation activity than competing systems. As a result, the RDX system is easier to use, does not require supplemental capital equipment, and is readily disposable. In addition, we believe that the RDX system is suitable to treat arteries that are significantly larger and smaller than can be treated with alternative radiation delivery systems.

     Prior to developing the RDX system, we manufactured and marketed coronary stents, coronary stent delivery systems and balloon dilatation catheters for coronary applications. We licensed our proprietary Focus balloon technology to Guidant Corporation for use in Guidant's stent delivery systems. Royalties from this license are the primary source of our current revenues.

Recent Developments

     In September and November 2001, three companies published the first feasibility clinical study data for drug coated stents, a competing technology to our RDX system. While our RDX system uses beta radiation to treat restenosis resulting from angioplasty procedures, drug coated stents have drugs that inhibit cell proliferation to limit restenosis. Though drug coated stent feasibility trials were on a relatively small cohort of patients, all three companies reported restenosis rates near or at zero percent. In addition, in March 2002 clinical investigators for Johnson & Johnson reported positive data involving drug coated stents that showed zero restenosis after a 12 month period. Finally, in addition to the positive data regarding the ability of drug coated stents to treat de novo restenosis recently released Brazilian research data from a small two year study of 30 patients indicates that drug coated stents are effective in treating in-stent restenosis. Unless clinical study data involving drug coated stents from the pivotal, larger studies planned or in progress show restenosis rates significantly higher than reported in pilot studies, the market for the RDX system likely will be limited.

     As a result, in order to conserve cash prior to assessing the outcome of our BRITE II clinical study and deciding whether to make our RDX system coronary PMA filing, and to position ourselves to take advantage of strategic alternatives, we decided in September 2001 to restructure our operations. Our restructuring plan consisted of the following:

     - Discontinue marketing and manufacturing of the RDX system in Europe and other international markets in the third quarter of 2001;

     - Discontinue marketing and manufacturing of products using our Focus technology subject to fulfillment of outstanding orders;

     -    Cease clinical trials for the RDX system in Japan;

     - Involuntary termination of 55 employees, which we completed in the first quarter of 2002; and

     - Search for additional commercial opportunities by evaluating technologies outside of radiation therapy.

Future Operations

     Based on the preliminary results from clinical studies involving drug coated stents, we believe the market for our RDX system likely will be limited. We have agreed to acquire Endologix, Inc. for the opportunity to develop an alternative technology and to manufacture and market a medical device based on this technology that potentially represents a more promising commercial market. Therefore, if stockholders approve and the merger is consummated, we expect to begin combining the operations of Endologix with ours immediately. Although we plan to complete our remaining clinical trials involving the RDX system, unless initial positive results from studies involving competing drug coated stent technologies prove inaccurate, we expect that our ongoing operations following completion of the merger primarily will be research and development of Endologix's technology, and the production and distribution of the Endologix product(s).

INDUSTRY BACKGROUND

Coronary Artery Disease

     Coronary artery disease is the leading cause of death in the United States. More than 13 million people in the United States currently have been diagnosed with coronary artery disease, which generally is characterized by the progressive accumulation of plaque on the walls of arteries as a result of the deposit of cholesterol and other fatty materials. This accumulation of plaque leads to a narrowing of the interior passage, or lumen, of the arteries, reducing blood flow to the heart. Insufficient blood flow to the heart restricts the oxygen supply, resulting in heart attack and/or death.

     Coronary artery disease is treated by re-opening or bypassing narrowed blood vessels, thereby increasing blood flow to the heart. The three most common forms of treatment are:

     -    coronary artery bypass graft, or CABG;

     -    percutaneous transluminal coronary angioplasty, or PTCA; and

     -    stenting.

     CABG is a highly invasive, open-chest surgical procedure in which blood vessel grafts from the patient's leg or chest are used to bypass the site of a blocked artery, thereby restoring blood flow. CABG, still considered the most effective and long-lasting treatment for coronary artery disease, is generally the primary treatment for severe coronary artery disease involving multiple vessels. In addition, CABG is often a treatment of last resort for patients who have undergone other less invasive procedures but require reintervention.

     PTCA is the principal less invasive alternative to CABG. PTCA is performed in a cardiac catheterization laboratory, commonly referred to as a cath lab, by an interventional cardiologist. During PTCA, the cardiologist inserts a guidewire into a blood vessel through a puncture in the leg, or arm in some cases, and guides it through the blood vessel to the diseased site. The cardiologist then guides a balloon-tipped catheter over the wire to the location of the plaque, or lesion, obstructing the artery. After positioning the balloon across the lesion inside the vessel, the cardiologist inflates and deflates the balloon several times. Frequently, the cardiologist inflates successively larger balloons at the lesion site, requiring the use of multiple balloon catheters. The inflation of the balloon cracks or reshapes the plaque and the arterial wall, thereby expanding the arterial passage. PTCA typically results in increased blood flow without the actual removal of any plaque. However, injury to the arterial wall often occurs under balloon pressure. Clinical studies indicate that patients treated with PTCA often experience restenosis within six months following the procedure.

     Coronary stents are expandable, implantable metal devices permanently deployed at a lesion site. Stents maintain increased diameter in the coronary artery by mechanically supporting the diseased site. Of all the non-surgical treatments that have sought to improve PTCA, stents have shown the best results in reducing the rate of restenosis. In 2000, stents were used in approximately 70% to 90% of the PTCA procedures performed in the United States. In a typical stent procedure, a cardiologist pre-dilates the artery at the lesion site with a balloon catheter, delivers the stent to the site of the lesion and, with the use of a second balloon catheter, expands the stent and firmly positions it in place. Once placed, stents support the walls of the coronary artery to enable the artery to remain open and functional.

     The use of stents has grown rapidly since their commercial introduction in the United States in 1994. Despite their rapid adoption, stents have some disadvantages. While stents appear to be effective in reducing the frequency of restenosis resulting from elastic recoil and appear to limit vascular remodeling, they may increase, rather than decrease, the excessive proliferation of cells at the treatment site, referred to as hyperplasia. Stents not only are permanent implants that may result in unforeseen long-term adverse effects, but stents also cannot be used in cases where the coronary arteries are too tortuous or too narrow.

Peripheral Vascular Disease

     Peripheral vascular disease encompasses a broad spectrum of blockages outside the coronary circulatory system. Peripheral vascular disease generally is characterized by atherosclerosis of the inside walls of the peripheral, or non-coronary, arteries, frequently those of the legs. This condition leads to a narrowing of the lumen, reducing blood flow to the extremities, especially the feet and legs. Insufficient blood flow to these areas restricts the oxygen supply, resulting in tissue death and, in extreme cases, gangrene and amputation. Treatment methods for these patients include arterial bypass surgery and balloon angioplasty.

Restenosis

     Restenosis typically refers to a renarrowing of an artery within six months of a revascularization treatment to less than 50% of the artery's size following the original procedure.

Restenosis is a vascular response to arterial injury and occurs frequently after a revascularization procedure. A revascularization stretches arteries or otherwise damages the treated segment of an artery. Due to multiple mechanisms controlling vascular repair, restenosis may occur within a short period after a revascularization procedure or may develop over the course of months or years. Restenosis that occurs shortly after a revascularization procedure usually results from elastic recoil of the artery.

     Restenosis occurring a longer period of time after a revascularization procedure may result from excessive proliferation of cells at the treatment site, known as hyperplasia, or from a remodeling of the arterial segment, the causes of which are not well understood. In response to an arterial injury from revascularization, the body initiates a biochemical response to repair the injury site and protect it from further harm. This response will include a signal to adjacent cells of the arterial wall to multiply. Often this cell proliferation goes unchecked, resulting in a much thicker and inelastic arterial wall and in reduced blood flow.

  Radiation Therapy and Vascular Brachytherapy

     For more than 50 years, radiation therapy has been used routinely to treat proliferative cellular disorders, such as cancer. There are two types of radiation used for brachytherapy, beta and gamma. While externally applied radiation has shown little beneficial effect on treated arteries, the application of beta and gamma radiation within the blood vessel at the site of arterial injury has proven clinically effective in treating restenosis by inhibiting cell proliferation. This type of treatment is referred to as vascular brachytherapy.

MARKET OPPORTUNITY

  Size of Market

     Coronary Artery Disease. Coronary artery disease is the leading cause of death in the United States and Europe. In 1999, physicians performed approximately 1.2 million PTCA procedures worldwide to treat this disease. Approximately 40% of PTCA patients experience restenosis within six months of the initial procedure. These patients may require another angioplasty procedure or a CABG procedure. Approximately 400,000 CABG procedures are performed annually in the United States. Approximately 25% of all heart bypass grafts narrow or become blocked within five years, requiring a repeat procedure.

     Approximately 70% to 90% of angioplasty procedures include the placement of a stent. Clinical studies indicate that 15% to 30% of the patients who receive stents following balloon angioplasty experience restenosis, referred to as "in-stent" restenosis. Patients suffering from in-stent restenosis often experience recurrent restenosis and, as a result, are prone to multiple revascularization procedures. The likelihood of recurrent restenosis in this group of patients is between 40% to 65%. In total, approximately $3 billion is spent annually in the United States on repeat revascularization procedures prompted by restenosis.

     The entry of drug coated stents into the market, if the larger clinical trials underway are successful, likely will have a significant negative impact on the market for vascular brachytherapy. We expect initial results of these larger clinical trials in the third quarter of 2002.

     Peripheral Vascular Disease. Peripheral vascular disease encompasses a broad spectrum of blockages outside the coronary circulatory system. This disease afflicts up to 5% of all men and 2% of all women age 50 or older, resulting in approximately 350,000 newly diagnosed cases per year in the United States. Physicians perform approximately 300,000 peripheral vascular blockage revascularization procedures annually in the United States. Of these, approximately 35% to 40% are peripheral balloon angioplasty procedures. More than 40% of these patients experience restenosis. At present, the treatment options for restenosis in these patients include a repeat angioplasty or a peripheral artery bypass procedure.

     There currently is one large clinical trial for the treatment of peripheral vascular disease being conducted. We believe that positive results from this trial or others involving peripheral vascular disease could expand the market for the treatment of peripheral vascular disease. We believe, however, that unless we produce the RDX system for coronary applications, the manufacturing and marketing of the RDX system for treatment of peripheral vascular disease most likely will not be commercially viable.

PRODUCTS

  The RDX System

     Device description. The RDX system is a patented device that we believe represents a second generation radiation delivery technology for use in vascular brachytherapy. The RDX system is unique among devices developed for this purpose due to its use of a radioactive source carried by a balloon. Our innovative RDX system is fabricated by encapsulating, or sandwiching, a radioactive film source within two balloon membranes. The two balloon membranes isolate the source from direct contact with the patient and the inflation media, thereby fully containing the isotope. The source element is a thin film containing solid state Phosphorous-32, or (32)P. (32)P is a pure beta emitter, with a half-life of 14.3 days.

     A customized plastic shield approximately 2.0 centimeters in diameter covers the radioactive portion of the catheter. Plastic is an effective shield for beta isotopes. Dose rates measured on the surface of the shield while the balloon is in the shield are less than the hand dose received from other medical equipment typically used in a catheterization procedure. The radiation is low enough that the RDX system can be packaged in a standard catheter kit and shipped via overnight delivery. The shield serves both to protect personnel from radiation while the device is not in use, and to introduce the device into the guiding catheter. The RDX system can be developed in a variety of balloon diameters and source lengths for coronary and peripheral treatment applications. We designed the RDX system's catheter to allow for its configuration in both over-the-wire and rapid-exchange format, the two methods used to deploy angioplasty balloons.

     The RDX System Treatment Procedure. The RDX system is approximately as flexible as a conventional PTCA catheter, and delivers the balloon radiation source to the lesion site the same way as a conventional balloon catheter. The RDX system does not require any custom guides, catheters or wires for use. Prior to using the RDX system, the cardiologist completes the primary revascularization procedure, leaving the guidewire across the lesion.

     The cardiologist introduces the RDX system into the patient and advances it to the treatment site in a manner similar to any PTCA catheter. Once in place, low pressure inflation of the balloon at two atmospheres deploys the source directly against the internal wall of the vessel. After leaving the

RDX catheter in place for the dwell time, which is pre-printed on the package, to achieve the correct dose, the cardiologist deflates the balloon and withdraws the source back into the shield.

     For disposal, the source portion is cut off of the catheter into a shielded container, and the balance of the catheter is disposed of as normal medical waste. Approximately one year later, the medical facility disposes of the source portion as normal medical waste.

     RDX System Product Pipeline. We are not actively developing any additional products at this time, at least until we are able to assess the results of our BRITE II clinical study and the results of the larger trials involving drug coated stents that other companies currently are conducting.

Catheter and Stent Products

     In the past we manufactured a number of integrated stent delivery systems for coronary applications. In December 2001, we discontinued the manufacture and sale of products subject to the shipment of outstanding orders. In June 1998, we licensed our Focus technology to Guidant for use in stent delivery as part of a long term technology license agreement.

CLINICAL TRIALS

  Our RDX Clinical Trials

     We currently are conducting the Beta Radiation to Reduce In-Stent Restenosis, or BRITE II, clinical trial in the United States and Europe to obtain regulatory approval to market the RDX system in the United States. We are conducting the BRITE II study to obtain the data we need to support a pre-market approval application for the FDA to market the RDX system in the United States for the treatment of in-stent restenosis. We are conducting the BRITE SVG study to show the feasibility of the RDX system in treating restenosis in sapheneous vein graft patients, and we are conducting the Radiation After PTA is Done, or RAPID, study to show the feasibility of the RDX system in peripheral arteries.

     BRITE II Clinical Study. BRITE II is a multicenter, randomized, double blind placebo controlled clinical study designed to prove the safety and efficacy of the RDX system for the treatment of in-stent restenosis. We completed enrollment of 423 patients in December 2001. We will conduct clinical and angiographic follow-up nine months post procedure, which we expect to complete in September 2002. If the data is positive and if the initial positive results from studies involving competing drug coated stent technologies prove unsustainable in larger clinical trials, we may use the data to support a PMA application to the FDA. We expect to report the results of the study by the end of 2002 or early 2003.

     BRITE SVG Clinical Study. The BRITE SVG study is a multicenter, pilot study designed to show the feasibility of the RDX system for the treatment of restenosis in sapheneous vein graft patients after receiving PTCA. This clinical study includes only patients who have undergone a coronary bypass surgical procedure and, following a diagnosis of a blockage in one of the bypass grafts, require further interventional treatment. The vessels in such patients are larger than normal coronary arteries and are 3.0 to 5.0 millimeters in size. The protocol allows treatment of both in-stent lesions and de novo lesions. In July 2001, we completed enrollment of 49 patients, including 24 patients with in-stent lesions and 25 patients with de novo lesions. We expect to report the results of this study in the second quarter of 2002.

     RAPID Clinical Study. Surgery and percutaneous transluminal angioplasty, or PTA, are common treatments for peripheral artery disease related to stenosis of the peripheral arteries. As with PTCA, the long term effectiveness of PTA is not as favorable as surgery, due to restenosis. Early studies with gamma radiation have shown that brachytherapy may be effective in reducing restenosis rates after PTA. We designed the RAPID study to investigate the feasibility of beta radiation for the treatment of the artery located in the mid to lower thigh, where stenosis develop that affect the patient's ability to walk and can lead to ulceration, gangrene, or even amputation in extreme cases. In May 2001, we performed the first known radiation of a peripheral vessel by using a larger version of our RDX system adapted for peripheral use. We expect to complete enrollment in the second quarter of 2002, and expect to have results available by the end of 2002 or early 2003.

CLINICAL TRIALS OF DRUG COATED STENTS

     In addition to the data already released by three companies from feasibility studies regarding drug coated stents, a competing technology to our RDX systems, a number of our competitors currently are conducting investigational studies in the United States and Europe on drug coated stents. Some of these studies in the summary of the data released thus far are as follows:

     - In September 2001, Johnson & Johnson released randomized trial data from the RAVEL study. Six month follow-up on 120 patients showed no restenosis in the test group.

     - In September 2001, Boston Scientific released results from the TAXUS I study involving 30 patients. Sixth month angiographic follow-up showed no restenosis versus 11% in the control group, although the data is not statistically significant due to the small number of patients.

     - In November 2001, Cook released randomized trial data from the European ELUTES study involving approximately 200 patients in four escalating dose groups and a control group. The data showed a 3% restenosis rate in the highest dose group versus 20.6% in the control group.

     - In November, 2001, Cook released data from the ASPECT trial being conducted in Asia. The ASPECT trial involved approximately 150 patients, and showed results similar to the ELUTES study, although Cook believes safety data was not as positive due to inconsistencies in the medications given to some patients in the study.

In addition to the studies on coronary arteries outlined above, several companies also have announced studies to evaluate the use of drug coated stents in treating in-stent restenosis, vein grafts and peripheral artery disease.

MANUFACTURING

     The RDX System. In the event we decide to begin manufacturing the RDX system, we plan to manufacture the base catheter of the RDX system at our facilities in Irvine, California. In Europe, we have an agreement with Bebig, a German manufacturer, to activate the radioactive sources and complete final assembly of the RDX system. Pursuant to an amended two year manufacturing agreement that is renewable three times for subsequent two-year terms, Bebig would perform final assembly with our proprietary equipment and proprietary processes. Bebig produced only a small number of units for us under the manufacturing agreement. If we were to receive regulatory approval and decide to market the RDX system in the United States, we would expect to enter into a similar agreement with a company located in the United States. In October 2001 we stopped manufacturing of the RDX system in Europe. The physical plant still remains at Bebig in Germany although Bebig no longer staffs the facility. Currently, all radioactive source manufacture and final assembly used for clinical trials have been produced by a U.S. based, licensed radiation facility. Regulations require that a licensed facility must perform the handling of radioactive materials. We do not have and do not intend to pursue such a license, and therefore we would contract with outside facilities to handle radioactive materials for us. The radioactive manufacturing facility in the U.S. is still functional and is able to produce catheters as required for the BRITE II clinical trial. Although we shut down our manufacturing facility in December 2001, we would restart it in the event we receive PMA approval from FDA and decided to market the RDX system in the United States.

     Due to the shelf-life of the RDX system, it is critical to manufacture and ship these products as close to the date of use as possible. Moreover, coordination among us, the contract manufacturer, the shipping carrier and the end user is necessary in order to reduce product waste. Because radioactive sources must travel from one licensed facility to another licensed facility, the source manufacturer, such as Bebig, will be responsible for warehousing the final RDX system and shipping it to the end user.

     Catheter and Stent Products. We shut down our catheter and stent assembly facility in Irvine, California in December 2001.

MARKETING AND SALES

     In December 2001 we discontinued all sales and marketing activities for Radiance Medical Systems products worldwide.

     Guidant Corporation. In June 1998, we entered into a technology license agreement with Guidant, an international interventional cardiology products company, granting them a 10 year license to manufacture and distribute stent delivery products using our Focus technology. We are entitled to receive royalties as long as the agreement is in effect. In the year ended December 31, 2001, we recorded $6.4 million in royalties.

     Cosmotec Co., Ltd. In June 1999, we granted Cosmotec of Japan distribution rights to market our vascular radiation therapy products in Japan. We received an upfront cash payment and are recognizing the income over the seven-year term of the distribution agreement. We also received $1.0 million from Cosmotec for a debenture issued in June 2000, which was converted into 142,857 shares of common stock at $7.00 per share in August 2000. As part of this transaction, in August 1999 we acquired a 51% interest, for $233,000, in a joint venture named Radiatec, with an affiliate of Cosmotec to gain regulatory approval of and provide distribution for the RDX system in Japan.

     In 1998 and 1999, we reduced our U.S. sales force and did not actively promote our products in the United States due to regulatory approval requirements, the competitive environment and our decision to focus our efforts on the development of the RDX system. Due to the licensing in June 1998 of the technology upon which our currently-marketed products are based, and the sale of our vascular access product line and related assets in January 1999, our product sales decreased substantially since 1998. We do not expect to have sales in the foreseeable future unless we receive PMA approval from the FDA and decide to market the RDX system in the United States.

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PATENTS AND PROPRIETARY INFORMATION

     We own two issued United States patents and hold a non-exclusive license to a third issued United States patent along with its issued German counterpart, covering the present design of the RDX system. All four issued patents relate to radiation delivery catheters in which the radioisotope is carried by an inflatable balloon for positioning against a vessel wall. We own three additional issued United States patents relating to radiation delivery systems which are not incorporated in the present design of the RDX system.

     In July 1999, we entered into a three-year technology sub-license agreement with Bebig for non-exclusive rights to the Hehrlein patents for radiation technology. In October 2001 we amended the agreement with Bebig. Pursuant to the amendment, we extended the license until November 2002. At that time, we will assess the status of our clinical trials and the market for our RDX system. If we do not enter into another license agreement with Bebig at that time, it is unlikely that Bebig will continue to license the Hehrlein patents from Hehrlein, and therefore the rights to the Hehrlein patents would revert to Hehrlein.

     Including the patents and rights to the RDX system and radiation delivery, we own or have the rights to 31 issued U.S. patents, one issued European patent and two Japanese patents covering certain aspects of our technologies. Our policy is to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications to protect technology, inventions and improvements that are important to the development of our business. We cannot assure you that any issued patents will provide competitive advantages for our products or that they will not be challenged or circumvented by our competitors.

COMPETITION

     We believe that the primary competitive factors in the market for interventional cardiology devices are:

     -    clinical effectiveness;

     -    product safety;

     -    catheter size;

     -    flexibility and trackability;

     -    ease of use;

     -    reliability;

     -    price;

     -    availability of third-party reimbursement;

     -    distribution capability;

     -    time necessary to develop products successfully; and

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

     -    ability to receive regulatory approval.

     We believe drug coated stents, and the companies that manufacture them, are the most significant competitive obstacles we face. Several companies, including Johnson & Johnson, Boston Scientific, Cook and Guidant Corporation, are attempting to develop drug coated stents. These stents typically are coated with a drug that inhibits growth of tissue to attempt to prevent or reduce the occurrence of restenosis. Johnson & Johnson's stent, in a small feasibility trial, showed a significant reduction in restenosis, and they completed enrollment and begun patient follow up in an 1,100 patient, randomized trial. To date, none of the drug coated stents has received regulatory approval, although Johnson & Johnson could receive CE Mark approval as early as the second quarter of 2002 and PMA approval in early 2003. Although we cannot predict the market for drug coated stents with certainty until results from larger clinical trials become available, based on the preliminary results from studies involving drug coated stents, we believe the market for our brachytherapy products likely will be limited.

     Most of our competitors have substantially greater capital resources than we do and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. We cannot assure you that competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those we will develop and market or that would render our technology and products obsolete or noncompetitive. Additionally, many of the competitors have the capability to bundle a wide variety of products in sales to cath labs. We may be unable to compete effectively against such competitors and other potential competitors in terms of manufacturing, marketing and sales.

     Any product we develop that gains regulatory clearance or approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products, such as drug coated stents. Accordingly, we expect the relative speed with which we can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market to be an important competitive factor. In addition, we believe that the primary competitive factors for products addressing restenosis include safety, efficacy, ease of use, reliability, suitability for use in cath labs, service and price. Drug coated stents compare more favorably than our RDX system with respect to all of these factors. We also believe that physician relationships, especially relationships with leaders in the interventional cardiology community, also are important competitive factors.

THIRD-PARTY REIMBURSEMENT

     In the United States, medical institutions are the primary purchasers of our products. Medical institutions then bill various third-party payors, such as Medicare, Medicaid, and other government programs and private insurance plans, for the healthcare services provided to patients. Government agencies, private insurers and other payors determine whether to provide coverage for a particular procedure and reimburse hospitals for medical treatment at a fixed rate based on the diagnosis-related group established by the U.S. Centers for Medicare and Medicaid Services, or CMS. The fixed rate of reimbursement is based on the procedure performed, and is unrelated to the specific devices used in that procedure.

     Reimbursement of interventional procedures utilizing our products currently is covered under a diagnosis-related group. However, if a procedure is not covered by a diagnosis-related group,

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payors may deny reimbursement. In addition, some payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication. Therefore, we cannot assure you that reimbursement for any new procedure we develop will be available to hospitals and other users of our products, or that future reimbursement policies of payors will not hamper our ability to sell new products on a profitable basis.

     Outside the United States, market acceptance of products depends partly upon the availability of reimbursement within the prevailing healthcare payment systems. Reimbursement systems vary significantly by country, and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Reimbursement is obtained from a variety of sources, including government sponsored healthcare and private health insurance plans.

     Some countries have centrally organized healthcare systems, but in most cases there is a degree of regional autonomy either in deciding whether to pay for a particular procedure or in setting the reimbursement level. The manner in which new devices enter the healthcare system depends on the system: there may be a national appraisal process leading to a new procedure or product coding, or it may be a local decision made by the relevant hospital department. The latter is particularly the case where a global payment is made that does not detail specific technologies used in the treatment of a patient. Most foreign countries also have private insurance plans that may reimburse patients for alternative therapies. Although not as prevalent as in the United States, managed care is gaining prevalence in certain European countries.

     We believe that reimbursement in the future will be subject to increased restrictions such as those described above, both in the United States and in other countries. The general escalation in medical costs has led to and probably will continue to create increased pressures on the health care providers to reduce the cost of products and services, including any products we develop. If third party reimbursements are inadequate to provide us with a profit on any products we develop, our efforts to develop and market products in the future may fail.

GOVERNMENT REGULATION

     The manufacturing and marketing of our products are subject to extensive and rigorous government regulation in the United States and in other countries. Prior to commercialization, new products must meet rigorous governmental agency requirements for pre-clinical and clinical testing and patient follow-up. Federal regulations control the ongoing safety, efficacy, manufacture, storage, labeling, record-keeping, and marketing of all medical devices. We cannot sell or market the RDX system without U.S. and foreign approvals.

     If a medical device manufacturer establishes that a newly developed device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device that the Food and Drug Administration, or FDA, has not called for a pre-market approval application, or PMA, the manufacturer may seek clearance from the FDA to market the device by filing a premarket notification with the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act. All of the 510(k) clearances received for our catheters were based on substantial equivalence to legally marketed devices. We cannot assure you that the FDA will grant us timely 510(k) clearance for any of our future products or significant modifications of our existing products. In addition, if the FDA has concerns about the safety or effectiveness of any of our products, it could act to withdraw approval or clearances of those products or request that we present additional data.

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

     If substantial equivalence cannot be established, or if the FDA determines the device or the particular application for the device requires a more rigorous review to assure safety and effectiveness, the FDA will require the manufacturer to submit a PMA which must be reviewed and approved by the FDA prior to sales and marketing of the device in the United States. The PMA process is significantly more complex, expensive and time consuming than the 510(k) clearance process and typically requires the submission of clinical data. The PMA process may require as many as 1,000 patients, depending on indications, with at least one year follow-up. The RDX system will be subject to this PMA process over the next two years. In January 2001, we began the BRITE II trial, a 423 patient randomized study to test the efficacy of the RDX system for the treatment of in-stent restenosis.

     Because the RDX system utilizes radiation sources, its manufacture, distribution, transportation import/export, use and disposal are subject to federal, state and/or local laws and regulations relating to the use and handling of radioactive materials. If we decide to commercialize the RDX system, we will need to maintain our device registration with the U.S. Nuclear Regulatory Commission, or NRC, or an equivalent state agency, of our radiation sources for certain medical uses to distribute the radiation sources commercially to licensed recipients in the United States. In addition, we and/or our supplier of radiation sources must obtain a specific license from the NRC to distribute such radiation sources commercially as well as comply with all applicable regulations. We and/or our supplier of radiation sources also must comply with NRC and U.S. Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of the RDX system. In addition, hospitals may be required to obtain or expand their licenses to use and handle beta radiation prior to receiving radiation sources for use in the RDX system. We would expect to comply with comparable radiation regulatory requirements and/or approvals in markets outside the United States.

     FDA regulations require us to register as a medical device manufacturer with the FDA. Additionally, the California Department of Health Services, or CDHS, requires us to register as a medical device manufacturer within the state. Because of this, the FDA and the CDHS inspect us on a routine basis for compliance with QSR regulations. These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our products at our facilities. Further, the FDA requires us to comply with various FDA regulations regarding labeling. The Medical Device Reporting laws and regulations require us to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of our devices, as well as product malfunctions that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for unapproved applications.

     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution. In addition, government regulations may be established in the future that could prevent or delay regulatory clearance or approval of our products. Delays in receipt of clearances or approvals, failure to receive clearances or approvals or the loss of previously received clearances or approvals would have a material adverse effect on our business, financial condition and results of operations.

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

     We are subject to other federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices. We cannot accurately predict the extent of government regulation that might result from any future legislation or administrative action. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

     International sales are subject to regulatory requirements in many countries. The regulatory review process varies from country to country and may in some cases require the submission of clinical data. We most likely would rely on distributors in such foreign countries to obtain the requisite regulatory approvals. We cannot assure you, however, that we would obtain such approvals on a timely basis or at all. In addition, the FDA must approve the export to certain countries of devices which require a PMA but are not yet approved domestically.

     If we decided to sell a product in Europe, we would need to comply with the requirements of the Medical Devices Directive, or MDD, and affix the CE Mark on our products to attest to such compliance. To achieve compliance, our products must meet the "Essential Requirements" of the MDD relating to safety and performance and we must successfully undergo verification of our regulatory compliance, or conformity assessment, by a Notified Body selected by us. The level of scrutiny of such assessment depends on the regulatory class of the product, and many of our coronary products are currently in Class III, the highest risk class, and therefore subject to the most rigorous controls.

     In December 1996, we received ISO 9001/EN46001 certification from our Notified Body with respect to the manufacturing of all of our products in our Irvine facilities. This certification demonstrates that we manufacture our products in accordance with certain international quality requirements. A manufacturer must receive ISO 9001/EN46001 certification prior to applying for the CE Mark of specific products. In January 1998, we obtained the right to affix the CE Mark to all of our products then sold in Europe. We are subject to continued supervision by our Notified Body and will be required to report any serious adverse incidents to the appropriate authorities. We also must comply with additional requirements of individual nations. Failure to maintain compliance required for the CE Mark could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure you that we will be able to achieve or maintain such compliance on all or any product or that we will be able to produce products timely and profitably while complying with the MDD and other regulatory requirements.

     In June 2001, we received CE Mark approval of the RDX system. However, as a result of our restructuring in September 2001, we do not at this time have plans to market the RDX system in Europe.

PRODUCT LIABILITY

     The manufacture and marketing of medical devices carries the risk of financial exposure to product liability claims. Medical devices often are used in situations in which there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or in the future may receive, regulatory approval for commercial sale. We are currently covered under a product liability insurance policy with coverage limits of $10.0 million per occurrence and $10.0 million per year in the aggregate. We cannot assure you that our product liability insurance is adequate or that such insurance coverage will remain available at acceptable costs. We also cannot assure you that we will not incur significant product liability claims in the future. A successful claim

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

brought against us in excess of its insurance coverage could have a material adverse effect on our business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of our products and our ability to obtain and maintain regulatory approval for our products, as well as substantially divert the time and effort of management away from our operations.

EMPLOYEES

     As of December 31, 2001, we had 14 employees, including four in manufacturing, five in clinical affairs, one in sales and marketing and four in administration. We reduced our workforce from 64 employees in September 2001 to nine employees in the first quarter of 2002. We believe that the success of our business will depend, in part, on our ability to attract and retain qualified personnel. Our employees are not subject to a collective bargaining agreement, and we believe we have good relations with our employees.

RESEARCH AND DEVELOPMENT

     We spent $14.6 million in fiscal year 2001, $11.5 million in fiscal year 2000, and $8.6 million in fiscal year 1999 on research and development.

PROPERTIES

     Currently, we lease facilities aggregating approximately 33,000 square feet, including 11,000 square feet subleased to others, in Irvine, California under various lease agreements, most of which expire in October 2003. As a result of our restructuring, we are attempting to sublease to others approximately 16,000 additional square feet of our facilities. Endologix is considering using this space. We believe that our facilities are adequate to meet requirements through the term of our lease.

LEGAL PROCEEDINGS

     In September 1999, Endosonics Corporation, now a wholly-owned subsidiary of Jomed N.V., filed a complaint for declaratory relief against Radiance in the Superior Court in Orange County, California, claiming that under a May 1997 agreement between the parties, Endosonics had rights to combine Radiance's Focus balloon technology with an Endosonics' ultrasound imaging transducer on the same catheter with a coronary vascular stent. In February 2001 the court ruled in our favor, ruling that Jomed-Endosonics had no such rights to include a stent with the Focus balloon and ultrasound imaging transducer. Under the judgment, we are entitled to recover approximately $460,000 of our legal fees. In May 2001 Jomed-Endosonics appealed the judgment, and the court has not yet set a hearing date for the appeal. We do not believe that this matter will have a material adverse effect on our financial position or operating results.

     We are a party to other ordinary disputes arising in the normal course of business. Management is of the opinion that the outcome of these matters will not have a material adverse effect on our consolidated financial position.

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                              BUSINESS OF ENDOLOGIX

INTRODUCTION

     Engologix is engaged in the development, manufacture, sales and marketing of minimally invasive therapies for the treatment of cardiovascular disease. Endologix's first product, the PowerLink System, is a catheter-based alternative treatment for abdominal aortic aneurysm, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%. AAA is the 13th leading cause of death in the United States today.

     Dr. Edward Diethrich, one of Endologix's founders and a director, and his associates at the Arizona Heart Institute, or AHI, in Phoenix, Arizona, have been leaders in the development of minimally invasive treatments for cardiovascular disease. As a pioneer in treating abdominal aortic aneurysms utilizing catheter-based technologies, Dr. Diethrich was involved with a number of commercial device human clinical trials. Together with his associates, Dr. Diethrich handcrafted new endoluminal grafts incorporating innovative designs and conducted a pilot human clinical study under the auspices of the FDA. The early results were encouraging and led to Endologix's formation in 1997.

     The PowerLink System, is a catheter and endoluminal graft, or ELG, system. The self-expanding stainless steel stent cage is covered by ePTFE, a common surgical graft material. The PowerLink ELG is implanted in the abdominal aorta gaining access through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened or "aneurysmal" section of the aorta, reducing pressure and the potential for the aorta to rupture. Endologix believes that implantation of its products will reduce the mortality and morbidity rates associated with conventional AAA surgery.

     Endologix believes the appeal of the PowerLink System for patients, physicians, and health-care payors is compelling. The current standard of treatment is a highly invasive, open surgical procedure requiring a large incision in the patient's abdomen, withdrawal of the patient's intestines to provide access to the aneurysm, and the cross clamping of the aorta to stop blood flow. This procedure typically lasts two to four hours and is performed under general anesthesia. This surgery has an operative mortality rate estimated to range from 4% to 10%, dramatically higher than the 1.5% surgical mortality that is expected for conventional coronary bypass surgery. In addition, complication rates vary depending upon patient risk classification, ranging from 15% for low-risk patients to 40% for high-risk patients. The average cost of conventional AAA surgery is approximately $28,000, excluding physicians' fees. The typical recovery period for conventional AAA surgery includes a hospital stay of 10 to 15 days and post-hospital convalescence of 8 to 12 weeks.

CLINICAL OVERVIEW

     Atherosclerosis is a type of arteriosclerosis. Arteriosclerosis is the thickening and hardening of arteries. Some hardening of arteries occurs naturally as people grow older. Atherosclerosis involves deposits of fatty substances, cholesterol, cellular waste products, calcium and other substances on the inner lining of an artery. Atherosclerosis is a slow, complex disease that starts in childhood and often progresses with age.

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     Atherosclerosis also can reduce the integrity and strength of the vessel wall, causing the vessel wall to expand or balloon out. This is called an aneurysm. Aneurysms are commonly diagnosed in the aorta, which is the body's largest artery. The highest incidence of aortic aneurysms occurs in the segment below the opening of the arteries that feed the kidneys, the renal arteries, to where the aorta divides into the two iliac arteries that travel down the legs. Once diagnosed, patients with AAA require a combination of medical therapy and non-invasive monitoring, or must undergo a major surgery procedure to repair the aneurysm.

     For years, physicians have been interested in less invasive methods to treat AAA disease as an alternative to the current standard of surgical repair. The high morbidity and mortality rates of surgery is well-documented, yet medical management for this condition carries the catastrophic risk of aneurysm rupture. Physicians and commercial interests alike began investigating catheter-based alternatives to repair the aneurysm from within, utilizing surgical grafts in combination with expandable wire cages or scaffolds to exclude blood flow and pressure from the weakened segment of the aorta.

MARKET OPPORTUNITY

     In the United States alone, an estimated 1.7 million people have an abdominal aortic aneurysm, including those not yet diagnosed. Once an abdominal aortic aneurysm develops, it continues to enlarge and if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured aneurysms is approximately 75%. Even intact or non-ruptured AAAs can cause serious clinical problems. Although AAA is one of the most serious cardiovascular diseases, most AAAs are never detected. Approximately 70% to 80% of AAA patients do not have symptoms at the time of initial diagnosis, and AAAs generally are discovered inadvertently during procedures to diagnose unrelated medical conditions. Endologix estimates that each year approximately 190,000 AAAs are diagnosed in the United States and 45,000 patients undergo surgery. AAAs generally are more prevalent in people over the age of 60 and are more common in men than in women.

     Endologix's minimally invasive treatment of AAA requires only a small incision in the femoral artery of the leg, minimizing both hospital lengths of stay and the amount of time required for convalescence. These benefits led many physicians and commercial concerns to invest time, money and energy to develop these technologies.

     Endologix expects adoption of less invasive treatments will phase in over time and be segmented by the size of the aneurysm. Patients diagnosed with an abdominal aortic aneurysm larger than five centimeters can be classified into three categories, those patients opting for elective surgery, patients who refuse surgery due to the clinical risks, and those who are considered at high risk for an open procedure. These high-risk patients will populate the initial patient pool for Endologix's less invasive techniques. Endologix believes that ELGs could be applied to as much as 60% of the approximately 45,000 surgeries performed in the United States each year. Endologix expects the market opportunity to grow based on the following factors:

     - Elderly Population Growth Rate. In 2000, the age 65 and over population in the United States numbered approximately 34 million, or 12.4% of the total population, while growing at a higher growth rate than the overall U.S. population. In the United States, the vast majority of AAA cases are performed in patients age 65 and over.

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     -    Increasing Expectations of Maintaining Active Lifestyles. Baby
          boomers, on average, exercise more frequently and live more active lifestyles than the average American. As baby boomers age, their more active lifestyle, combined with their strong desire to maintain the quality of life to which they are accustomed, make them increasingly likely to seek minimally invasive alternatives and forego the long convalescence period required by conventional surgical alternatives.

     - Increased Screening will Increase the Patient Pool. Medical Journals report that AAA screening at age 65 reduces mortality from AAA disease. Endologix believes that like colonoscopy or mammography, non-invasive testing and minimally invasive alternatives for treatment of AAA will increase the number of patients seeking screening for this serious medical condition.

ENDOLOGIX'S SOLUTION

     Endologix's PowerLink System is a self-expanding stainless steel stent cage covered with ePTFE, a common surgical graft material. The PowerLink ELG is implanted in the abdominal aorta, gaining access by a small incision through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened, or aneurysmal, section of the aorta, reducing pressure and the potential for the aorta to rupture.

     Endologix has followed the progress of early technologies and Endologix believes the PowerLink System is a superior design that overcomes the inherent limitations of early generation devices. Endologix believes that major advantages of its PowerLink System are as follows:

     - One-Piece, Bifurcated ELG. This eliminates many of the problems associated with early generation multi-piece systems. The PowerLink System eliminates much of the guidewire manipulation required during the procedure to assemble the component parts of a modular system, thereby simplifying the procedure. In addition, in the follow-up period, there can be no limb detachment with a one-piece system. Endologix believes this should result in continued long term exclusion of the aneurysm, and excellent clinical results.

     - Fully Supported. The main body and limbs of the PowerLink System are fully supported by a stainless steel cage. The stainless steel cage greatly reduces or eliminates the risk of kinking in even tortuous anatomy, eliminating the need for additional procedures or costly peripheral stents. Kinking results in reduced blood flow and limb thrombosis.

     - Unique, Minimally Invasive Delivery Mechanism. The PowerLink System only requires a small surgical incision in one leg. The other leg only needs placement of a non-surgical introducer sheath, only three millimeters in diameter. Other ELGs typically need surgical exposure of the femoral artery in both legs to introduce the multiple components. Endologix's unique delivery mechanism and downsizing of the catheter permits its technology to be used in patients having small or very tortuous access vessels. Endologix believes the ease of use of the PowerLink System will improve clinical results, simplify the procedure, and lead to product adoption.

     - Self-Expanding. The stent is formed from a stainless steel variant in a proprietary configuration that is protected by Endologix's patent portfolio. This proprietary design

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          expands to the proper size of the target aorta and eliminates the need for hooks or barbs for attachment. Based on Endologix's results to date, Endologix believes its PowerLink System has an excellent record for successful deployments.

     - Single Wire Construction. The main body of the stent cage is made of a single length of wire, shaped into its appropriate configuration. There can be no individual stent migration since the main body is made of a single stent.

     Limitations of Earlier Technology

     Endologix's technology is dramatically different than devices currently available commercially. Despite enthusiasm by physicians and patients alike for minimally invasive technology, Endologix believes early generation devices have achieved a limited market penetration due to design flaws and related complications. The published clinical literature details many of the deficiencies of these approaches. In Endologix's opinion, early generation devices have the following limitations:

     - Assembly Required. Multi-piece, or modular, systems require assembly within the aneurysm sac by mating the various device components. These systems can be more difficult to implant and lead to long operative times. In addition, there are a number of reports of limb detachment during the follow-up period. Limb detachment can lead to a leak and a re-pressurization of the sac. Endologix believes this results in increased risk of AAA rupture, often requiring a highly invasive, open surgical procedure to repair the detachment.

     - Lack of Support. ELGs with non-supported systems do not have integrated stent cages to support the ELG's main body or limbs. Due to the tortuous anatomy, non-supported systems have demonstrated a high propensity to kink, particularly in the limbs, leading to thrombosis, which is a blockage of blood flow through the ELG. This requires a second procedure using balloon angioplasty and/or stent placement to correct the condition. This also adds additional device costs and may require a second hospitalization.

     - Use of Hooks and Barbs. Early generation devices have used hooks and barbs in an attempt to secure the implant and to inhibit movement, or migration, during the follow-up period. The use of hooks limits the device application to specific aortic neck anatomies that are non-calcified and have limited angulation. In addition, Endologix believes hooks have been implicated in reduced deployment success rates and a higher surgical conversion rate.

     - Use of Individual Stents. Early generation ELGs utilized individual stents sutured together to create an endoskeleton or cage. Over a period of two years, reports of suture breakage, resulting in individual stent separation and migration, have been prevalent. This resulted in unusual wear of the polyester graft material leading to perforations of the graft. These patients required surgery to remove the ELG followed by a conventional open surgery procedure. Endologix believes this was the primary cause for the manufacturer to recall its product and to temporarily suspend its U.S. human clinical trial.

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     Endologix believes that as a result of its significant advantages, physicians are likely to consider its procedure for patients currently treated surgically as well as for some patients who elect not to undergo open surgery or who are deemed not to be candidates for open surgery.

ENDOLOGIX'S STRATEGY

     Endologix's objective is to become the premier supplier of endovascular surgery products which repair diseased or damaged vascular structures as an alternative to open surgery. As part of Endologix's core strategy, Endologix intends to:

     - Demonstrate a Significant Technology Advantage. Endologix's strategy has been to develop technology that addresses the limitations of the early generation devices, and execute clinical studies to substantiate the superiority of its technology. Being "first to market" has not been an advantage in the AAA market thus far, as other devices approved for marketing in the United States have undergone post-approval recalls and/or temporary sales suspensions.

     - Establish the PowerLink System as the Standard of Care for AAA Repair. Endologix intends to establish its products as the standard of care for elective treatment of AAAs. Endologix plans to coordinate each market rollout by selectively targeting top tier medical institutions utilizing its various investigational sites as training sites. There are currently six hospitals that have participated in the Endologix Japanese trial and there will be 15 to 20 sites utilized in its FDA Phase 2 study.

     - Execute a Global Marketing Strategy and Address Key Markets. Endologix has obtained the right to affix the CE Mark and it is establishing distribution in Europe. Endologix was the first company to submit for the Shonin in the AAA device market when it submitted Japanese data with respect to its PowerWeb, the predecessor device to the PowerLink system. The Shonin is the Japanese equivalent of the pre-market approval, or PMA, application with the FDA in the United States. Endologix intends to establish a direct sales organization in the United States upon completion of its U.S. Investigational Device Exemption, or IDE, and upon receipt of FDA approval.

     - Increase Public Awareness. When Endologix receives regulatory approval for its technology, Endologix intends to promote its endovascular procedure for patients by trying to increase public awareness of AAA disease and by supporting the merits of early detection and endovascular treatment. Recent published articles report that baseline testing for AAA can reduce the incidence of rupture.

     - Continue to Develop Core Competencies. Endologix believes it has demonstrated core competencies in developing catheter-based solutions that addresses a large unmet clinical need Endologix identified after close consultation with key physicians. Endologix's focus at this time is the aortic aneurysm market due to its analysis of that market's opportunity. In the future, Endologix intends to develop additional devices to expand the application. Endologix believes its initiation of a Suprarenal trial in the U.S. is an example of building on a core technology platform. Endologix intends to protect its technology by filing for patent protection, and to vigorously defend its intellectual property rights against any infringement.

PRODUCTS

     Variations in patient anatomies require an adaptive technology. Endologix designed its PowerLink System, with its multiple aortic cuffs, limb extensions, bifurcated main body lengths and diameters to simplify procedure, improve clinical results, and drive product adoption by offering physicians a full line of products that are adaptable for treatment of the majority of patients with AAA disease.

     PowerLink Infrarenal Bifurcated System. The PowerLink Infrarenal Bifurcated System is available in multiple diameters and lengths and can treat patients that have an aortic neck up to 26 millimeters in diameter. Endologix uses thin-walled ePTFE which permits the graft to be used in a wide range of neck diameters. This permits Endologix to treat a wide variety of anatomies with a standard device making it easier for hospital purchasing patterns. Endologix expects this product to account for approximately 50% of its sales.

     PowerLink Suprarenal Bifurcated System. The PowerLink Suprarenal Bifurcated System is available in multiple diameters and lengths and can treat patients that have an aortic neck up to 26 millimeters in diameter. The suprarenal model has a segment of uncovered stent at the proximal end. This permits the operator to place the device more proximally, over the opening of the renal arteries in patients with short or angulated aortic necks. The uncovered stent permits continuous blood flow to the renal arteries, thereby mitigating the risk of kidney complications. Endologix is the only company that currently provides a standard model in both an infrarenal and suprarenal configuration. Endologix expects this product to account for approximately 40% of its sales.

     PowerLink Aorto-Uni-iliac System. The PowerLink Aorto-Uni-iliac System is available for patients with AAA and either bilateral common iliac artery aneurysms or iliac access conditions that make the placement of any bifurcated graft problematic. As in the PowerLink Bifurcated System, the Aorto-Uni-iliac System is available in an infrarenal or suprarenal configuration.

     PowerLink Aortic Cuffs and Limb Extensions. The PowerLink Aortic Cuffs and Limb Extensions permit the physician to treat a greater number of patients. Aortic cuffs are available in 25 to 28 millimeters in diameter and multiple lengths. They also are available in the infrarenal or suprarenal configurations. Limb extensions are 20 millimeters and 16 millimeters in diameter with various lengths, allowing the physician to customize the technology to a given individual.

SALES AND MARKETING

     Europe. The market for ELGs in Europe is influenced by vascular surgeons, interventional radiologists and, to a lesser extent, interventional cardiologists who perform catheter directed treatment of AAA. The European market is less concentrated than the domestic market. Endologix has obtained the right to affix the CE Mark to its family of PowerLink products. Due to capitated hospital budgets and reimbursement scenarios that are less favorable than those of the U.S., Endologix currently sells its devices through independent distributors. Endologix will participate in and share the costs of attending key cardiovascular conferences in Europe. Through its Vice President of Sales Europe/Middle East, Endologix expects to continue to interface with key opinion leaders in Europe. Endologix plans on establishing clinical registries for Italy, Germany and Benelux/United Kingdom. These registries will compile acute clinical results and follow-up on a series of patients. Endologix believes that its unique technology will translate into more favorable long-term clinical outcomes that will drive future revenue. In addition, using physicians to report on clinical trials develops loyalty and is Endologix's preferred method of heightening product awareness.

     Japan. Endologix is the first company to submit for the Shonin utilizing a complete Japanese patient cohort. Along with Cosmotec Co., Ltd., its Japanese distributor and equity partner, Endologix contracted with Medical Industries Corp., or MIC, a prestigious in-country caretaker consulting firm to conduct the study. Tokyo Medical University was the Principal Investigative Site with Professor Shin Ishimaru, M.D. as the Principal Investigator. He has published extensively and participates as a faculty member for many surgical congresses. Endologix completed enrollment of the 79 patient study in November 2000. Endologix believes it will be the first company to enter the Japanese market for ELGs with a commercial device in the second quarter of 2003. Cosmotec will market Endologix's technology with a combination of clinical specialists and a vascular sales force. Cosmotec has seven sales offices throughout the country and a sales force of over 70 persons.

     United States. The primary customer and decision maker for these devices in the U.S. is the vascular surgeon. The market is fairly concentrated with estimates of 800 to 1,000 potential vascular surgeons in 500 to 800 hospitals. This concentration of users lends itself to Endologix's establishing a well-trained, clinically oriented sales force. This approach has demonstrated great success in other medical devices such as pacemakers, coronary stents, and surgical staplers. Endologix will direct its sales force to solicit new users while providing clinical support for both the physician and his staff as they build trust and brand loyalty for Endologix's technology.

REIMBURSEMENT

     In October 2000, the U.S. Centers for Medicare and Medicaid Services, or CMS, issued a guideline regarding the proper coding of Endologix's procedures for billing purposes. The agency instructed that code 39.71, for endovascular graft repair of aneurysm, be utilized. For purposes of hospital reimbursement, the majority of patients using the Endologix device will be classified under DRG 110, Major Cardiovascular Procedures with Complication/Comorbidity. In the latest data published by CMS, the national average reimbursement for DRG 110 exceeded $21,000.

     Upon obtaining the Shonin in Japan, equivalent to FDA approval of a PMA application in the U.S., Endologix's next step will be to establish the level of reimbursement in Japan which will drive hospital pricing. Endologix believes that the level of reimbursement in Japan will approximate that which is prevalent in the United States.

COMPETITION

     Endologix expects that significant competition in the endovascular grafting market will develop over time. Two manufacturers, Guidant Corporation and Medtronic, obtained FDA marketing approval for their ELGs in September 1999. Endologix expects that COOK Inc. and WL Gore may obtain FDA marketing approval sometime prior to Endologix's introduction of the PowerLink System. However, Endologix believes that its technology offers significant clinical advantages over currently available technologies. The cardiovascular device industry is marked by rapid technological improvements and, as a result, physicians are quick to seize upon improved designs. Significant market share and revenue can be captured by designs demonstrating superior clinical outcomes. Endologix believes deliverability and durability are the two most important product characteristics. The PowerLink System is the only available one-piece bifurcated, fully supported ELG, and Endologix believes that it will offer improved deliverability and durability.

     Companies that are "first to market" in the United States with a new technique must underwrite the significant and expensive challenge of physician training and proctoring. In addition, the first generation companies have borne these costs as well as costs of addressing reimbursement issues. Endologix believes that its PowerLink System represents next generation technology that is poised to take advantage of a well-prepared market. The chart below compares the PowerLink System with competing AAA systems.

                           STENT GRAFT CHARACTERISTICS
                           ---------------------------
                                            FULLY
       MFG.              SINGLE PIECE?     SUPPORTED        FIXATION           FDA STATUS
       ----              -------------     ---------        --------           ----------
Endologix                    Yes             Yes       Radial Force & Column   In Trial
PowerLink                 One-Piece                    Strength

Guidant                      Yes              No       Hooks                   Approved
Ancure                    One-Piece

Medtronic                     No             Yes       Radial Force            Approved
AneuRx, Talent             2 piece

Cook                          No             Yes       Radial Force & Barbs    In Trial
Zenith                     3 piece

WL Gore                       No             Yes       Radial Force            In Trial
Excluder                   2 piece

Edwards LifeSciences          No             Yes       Balloon Expandable      Restarted
LifePath                   3 piece                                             Trial

TeraMed                       No             Yes       Radial Force            In Trial
Ariba                      2 piece

Sulzer                        No              No       Radial Force
Anaconda                   3 piece        Wire Rings                               (1)

Boston Scientific             No             Yes       Radial Force & Barbs
Vanguard                   2 piece                                                 (1)


PATENTS

     Endologix has an aggressive program to develop intellectual property in the United States, Europe and Asia. Endologix is building a portfolio of apparatus and method patents covering various aspects of its current and future technology. Endologix has eight U.S. patents issued, covering more than 163 claims, and thirteen pending U.S. patent applications. Endologix intends to continue to file for patent protection to strengthen its intellectual property position as it continues to develop its technology. The chart below summaries the patents issued to Endologix.
----------
(1) Not currently in trial.

              UNITED STATES PATENTS ISSUED
              ----------------------------
   PATENT #                       TITLE
   --------                       -----
   6,077,296     Endoluminal Vascular Prosthesis

   6,090,128     Bifurcated Vascular Graft Deployment Device

   6,156,063     Method of Deploying Bifurcated Vascular Graft

   6,187,036     Endoluminal Vascular Prosthesis

   6,197,049     Articulated Bifurcation Graft

   6,210,422     Bifurcated Vascular Graft Deployment System

   6,261,316     Single Puncture Bifurcation System

   6,331,190     Endoluminal Vascular Prothesis


     Endologix requires its employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships. Endologix also requires employees, consultants and advisors who it expects may work on its products to agree to disclose and assign to Endologix all inventions conceived during the work day, using Endologix's property or which relate to Endologix's business.

     The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. As the number of entrants into the market increases, the possibility of an infringement claim increases.

FACILITIES AND EMPLOYEES

     Endologix's corporate headquarters is located at 13700 Alton Parkway, Suite 160, Irvine, California 92618. Endologix occupies approximately 15,000 square feet under a sublease with Radiance that expires on October 31, 2003. As of December 31, 2001, Endologix had 38 employees, 17 in management and sales, 15 in manufacturing and six in research and development.

LEGAL PROCEEDINGS

     Endologix is not a party to any legal suits or complaints.

MARKET FOR CAPITAL STOCK; DIVIDENDS

        Endologix is a privately held company and there is no public market for its capital stock. Endologix has never paid a cash dividend on its capital stock.

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

RADIANCE MEDICAL SYSTEMS, INC. SELECTED HISTORICAL FINANCIAL DATA

     We derived the following summary financial information from our consolidated financial statements. You should read this summary financial information in conjunction with our consolidated financial statements and related notes included in this proxy statement.

                                                           YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------
                                              1997        1998      1999        2000     2001
                                            --------    -------   --------    -------   --------
                                                  (In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Product............................         $9,438     $9,415     $3,856     $2,139     $1,111
  License............................             --      2,760      2,855      6,800      6,528
                                            --------    -------   --------    -------   --------
Total revenue........................          9,438     12,175      6,711      8,939      7,639
                                            --------    -------   --------    -------   --------
Cost of sales:
  Cost of product sales..............          6,102      6,152      2,823      1,465      1,149
  Cost of sales from restructuring(2)             --         --         --         --        601
                                            --------    -------   --------    -------   --------
Total cost of sales..................          6,102      6,152      2,823      1,465      1,750
                                            --------    -------   --------    -------   --------
Gross profit.........................          3,336      6,023      3,888      7,474      5,889
Operating costs and expenses:
  Research and development...........          7,041      7,957      8,610     11,508     14,605
  Marketing and sales................          6,691      5,371      1,989        842      1,305
  General and administrative.........          2,347      2,937      2,468      3,097      2,582
  Charge for acquired in-process
    research and development(1)......             --        234      4,194         --         --
  Restructuring charges(2)...........             --         --         --         --      4,617
  Minority interest..................             --      (992)        (6)       (26)       (65)
                                            --------    -------   --------    -------   --------
Total operating costs and expenses...         16,079     15,507     17,255     15,421     23,044
                                            --------    -------   --------    -------   --------
Loss from operations.................        (12,743)    (9,484)   (13,367)    (7,947)   (17,155)
Other income.........................          2,225      1,498      2,587      2,484      1,514
                                            --------    -------   --------    -------   --------
Net loss.............................       $(10,518)   $(7,986)  $(10,780)   $(5,463)  $(15,641)
                                            ========    =======   ========    =======   ========
Basic and diluted net loss per share.         $(1.15)    $(0.90)    $(0.98)    $(0.46)    $(1.20)
                                            ========    =======   ========    =======   ========
Shares used in computing basic and
  diluted net loss per share.........          9,118      8,862     10,951     11,749     13,086
                                            ========    =======   ========    =======   ========


                                                               DECEMBER 31,
                                            ----------------------------------------------------
                                              1997        1998      1999       2000       2001
                                            --------    --------  --------   --------   --------
                                                              (In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............       $  6,141    $  1,437  $  2,051   $  6,311   $  3,327
Marketable securities
  available-for-sale.................         24,773      23,375    20,004     24,046     16,983
Working capital......................         33,828      24,905     9,793     23,202     15,111
Total assets.........................         39,615      32,035    29,873     38,454     23,330
Accumulated deficit..................        (21,567)    (29,553)  (40,333)   (45,796)   (61,437)
Total stockholders' equity...........         36,127      27,449    25,111     35,240     19,758

----------

(1) The charges for acquired in-process research and development for the years ended December 31, 1998 and 1999 relate to our acquisition of the former Radiance Medical Systems, Inc. These charges represent the portion of the purchase price allocated to the acquired research and development projects, which, at the date of the acquisition, were in process, had not reached technological feasibility and had no alternative future use. See Note 2 to the Consolidated Financial Statements.

(2) Radiance recorded a restructuring charge which included involuntary employee termination costs, the write-off of previously acquired intangible assets and equipment, charges under non-cancelable commitments and other charges. See Note 15 to Radiance's consolidated financial statements.

ENDOLOGIX, INC. SELECTED HISTORICAL FINANCIAL DATA

        The following selected historical financial data as of December 31, 2000 and 2001 and for each of the years then ended has been derived from Endologix's financial statements included elsewhere in this proxy statement. Selected historical financial data as of December 31, 1997, 1998 and 1999 and for each of the years then ended has been derived from Endologix's audited consolidated financial statements not included in this proxy statement. The following data should be read in conjunction with Endologix's "Management Discussion and Analysis of Financial condition and Results of Operations" and Endologix's financial statements and related notes included elsewhere in this proxy statement.


                                                           YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------------------
                                          1997        1998         1999         2000         2001
                                        -------      -------      -------      -------      -------
                                                    (In thousands, except per share data)
Statement of Operations Data:
Revenue:
  Product .........................       $  --      $    --      $ 1,545      $ 3,757      $ 2,838
  Joint development(1) ...........           --           --           --          933          197
                                        -------      -------      -------      -------      -------
Total revenue .....................          --           --        1,545        4,690        3,035
Cost of sales .....................          --           --          811        1,522        1,279
                                        -------      -------      -------      -------      -------
Gross profit ......................          --           --          734        3,168        1,756
Operating costs and expenses:
  Research and development ........         100        2,163        2,433        2,628        3,634
  Marketing and sales .............          --           --          645          519          819
  General and administrative ......         142          897        1,423        1,041        1,518
  Joint development expense .......          --           --           --          933           --
                                        -------      -------      -------      -------      -------
Total operating costs and expenses          242        3,060        4,501        5,121        5,971
                                        -------      -------      -------      -------      -------
Loss from operations ..............        (242)      (3,060)      (3,767)      (1,953)      (4,215)
Other income, net .................          27          140          210          143          258
                                        -------      -------      -------      -------      -------
Net loss ..........................        (215)      (2,920)      (3,557)      (1,810)      (3,957)
Accretion of discount on redeemable
    preferred stock ...............        --             --           --          (18)         (18)
                                        -------      -------      -------      -------      -------
Net loss attributable to common
shareholders ......................     $  (215)     $(2,920)     $(3,557)     $(1,828)     $(3,975)
                                        ========     =======      =======      =======      =======

                                                                      DECEMBER 31,
                                            -----------------------------------------------------------
                                              1997        1998         1999         2000         2001
                                            -------      -------      -------      -------      -------
                                                                (In thousands)
Balance Sheet Data:
Cash and cash equivalents ............     $  1,320      $  5,188      $  2,853      $  7,176      $  3,845
Inventories ..........................           --         1,059           858           818         1,390
Working capital ......................        1,354         5,631         3,634         7,578         3,810
Total assets .........................        1,421         6,480         4,174         8,965         6,351
Redeemable convertible preferred stock        1,600         9,003        10,485        10,503        10,520
Accumulated deficit ..................         (215)       (3,135)       (6,692)       (8,520)      (12,496)
Total stockholders' deficit ..........         (210)       (3,190)       (6,690)       (2,772)       (6,207)

---------------
(1) In January 2000, Endologix entered into a joint development agreement with a shareholder whereby Endologix received $1.8 million to undertake a research and development project and fund certain purchases by the shareholder. During 2000, Endologix recognized $933 as joint development revenues to recover an identical amount in incurred expenses related to the project; Endologix also used $670 of joint development funds to purchase related materials. In June 2001, the shareholder terminated the joint development agreement and remaining deferred revenue was recorded as income.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The following unaudited pro forma financial information gives effect to the proposed acquisition by Radiance of Endologix in a transaction to be accounted for as a purchase. The unaudited pro forma balance sheet is based on the individual balance sheets of Radiance and Endologix appearing elsewhere in this proxy statement and has been prepared to reflect the proposed acquisition by Radiance of Endologix as of December 31, 2001. The unaudited pro forma statement of operations is based on the individual statements of operations of Radiance and Endologix appearing elsewhere in this proxy statement, and combines the results of operations of Radiance and Endologix for the year ended December 31, 2001. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Radiance and Endologix included elsewhere in this proxy statement.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of operating results or the financial position that would have occurred if the acquisition had been consummated as of the assumed date, nor is it necessarily indicative of the future operating results or financial position of the combined companies. Radiance has not conducted an independent valuation of the acquired intangible and tangible net assets of Endologix. However, the unaudited pro forma financial information is based on assumptions that Radiance believes are reasonable. The final allocations are likely to be different from the amounts reflected below, and may result in additional identifiable intangible assets or changes thereto, including changes to the amount allocated to acquired in-process technology. These differences may be significant. Radiance intends to engage an independent firm to perform an appraisal of the acquired net assets and the allocation of the purchase price upon consummation of the acquisition.

        The acquisition of Endologix is subject to the approval of the shareholders of both companies and other customary closing conditions. See Proposal No. 1 in this proxy statement, "The Merger Agreement," for a more complete discussion of the proposed merger.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                                PRO FORMA
                                                 RADIANCE        ENDOLOGIX     ADJUSTMENTS       PRO FORMA
                                                 --------        ---------     -----------       ---------
                 ASSETS
Current assets:
Cash and cash equivalents .....................  $  3,327         $  3,845       $    --         $  7,172
    Marketable securities .....................    12,322               --        (9,024)(d)        3,492
    available-for-sale.........................                                      354(b)
                                                                                    (160)(c)

    Other current assets ......................     2,655            2,003            --            4,658
                                                 --------         --------      --------         --------
        Total current assets ..................    18,304            5,848        (8,830)          15,322
Net property and equipment ....................        10              162            --              172
Marketable securities available-for-sale.......     4,661               --            --            4,661
Goodwill ......................................        --               --         6,956(g)         6,956
Other acquired intangibles ....................        --               --         2,064(g)         2,064
                                                 --------         --------      --------         --------
Other assets ..................................       355              341            --              696
                                                 --------         --------      --------         --------
    Total assets ..............................  $ 23,330         $  6,351      $    190         $ 29,871
                                                 ========         ========      ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities ...........................  $  3,193         $  2,038      $     --         $  5,231
Deferred revenue ..............................       279               --            --              279
Minority interest .............................       100               --            --              100
                                                 --------         --------      --------         --------
    Total liabilities .........................     3,572            2,038            --            5,610
                                                 --------         --------      --------         --------
Redeemable, convertible preferred stock:
     Series A .................................        --            1,618        (1,618)(a)           --
     Series B .................................        --            7,417        (7,417)(a)           --
     Series C .................................        --            1,485        (1,485)(a)           --

Stockholders' equity:
    Common stock ..............................        13                6             5(a)            24
                                                                                      11(e)
                                                                                     (11)(f)

    Additional paid-in capital ................    80,850            7,691         4,696(a)        99,506
                                                                                     354(g)
                                                                                  18,656(e)
                                                                                 (12,741)(f)
    Accumulated deficit .......................   (61,437)         (12,496)      (13,990)(h)       (75,427)
                                                                                  13,890(f)
                                                                                  (1,394)(b)(c)
    Other stockholders' equity ................       332           (1,408)        1,234(b)           158
                                                 --------         --------      --------         --------
       Total stockholders' equity (deficit)....    19,758           (6,207)       10,710           24,261
                                                 --------         --------      --------         --------
       Total liabilities and
          stockholders' equity ................  $ 23,330         $  6,351      $    190         $ 29,871
                                                 ========         ========      ========         ========


                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- The pro forma balance sheet has been prepared to reflect the proposed acquisition of Endologix by Radiance for an aggregate purchase price of $27,691, which consists of the issuance of 11,159,052 shares of Radiance common stock valued at $1.67 per share, using the average Radiance common stock price as quoted on the Nasdaq for the period from February 6, 2002 through February 14, 2002, $8,369 in cash and $655 in estimated costs directly attributable to the proposed acquisition. Under purchase accounting, the total purchase price will be allocated to the acquired tangible assets and liabilities of Endologix based on their fair values at the closing of the proposed acquisition, with the balance allocated to intangible assets and goodwill. The amount and components of the estimated purchase price along with the allocation to assets purchased and liabilities assumed are as follows:

                Net assets acquired                      $ 4,681
                Acquired technology                        2,064
                Acquired in-process technology            13,990
                Goodwill                                   6,956
                                                         -------
                        Total purchase price             $27,691
                                                         -------

        The net assets acquired represent the historical net assets of Endologix at December 31, 2001 of $4,313, the receipt of $354 in cash as a result of the exercise of stock options immediately prior to the proposed acquisition, the payment of $160 in acquisition costs by Endologix and the $174 note receivable from an Endologix stockholder that is classified as an offset to stockholders' equity.

Pro forma adjustments are made to reflect:

(a) The conversion of all outstanding shares of Endologix preferred stock into common stock on a one-for-one basis, which is a condition to completion of the proposed acquisition.

(b) The immediate vesting and exercise of all of Endologix common stock options, which is a provision in Endologix's stock option plan in the event of a change of control, results in estimated cash proceeds of $354 and the recognition of $1,234 in compensation expense. The $1,234 in compensation expense has not been included in the Unaudited Pro Forma Combined Condensed Statement of Operations as it is non-recurring.

(c)  Estimated transaction costs of $160 incurred by Endologix.

(d) The payment of $9,024 for the cash component of the purchase price which includes the $8,369 per the acquisition agreement and $655 in estimated transaction costs.

(e) The issuance of 11,159,052 shares of Radiance common stock, which is a component of the purchase price.

(f)  The elimination of the stockholders' equity accounts of Endologix.

(g) The allocation of the purchase price to the $2,064 in acquired technology with an estimated life of five years, and $6,956 in goodwill. The historical financial statements contained herein do not reflect the provisions of SFAS No. 142; however, SFAS No. 142 has been applied to the proposed acquisition of Endologix.

(h) The expensing of the $13,990 purchase price allocated to acquired in-process technology, which is believed to have no alternative future use. The $13,990 of acquired in process technology has not been included in the Unaudited Pro Forma Combined Condensed Statement of Operations as it is non-recurring.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               RADIANCE      ENDOLOGIX    PRO FORMA
                                                ACTUAL        ACTUAL      ADJUSTMENTS   PRO FORMA
                                               --------      ---------    -----------   ---------
Consolidated Statement of Operations Data:
Revenue:
  Product ....................................     $  1,111      $  2,837      $     --         $  3,948
  License ....................................        6,528            --            --            6,528
  Joint development ..........................           --           198            --              198
                                                   --------      --------      --------         --------
Total revenue ................................        7,639         3,035            --           10,674
                                                   --------      --------      --------         --------
Cost of sales:
  Cost of product sales ......................        1,149         1,279            --            2,428
  Cost of sales from restructuring  (Note 3)..         601            --            --              601
                                                   --------      --------      --------         --------
Total cost of sales ..........................        1,750         1,279            --            3,029
                                                   --------      --------      --------         --------
Gross profit .................................        5,889         1,756            --            7,645
Operating costs and expenses:
  Research and development ...................       14,605         3,634           413(a)        18,652
  Marketing and sales ........................        1,305           819            --            2,124
  General and administrative .................        2,582         1,518            --            4,100
  Restructuring charges (Note 3) .............        4,617            --            --            4,617
  Minority interest ..........................          (65)           --            --              (65)
                                                   --------      --------      --------         --------
Total operating costs and expenses ...........       23,044         5,971           413           29,428
                                                   --------      --------      --------         --------
Loss from operations .........................      (17,155)       (4,215)         (413)         (21,783)
Other income .................................        1,514           258          (494)(b)        1,278
                                                   --------      --------      --------         --------
Net loss .....................................      (15,641)       (3,957)         (907)         (20,505)
Accretion of discount on redeemable
   preferred stock ...........................           --           (18)           18(c)            --
                                                   --------      --------      --------         --------
Net loss attributable to common
   shareholders ..............................     $(15,641)     $ (3,975)     $   (889)        $(20,505)
                                                   ========      =========     ========         ========
Basic and diluted net loss per share .........     $  (1.20)                                    $  (0.85)
                                                   ========                                     ========
Shares used in computing basic and diluted
   net loss per share ........................       13,086                                       24,245
                                                   ========                                     ========


                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the following pro forma adjustments necessary to reflect the proposed acquisition outlined in Note 1 to the Unaudited Pro Forma Combined Condensed Balance Sheet.

(a) Amortization expense for the acquired technology using an estimated useful life of five years. Goodwill resulting from the acquisition is not amortized in accordance with the provisions of SFAS 142.

(b) Reduction of interest income on the lower short-term investment balance due to the payment of the $8,369 cash component of the purchase price and $655 in estimated acquisition costs, net of Endologix's payment for acquisition costs and receipt of cash from the exercise of stock options, using an estimated interest rate of 5.6% per annum.

(c)  Elimination of the preferred stock accretion.

NOTE 2 -- Basic and diluted net loss per share was computed using the 13,086,000 shares of Radiance common stock outstanding plus the 11,159,052 issued as a component of the purchase price.

NOTE 3 -- Radiance recorded a restructuring charge which included involuntary employee termination costs, the write-off of previously acquired intangible assets and equipment, charges under non-cancelable commitments and other charges. See Note 15 to Radiance's consolidated financial statements.

                     COMPARATIVE PER SHARE DATA (UNAUDITED)

        The following table sets forth certain historical per share data of Radiance and combined per share data of Radiance and Endologix on an unaudited pro forma basis. Radiance has never paid cash dividends. You should read the information set forth below along with the selected historical financial data and the unaudited pro forma combined condensed financial information included elsewhere in the proxy statement. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and you should not construe it as representative of future operations.

        The historical book value per share is computed by dividing common stockholder's equity as of December 31, 2001 by the actual number of common shares outstanding. The pro forma net loss per share is computed by diving the pro forma net loss by the pro forma weighted average number of shares outstanding, assuming Radiance had acquired Endologix on January 1, 2001. The pro forma combined book value per share is computed by dividing total pro forma stockholder's equity by the pro forma number of shares of common stock outstanding at December 31, 2001, assuming the merger had occurred on that date. The Endologix equivalent pro forma combined per share amounts are calculated by multiplying the Radiance pro forma combined per share amounts by the exchange ratio of 1:1.

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  2001
                                                                            -----------------
Historical Radiance:
     Net loss per basic and diluted share..........................              $(1.20)

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                   2001
                                                                            -----------------
Pro forma combined diluted net loss:
     Per Radiance share............................................              $(0.85)
     Equivalent per Endologix share................................              $(0.85)

                                                                                  AS OF
                                                                            DECEMBER 31, 2001
                                                                            -----------------
Book value per share:
     Historical Radiance...........................................              $ 1.51
     Equivalent per historical Endologix...........................              $(1.01)
     Pro forma combined per Radiance share.........................              $ 1.00
     Pro forma combined per Endologix share........................              $ 1.00


          RADIANCE MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and the related notes included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including the risks we discuss in "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2001 and elsewhere in this proxy statement.

OVERVIEW

Organizational History

        We were formed in 1992, and our common stock began trading publicly in 1996. The current Radiance Medical Systems, Inc. resulted from our 1999 acquisition of the portion of our former Radiance Medical Systems subsidiary that we did not already own. We originally incorporated the former Radiance as a separate entity to focus on the research and development of radiation therapy to treat cardiovascular disease, and to obtain outside sources of financing for such research and development. In January 1999, we paid approximately $6.9 million in stock, $692,000 in cash, and $1.1 million in common stock options to acquire the portion of the former Radiance that we did not already own. In addition, the stockholders and option holders of the former Radiance could have received product development milestone payments of $2.00 for each share of preferred stock and $3.00 for each share of common stock. However, no milestones were met. See Note 2 to the Consolidated Financial Statements for a more complete discussion of the acquisition.

Our Business

        We have developed proprietary devices to deliver radiation to prevent the recurrence of blockages in arteries following balloon angioplasty, vascular stenting and other interventional treatments of blockages in coronary and peripheral arteries. We incorporate our proprietary RDX technology into catheter-based systems that deliver beta radiation to the site of a treated blockage in an artery in order to decrease the likelihood of restenosis. The application of beta radiation inside the artery at the site of a blockage has proven clinically effective in inhibiting cell proliferation, a cause of restenosis.

        We designed the RDX system to provide safe and effective treatment for the prevention of restenosis without many of the disadvantages inherent in alternative radiation delivery systems. Our proprietary RDX system carries a radiation source on an inflatable balloon catheter. This patented technology allows the RDX system to deliver a therapeutic dose of radiation with approximately 80% less total radiation activity than competing systems. As a result, the RDX system is easier to use, does not require supplemental capital equipment, and is readily disposable. In addition, we believe that the RDX system is suitable to treat arteries that are significantly larger and smaller than can be treated with alternative radiation delivery systems.

        Prior to June 1998, we focused on manufacturing and selling a broad range of angioplasty catheters and stent products, including our Focus technology product line. As catheter and stent products became widely available and were subject to increasing price pressure, we shifted our focus



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


to the research and development of radiation therapy devices to treat restenosis. Since June 1998, we have:

        - licensed our proprietary Focus technology for balloon angioplasty to Guidant Corporation for use in Guidant's stent delivery systems;

        - acquired the portion of our former Radiance Medical Systems subsidiary that we did not already own, which was researching and developing radiation therapy treatment devices to prevent blockages in arteries following interventional treatments;

        -  sold our vascular access product line and related assets;

        -  reduced our direct sales force; and,

        -  restructured our operations beginning in September 2001.

        In the first quarter of 2001, we began two U.S. clinical trials of the RDX system. One trial, BRITE II, is a randomized, pivotal trial to test the effectiveness of the RDX system for in stent restenosis, and the other trial, BRITE SVG, is a feasibility study for de novo and in stent restenosis in saphenous vein bypass grafts. In the second quarter of 2001, we began an international feasibility clinical trial, RAPID, of the RDX system for treating restenosis in two main vessels in the leg, the femoral and popliteal arteries. As of December 31, 2001, we had completed enrollment in the BRITE II 423 patients and in the BRITE SVG trials 49 patients. Of the total of 20 patients to be enrolled in the RAPID trial, as of December 31, 2001, we had enrolled 15 patients. We expect that enrollment in the RAPID trial will be completed in the second quarter of 2002.

        Over the past few years, our source of revenues has shifted gradually from direct sales to royalties from licenses involving our products. In June 1998, we entered into a technology license agreement with Guidant Corporation, granting Guidant rights, including exclusive rights in the United States, to manufacture and distribute products using our Focus technology for the delivery of stents. In exchange, we received milestone payments based upon the transfer of the technological knowledge to Guidant, and continue to receive royalty payments based upon the sale of products by Guidant using the Focus technology. The payments under the Guidant license are the primary source of our existing revenues. See Note 5 to the Consolidated Financial Statements for a further discussion of the license agreement.

        We have experienced an operating loss for each of the last three years. Our results of operations have varied significantly from quarter to quarter, and we expect that our results of operations will continue to vary significantly in the future. Our quarterly operating results depend upon several factors, including:

        - the timing and amount of expenses associated with clinical testing of the RDX system;

        -  the progress and success of clinical trials and regulatory approvals;

        -  varying product sales by our licensee; and,

        - outcomes from future partnering or technology acquisition agreements, if any.



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


        We discontinued the sale of Focus technology products in the fourth quarter of 2001. Therefore, revenues in the future are almost entirely dependent on license fees from our Focus technology license agreement with Guidant. As work is completed on our clinical studies in the next twelve months, our expenses will be reduced significantly, but they will be relatively fixed.

    Recent Developments and Company Restructuring

        In September and November 2001, three companies published the first feasibility clinical study data for drug coated stents, a competing technology to our RDX system. While our RDX system uses beta radiation to treat restenosis resulting from angioplasty procedures, drug coated stents have drugs that inhibit cell proliferation to limit restenosis. Though drug coated stent feasibility trials were on a relatively small cohort of patients, all three companies reported restenosis rates near or at zero percent. In addition, in March 2002 clinical investigators for Johnson & Johnson reported positive data involving drug coated stents that showed zero restenosis after a 12-month period. Finally, in addition to the positive data regarding the ability of drug coated stents to treat de novo restenosis recently released Brazilian research data from a small two year study of 30 patients indicates that drug coated stents are effective in treating in-stent restenosis. Unless clinical study data involving drug coated stents from the pivotal, larger studies planned or in progress show restenosis rates significantly higher than reported in pilot studies, the market for the RDX system likely will be limited.

        As a result, in order to conserve cash prior to assessing the outcome of our BRITE II clinical study and deciding whether to make our RDX system coronary PMA filing, and to position ourselves to take advantage of strategic alternatives, we decided in September 2001 to restructure our operations. Our restructuring plan consisted of the following:

        - Discontinue marketing and manufacturing of the RDX system in Europe and other international markets in the third quarter of 2001;

        - Discontinue marketing and manufacturing of products using our Focus technology subject to fulfillment of outstanding orders;

        -  Cease clinical trials for the RDX system in Japan;

        - Involuntary termination of 55 employees, which we completed in the first quarter of 2002; and

        - Search for additional commercial opportunities by evaluating technologies outside of radiation therapy.

        As a result of the restructuring plan, we recorded a $344,000 charge, comprised of manufacturing facility set up and sub-license fees and non-cancelable commitments under the agreements with Bebig, $20,000 in other non-cancelable commitments, $601,000 for the write-off of inventory that will not be used to fulfill the outstanding Focus technology product orders, $1.1 million for employee termination benefits and $42,000 for other exit costs.

        In addition, we concluded that equipment and intangible assets associated with RDX technology, previously acquired in fiscal 1999, were impaired, resulting in charges of $390,000 and $2.1 million. We concluded the assets would not generate future cash flows. Because we also decided to cease manufacturing of the Focus technology product line, subject to fulfillment of outstanding orders, we recorded a charge of $40,000 for equipment used in the production of Focus technology products. We also wrote off $269,000 for the carrying value of furniture, computers, software and leasehold improvements that were no longer being used.

        During the fourth quarter of 2001, we completed our evaluation of facility needs and recorded a $309,000 restructuring charge for non-cancelable lease commitments, net of estimated sublease income of $256,000.

        Following the restructuring, we assigned the remaining workforce of nine people to complete the BRITE II pivotal clinical trial and the BRITE SVG and RAPID feasibility clinical trials, as well as to identify strategic partners and promising technology. Once the BRITE II clinical trial is complete and pivotal clinical trial data on drug-coated stents is available, we will decide whether to file for PMA for the RDX system.

    Future Operations

        Based on the preliminary results from clinical studies involving drug coated stents, we believe the market for our RDX system likely will be limited. We have agreed to acquire Endologix, Inc. for the opportunity to develop an alternative technology and to manufacture and market a medical device based on this technology that potentially represents a more promising commercial market. Therefore, if stockholders approve and the merger is consummated, we expect to begin combining the operations of Endologix with ours immediately. Although we plan to complete our remaining clinical trials involving the RDX system, unless initial positive results from studies involving competing drug coated stent technologies prove inaccurate, we expect that our ongoing operations following completion of the merger primarily will be research and development of Endologix's technology, and the production and distribution of the Endologix product(s).

    Definitive Merger Agreement

        In February 2002, we signed a definitive merger agreement with Endologix, Inc. The merger is subject to Radiance's and Endologix' shareholders' approval and other customary closing conditions. Endologix is a developer and manufacturer of minimally invasive treatment of vascular diseases. Endologix' lead technology is the PowerLink System, an endoluminal stent graft, or ELG, for the treatment of abdominal aortic aneurysms.

        Under the terms of the merger agreement, we will issue $0.75 in cash and one share of our common stock for each share of Endologix common stock. The aggregate amount of cash to be issued at the closing of the merger will not exceed $8.4 million, and the aggregate number of our shares of common stock to be issued at the closing of the merger will not exceed an aggregate of 11,159,052 shares. In addition, we may pay contingent consideration in the amount of approximately $5.6 million in the event pre-market approval, or PMA, is received for the PowerLink System on or before March 31, 2004, or approximately $2.8 million if PMA approval is received by June 30, 2004. We may choose to pay the contingent consideration, if payable, in cash or common stock at our sole discretion. The merger agreement also provides for the cancellation of Endologix' treasury stock, and shares of Endologix common stock that we own. We own 475,000 shares, or 4%, of the fully diluted equity of Endologix.

        Notwithstanding any other provision of the agreement, in no event shall the total amount of cash to be paid by us exceed 50% of the total of all of the merger consideration, valuing each share of our common stock for this purpose at its Nasdaq market closing price on the trading day immediately preceding the payment date of such share.

        In addition, we have agreed to loan Endologix up to $3.0 million in the event the merger is not completed. The loan will be collateralized by a first priority security interest on all of Endologix' intellectual property, and will be due on the earlier of October 1, 2003 or upon the closing by Endologix of an equity or debt financing of $10.0 million or more, a merger in which Endologix is not the surviving entity, or the sale of all or substantially all of its assets.

    Significant Accounting Policies and Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to collectibility of customer accounts, whether the cost of inventories can be recovered, the value assigned to and estimated useful life of intangible assets, the realization of tax assets and estimates of tax liabilities, contingent liabilities and the potential outcome of litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

        -  allowances for accounts receivable and inventory;

        - long-lived assets, including intangible assets; and

        - income taxes.

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. These estimates are based on our review of the aging of customer balances, correspondence with the customer, and the customer's payment history. If additional information becomes available to us indicating the financial condition of the customer is deteriorating, we may make additional allowances. We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, as driven by economic and market conditions, and the product's shelf life. If actual demand, or economic or market conditions are less favorable than those projected by management, we may make additional inventory write-downs. We revised our estimate of demand for our Focus technology products in 2001, which resulted in the write-down of inventory. We record an impairment charge, or expense, for long-lived assets whenever events or changes in circumstances indicate that the value recorded for the asset may not be recoverable. Future changes in operations, such as our decision to discontinue new sales of our Focus product, adverse market conditions or the introduction of competing technologies, such as drug-coated stents, among other things, could cause us to write down the asset, resulting in the recording of an expense, to better reflect our current estimate of its value. We reduce our deferred tax assets to zero due to uncertainties concerning the future realization of the related tax benefits, primarily due to our history of losses. In the event we were to determine that we would be able to realize some or all of the tax benefit of the deferred tax assets, we would reduce the valuation allowance, resulting in increased income in the period we made such determination.

RESULTS OF OPERATIONS

    Comparison of Years Ended December 31, 2000 and 2001

        Product Sales. Sales decreased 48% to $1.1 million in the year ended December 31, 2001 from $2.1 million in the year ended December 31, 2000, as a result of increased competition for angioplasty catheter and stent products. Because we discontinued manufacturing and marketing of our Focus technology products as part of our restructuring plan, we anticipate only minor product sales in 2002 from our existing products. However, we have signed a definitive merger agreement with Endologix. If the shareholders of both companies approve the merger, the amount and composition of our product sales could change in the future.

        License Revenue. License revenue decreased 4% to $6.5 million in the year ended December 31, 2001 from $6.8 million in the year ended December 31, 2000. Our technology license agreement with Guidant resulted in $6.4 million in royalties in each of 2000 and 2001 In addition, we recognized $300,000 in minimum royalties in 2000 and $17,000 in minimum royalties in 2001, under our agreement with Escalon Medical Corporation. We currently do not expect to receive more than the minimum royalties due under the Escalon agreement, which we will recognize as revenue when cash is collected due to the uncertainty as to whether Escalon has the ability to pay the amounts due under the agreement.

        The source of license revenues is primarily royalties received from sales of licensed products by Guidant. Thus, changes in Guidant's sales of licensed products will significantly impact future revenues. Although the license agreement with Guidant expires in June 2005, if at any time Guidant discontinued selling licensed products, we would not receive royalties from them in excess of the minimum annual amount of $250,000.

        Cost of Product Sales. The cost of product sales decreased 22% to $1.1 million in the year ended December 31, 2001 from $1.5 million in the year ended December 31, 2000. This decrease was attributable primarily to a 48% decrease in product sales to $1.1 million in the year ended December 31, 2001 from $2.1 million in the year ended December 31, 2000, partially offset by an increase in cost of product sales of $216,000 due to inventory reserves for expired products. Although sales decreased 48%, because cost of sales includes costs that are fixed and do not vary with production, the cost of sales for 2001 did not decrease by the same percentage.

        Cost of Sales from Restructuring. Due to our restructuring and discontinuance of the marketing of existing products that we announced in the third quarter of 2001, we wrote-off $601,000 of inventory that would not be used to fulfill existing customer orders. We do not anticipate any more write-offs of inventory due to the restructuring.

        Gross Profit. Gross profit decreased 21% to $5.9 million in the year ended December 31, 2001 from $7.5 million in the year ended December 31, 2000. The decrease in gross profit for the year ended December 31, 2001 was due primarily to the inventory write off of $601,000 as a result of



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

the restructuring, a decrease in product sales of $1.0 million because of increasing competition and the aging of our Focus technology product line, and a decrease by $283,000 in the amount of license revenue under the Escalon agreement following its amendment in February 2001.

        Gross profit on product sales decreased 106% to negative $38,000 in the year ended December 31, 2001 from $674,000 in the year ended December 31, 2000, due primarily to a decrease in product sales of $1.0 million and the fixed cost component of cost of sales that does not vary with production.

        Research and Development. Research and development expenses increased 27% to $14.6 million in the year ended December 31, 2001 from $11.5 million in the year ended December 31, 2000. The primary reason for this increase was additional spending on clinical trials and development of pilot production for the RDX system. Because we discontinued new research and development projects as part of our 2001 restructuring plan, we anticipate materially lower research and development expenses in 2002 for our existing technology. If the merger with Endologix is approved, because they are conducting research and development projects and a pivotal U.S. clinical trial, and plan future clinical trials, our research and development expenses for the newly combined company could be significantly higher than our current projection for 2002.

        Marketing and Sales. Marketing and sales expenses increased 55% to $1.3 million in the year ended December 31, 2001 from $842,000 in the year ended December 31, 2000. This increase was primarily the result of the expiration of a marketing allowance for Cathex, our Japanese Focus technology distributor, in the fourth quarter of 2000. Because we discontinued marketing and sales of our existing products as part of our 2001 restructuring plan, we do not anticipate any marketing and sales expenses in 2002 unless we complete our merger with Endologix. Because Endologix markets its PowerLink System in Europe and is spending funds to develop its international sales and distribution network, our marketing and sales expenses could be significantly higher than our current forecast for 2002 if the merger is approved.

        General and Administrative. General and administrative expenses decreased 17% to $2.6 million in the year ended December 31, 2001 from $3.1 million in the year ended December 31, 2000. The decrease was due primarily to lower bonus and payroll expenses from personnel reductions. We anticipate that general and administration expenses for 2002 will be materially lower than for 2001, unless the merger with Endologix is approved. Assuming that the merger is approved, we still anticipate that the total general and administration expense for 2002 will be comparable to that of 2001.

        Restructuring Charges. We recognized restructuring charges totaling $4.6 million in the year ended December 31, 2001. The charges consisted of a $2.1 million impairment charge for previously acquired RDX developed technology, $1.1 million of involuntary employee termination costs, a $699,000 impairment charge for manufacturing and other operating assets, $344,000 charge, comprised of manufacturing facility setup and sub-license fees and non-cancelable commitments under agreements with Bebig, $20,000 in other non-cancelable commitments, $309,000 of non-cancelable lease commitments, net of estimated sublease income of $256,000, and $42,000 of other non-cancelable commitments and exit costs.

        Other Income (Expense). Other income decreased 39% to $1.5 million for the year ended December 31, 2001 from $2.5 million in the year ended December 31, 2000. Interest income was $1.4 million in each of the years ended December 31, 2001 and 2000. Gain on sale of assets decreased to $89,000 in 2001 from $1.1 million in 2000. The primary source for the 2000 gain on sale of assets was the sale of an option to purchase an equity investment, which expired without exercise in December 2000.

    Comparison of Years Ended December 31, 1999 and 2000

        Product Sales. Sales decreased 45% to $2.1 million in the year ended December 31, 2000 from $3.9 million in the year ended December 31, 1999. In January 1999, we sold our vascular access product line and related assets and acquired the former Radiance. As a result of increased competition for angioplasty catheter products, sales of our Focus technology products decreased 38% to $2.1 million in the year ended December 31, 2000 from $3.4 million in year ended December 31, 1999. As a result of our sale of the vascular access product line, there were no sales of vascular access products in the year ended December 31, 2000 compared to $486,000 in sales in the year ended December 31, 1999.

        License Revenue. License fee and other revenue increased 138% to $6.8 million in the year ended December 31, 2000 from $2.9 million in the year ended December 31, 1999. In 1998, we signed a technology license agreement with Guidant, which resulted in $2.3 million in milestone-related license fees and $250,000 in royalties in 1999 and $6.4 million in royalties in 2000. In addition, in each of 1999 and 2000, we recognized $300,000 in minimum royalties under the agreement with Escalon.

        Cost of Product Sales. The cost of product sales decreased 48% to $1.5 million in the year ended December 31, 2000 from $2.8 million in the year ended December 31, 1999. This decrease was attributable primarily to a 45% decrease in sales to $2.1 million in the year ended December 31, 2000 from $3.9 million in the year ended December 31, 1999.

        Gross Profit. Gross profit increased 92% to $7.5 million in the year ended December 31, 2000 from $3.9 million in the year ended December 31, 1999. The increase in gross profit for the year ended December 31, 2000 was due primarily a $3.9 million increase in license revenue, for which there is no associated cost of sales, and was partially offset by a decrease in product sales.

        Gross profit on product sales decreased 31% to $674,000 in the year ended December 31, 2000 from $1.0 million in the year ended December 31, 1999. Although product sales decreased 45%, the decrease in gross profit for 2000 product sales was just 31% because a larger percentage of the product sales for 2000 were in markets where we charged more for the same products.

        Research and Development. Research and development expenses increased 34% to $11.5 million in the year ended December 31, 2000 from $8.6 million in the year ended December 31, 1999. The primary reason for this increase was additional spending on clinical trials and development of pilot production for the RDX system.

        Marketing and Sales. Marketing and sales expenses decreased 58% to $0.8 million in the year ended December 31, 2000 from $2.0 million in the year ended December 31, 1999. This decrease primarily was the result of the expiration of a marketing allowance for Cathex, our Japanese Focus technology distributor, in the fourth quarter of 2000. Reductions in our international sales force and related expenses also contributed to the decrease in expenses.

        General and Administrative. General and administrative expenses increased 25% to $3.1 million in the year ended December 31, 2000 from $2.5 million in the year ended December 31, 1999. The increase was due primarily to $386,000 in legal costs associated with the Endosonics litigation and higher bad debt expense by $179,000 in 2000 compared with 1999.

        Charge for Acquired In-Process Research and Development. We recognized a charge of $4.2 million in the year ended December 31, 1999. We incurred the charge for the acquisition in January 1999 of the shares of the former Radiance Medical Systems that we did not already own.

        Other Income (Expense). Other income decreased 4% to $2.5 million for the year ended December 31, 2000 from $2.6 million in the year ended December 31, 1999. Interest income increased 11% to $1.4 million in the year ended December 31, 2000 from $1.2 million in the year ended December 31, 1999. The increase in interest income was due primarily to an increase in invested cash from our secondary offering in October 2000. Gain on sale of assets decreased to $1.1 million in 2000 from $1.3 million in 1999 as the 1999 gain included the sale of the assets of the vascular access product line and related assets. The primary source for the 2000 gain on sale of assets was the sale of an option to purchase certain equity investments held by us.

LIQUIDITY AND CAPITAL RESOURCES

        Since inception, we have financed our operations primarily by:

        -  selling our equity securities;

        - obtaining advances from EndoSonics, our former parent company;

        - licensing our technologies; and,

        - entering into international product distribution agreements.

        Prior to our initial public offering in 1996, we raised an aggregate of approximately $11.4 million from the private sales of preferred and common stock and $2.7 million in working capital advances from EndoSonics, which we repaid during the third quarter of 1996.

        In the second quarter of 1996, we closed our initial public offering of common stock, which resulted in net proceeds of approximately $42.8 million after deducting underwriting discounts and commissions and other expenses of the offering.

        In the third quarter of 1997, SCIMED Life Systems, Inc. exercised 120,000 common stock warrants, obtained from us through a 1995 stock purchase and technology license agreement, for $377,000. We also received $200,000 from the sale of 25,000 shares of our common stock to Cathex, Ltd. under a May 1997 agreement that gave Cathex exclusive product distribution rights in Japan for our existing products until January 1, 2001. We agreed to terminate the distribution agreement with Cathex in the fourth quarter of 2000.

        In January 1999, we also sold substantially all of our vascular access product line and related assets to Escalon Medical Corporation for approximately $2.1 million. In lieu of minimum royalties payable through January 2004, we are receiving periodic payments of interest and principal under a note with a face value of $718,000. See Note 2 to the Consolidated Financial Statements for further discussion of our transaction with Escalon.

        In June 1999, we granted Cosmotec Co., Ltd. of Japan the exclusive distribution rights to market our vascular radiation therapy products in Japan. We received $1.0 million from Cosmotec as an upfront cash payment and began recognizing income ratably over the estimated seven-year term of the agreement. As part of the transaction with Cosmotec, in August 1999, we acquired a 51% interest, for $233,000, in a joint venture named Radiatec, with an affiliate of Cosmotec to gain regulatory approval of and provide distribution for the RDX system in Japan.

        We borrowed $1.0 million from Cosmotec and recorded $1.4 million in debt in June 2000 to reflect the fair value of the 5%, $1.0 million face amount convertible debenture. On September 13, 2000, Cosmotec converted the debenture into 142,857 shares of our common stock at $7.00 per share. See Note 10 to the Consolidated Financial Statements for additional discussion of the convertible debenture.

        In July 1999, we entered into a two-year contract manufacturing agreement with Bebig GmbH to activate the radioactive sources and complete final assembly of the RDX system in Europe. Pursuant to the agreement, which was amended in July 2000, we paid $732,000 during 2000 and were committed to pay approximately $710,000 in 2001 of facility set-up fees. In February 2001, we agreed to second and third amendments of the manufacturing agreement. The second amendment expanded production capacity, and we committed to pay additional fees of approximately $635,000 in 2001, bringing the total fees for 2001 to approximately $1.3 million. During 2001, we paid all of the aforementioned fees following the achievement of manufacturing milestones by Bebig, with the exception of a portion of one milestone for $51,000 that Bebig did not complete before we discontinued manufacturing following our restructuring. See Note 15 to the Consolidated Financial Statements for additional discussion of restructuring charges related to Bebig. In addition, we completed the preparation of certain manufacturing equipment to be used by Bebig to perform the final assembly of the RDX system during the second quarter of 2001 and Bebig purchased it for $450,000, which approximated our cost.

        The third amendment, which had a one-year term, increased the amount we would pay Bebig for each unit produced and set a minimum facility charge. We also agreed to pay all material and third party costs associated with production validation and an agreed amount for each unit produced. In 2001, we paid a total of $278,000 for minimum facility fees, $54,000 for reimbursement of third party costs for charges incurred prior to the discontinuance of manufacturing following our restructuring, and $139,000 in non-cancelable commitments through the term of the manufacturing agreement.

        In May 2001, we agreed to a fourth amendment to the agreement under which Bebig agreed to fulfill customer service functions for an annual fee of $95,000. In 2001, we paid $48,000 in fees for services performed and the remaining $47,000, excluding $8,000 in associated taxes, for the non-cancelable commitment under the agreement through April 2002.

        In conjunction with the contract manufacturing agreement, we entered into a three year sub-license agreement with Bebig for radiation technology that we believed might be useful in the development of our radiation therapy products. During 2001, we recorded $125,000 in license fee expense and paid an additional $150,000 for license rights through November 2002. All license fees due under the license agreement for prior periods were offset by payments under the manufacturing agreement. The sub-license was subject to renewal, without cost, until the underlying patents' expiration dates.

        We have expensed, as research and development costs, all costs associated with the contract manufacturing and license agreements with Bebig, except those expensed as restructuring costs.

        In September 2001, we implemented a restructuring plan that included the discontinuance of European manufacturing. See Note 15 to the Consolidated Financial Statements for additional discussion of the restructuring charges. As a result, we included the remaining non-cancelable contractual commitments due under the agreements with Bebig, including the remaining minimum sub-license fee totaling $344,000, as a component of the restructuring charge that we paid in the fourth quarter of 2001. We did not owe any amounts to Bebig at December 31, 2001. As a result of the restructuring, at December 31, 2001 we had $920,000 in accrued liabilities, of which $841,000 will be paid in 2002 and $79,000 will be paid in 2003.

        Net cash used in operating activities increased 47% to $10.0 million for the year ended December 31, 2001 from $6.7 million for the year ended December 31, 2000. The increase in net cash used resulted primarily from higher research, development and clinical expenses for 2001 compared with 2000. Due to our restructuring, we believe that research and development expenses will decrease for the year ended December 31, 2002 compared with the year ended December 31, 2001, without taking into account the increase that would result if we complete the merger with Endologix. If the merger with Endologix is approved, we anticipate that net cash used in operating activities will be somewhat less than that for 2001.

        At December 31, 2001, we had cash, cash equivalents and marketable securities available for sale of $20.3 million. We expect to incur substantial costs related to, among other things, U.S. clinical testing prior to achieving positive cash flow from operations in late 2002. We anticipate that our cash and anticipated revenues from operations will be sufficient to fund our operations through at least the second quarter of 2003. However, if the merger with Endologix is approved by both company's shareholders, we will pay $8.4 million to Endologix shareholders as part of the merger consideration and our capital requirements will be substantially higher. Moreover, our future capital requirements will depend on many factors, including:

        -  approval of the merger with Endologix;

        -  our research and development programs;

        -  the scope and results of clinical trials;

        -  the regulatory approval process;

        - the costs involved in intellectual property rights enforcement or litigation;

        -  competitive products;

        -  the establishment of manufacturing capacity;

        -  the establishment of sales and marketing capabilities;

        - the establishment of collaborative relationships with other parties; and,

        -  the ability to develop technology and to commercialize products.

        We likely will need to raise funds through additional financings, including private or public equity or debt offerings and collaborative arrangements with existing or new corporate partners. We cannot assure you that we will be able to raise funds on favorable terms, or at all. If adequate funds are not available, we may need to delay, scale back or eliminate one or more of our development programs or obtain funds through arrangements with collaborative partners or others that may require us to grant rights to technologies or products that we would not otherwise grant.

        Trade accounts receivable, net, decreased 75% to $139,000 at December 31, 2001 from $564,000 at December 31, 2000. The decrease resulted primarily from lower product sales.

        Other receivables decreased 8% to $2.3 million at December 31, 2001 from $2.5 million at December 31, 2000. The decrease is attributable primarily to the $347,000 reimbursement of a portion of the secondary offering costs by Endosonics Corporation, and a $165,000 decrease in royalty revenue receivable from Escalon Medical Corporation, partially offset by an increase of $203,000 in royalty revenue receivable from Guidant Corporation.

        Inventory decreased 93% to $73,000 at December 31, 2001 from $1.1 million at December 31, 2000. The decrease was due primarily to the write-off of $601,000 of excess and unsalable inventories because we discontinued RDX catheter and Focus technology production under the restructuring plan. The decrease in inventories also was due to the disposal of Focus technology-related inventories because of our estimation of decreasing demand.

        Property and equipment, net, decreased 99% to $10,000 at December 31, 2001 from $743,000 at December 31, 2000, due primarily to an impairment charge of $699,000 in September 2001 as part of our restructuring.

        Intangibles, net, which were comprised of acquired, developed RDX technology and the acquired value of the assembled RDX workforce, decreased 100% to zero at December 31, 2001 from $2.8 million at December 31, 2000. This decrease was due to amortization of $700,000 in 2001, followed by an impairment charge of $2.1 million taken at the end of the third quarter 2001 following our decision to restructure and to discontinue RDX system sales.

        Accounts payable and accrued expenses increased 20% to $3.1 million at December 31, 2001 from $2.6 million at December 31, 2000. This increase was attributable to higher accruals for clinical expenditures of $788,000 and accrued restructuring expenses, including $619,000 for involuntary employee terminations and $301,000 for non-cancelable commitments.

        Deferred revenue decreased 18% to $360,000 at December 31, 2001 from $441,000 at December 31, 2000. The decrease was due to continuing amortization of deferred distributor fees from Cosmotec. See Note 3 to the Consolidated Financial Statements for additional discussion of the deferred distributor fees.

Quantitative and Qualitative Disclosures About Market Risk

         We do not believe that we currently have material exposure to interest rate, foreign currency exchange rate or other relevant market risks.

        Interest Rate and Market Risk. Our exposure to market risk for changes in interest rates relates primarily to our investment profile. We do not use derivative financial instruments in our investment portfolio. We place our investments with high credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer. We are averse to principal loss and try to ensure the safety and preservation of our invested funds by limiting default risk, market risk, and reinvestment risk. We attempt to mitigate default risk by investing in only the safest and highest credit quality securities and by constantly positioning our portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. At December 31, 2001, our investment portfolio included only high-grade corporate bonds and commercial paper and government bonds all with remaining maturities of less than two years.

        The table below provides information about our available-for-sale investment portfolio. For investment securities, the table presents principal cash flows and related weighted average fixed interest rates by expected maturity dates.

Principal amounts by expected maturity in the subsequent twelve-month periods ending December 31:

                                                                 Fair Value at
                                                                  December 31,
                                   2001      2002      Total          2001
                                   ----      ----      -----     -------------
                                      (In thousands, except interest rates)
Cash and cash equivalents........ $ 3,484      --       $ 3,484   $ 3,484
Weighted average interest rate...    2.12%     --          2.12%
Investments...................... $12,100    $4,500     $16,600   $16,983
Weighted average interest rate...    6.65%     5.87%       6.44%
Total portfolio.................. $15,584    $4,500     $20,084   $20,467
Weighted average interest rate...    5.63%     5.87%       5.69%

     Foreign Currency Exchange Risk. We do not believe that we currently have material exposure to foreign currency exchange risk because of the relative insignificance of our foreign subsidiaries and because our international transactions are denominated primarily in U.S. dollars.

                ENDOLOGIX MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

        Endologix is engaged in the development, manufacture, sales and marketing of minimally invasive therapies for the treatment of cardiovascular disease. Its first product, the PowerLink System, is a catheter-based alternative treatment for abdominal aortic aneurysm, or AAA. AAA is a weakening of the wall of the aorta, the largest artery of the body. Once AAA develops, it continues to enlarge and if left untreated becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%. AAA is the 13th leading cause of death in the United States today.

        Endologix's technology, the PowerLink System, is a catheter and endoluminal graft, or ELG, system. The self-expanding stainless steel stent cage is covered by ePTFE, a common surgical graft material. The PowerLink ELG is implanted in the abdominal aorta gaining access through the femoral artery. Once deployed into its proper position, the blood flow is shunted away from the weakened or "aneurysmal" section of the aorta, reducing pressure and the potential for the aorta to rupture. Endologix believes that implantation of its products will reduce the mortality and morbidity rates associated with conventional AAA surgery. Endologix is currently selling its device in Europe and selected markets outside of the United States, and is conducting phase two clinical studies to support a pre-market approval, or PMA, application with the FDA in order to market the PowerLink System in the United States.

HISTORY

        Endologix was formed in June 1997. In August 1997, Endologix completed a $1,625,000 Series A Preferred Stock financing. In November 1998, Endologix completed a $7,429,972 Series B Preferred Stock financing. Endologix completed a $1,499,999 Series C Preferred Stock financing in February 1999.

        In August 1999, Endologix and some of its shareholders, or the Sellers, entered into an option agreement with another shareholder, or the Buyer, pursuant to which the Sellers granted to Buyer an option to purchase all of the outstanding shares of common and preferred stock of Sellers, as well as options issued in connection with Endologix's 1997 Stock Option Plan, and all warrants outstanding. In consideration for the option, Buyer paid approximately $25 million to the Sellers, and $5 million to Endologix, for a total payment of $30 million. In October 2000, the Sellers entered into an option extension agreement whereby the Sellers granted Buyer an extension until December 15, 2000 to exercise the option. In consideration for the option extension, the Buyer paid approximately $5 million to the Sellers in accordance with the option extension agreement. In December 2000, the option lapsed and all rights of the Buyer under the option agreement terminated and the option price was forfeited.

        In August 2001, Endologix engaged an investment banker to assist with its Series D Preferred Stock financing to obtain private financing in order to finance its operations through PMA approval. Due to the uncertainty in the financial markets following the events of September 11, 2001, Endologix decided to delay the proposed Series D Preferred Stock financing, and, instead, considered possible candidates for a strategic business relationship or acquisition. In February, 2002, Endologix signed the definitive merger agreement with Radiance. Radiance also agreed to loan



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

Endologix up to $3 million in the event the merger is not completed. Endologix will use any amounts advanced pursuant to the loan for working capital purposes in order to fund Endologix's operations through December 31, 2002. The loan will be collateralized by first priority security interest on all of Endologix's intellectual property, and will be due on the earlier of October 1, 2003 or upon the closing by Endologix of an equity or debt financing of $10 million or more, a merger in which Endologix is not the surviving entity, or the sale of all or substantially all of its assets.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Management's Discussion and Analysis of Financial Condition and Results of Operations has been prepared in accordance with accounting principles generally accepted in the United States. The preparation of Endologix's financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Endologix's management evaluates these estimates and assumptions, including those related to bad debts, inventory valuation, income taxes, accrued liabilities, contingencies and litigation. Endologix bases these estimates on historical experience and on various other factors Endologix's management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        The following critical accounting policies affect Endologix's more significant judgments and estimates used in the preparation of Endologix's financial statements:

        - Revenue Recognition. Endologix records a sale after all significant obligations have been met, collectibility is probable and title has passed. Title typically passes upon shipment or implantation of the device for sales to distributors and medical facility customers, respectively. Product returns historically have been insignificant and are charged against revenue in the period returned.

        - Accounts Receivable. Endologix estimates the collectibility of customer receivables on an ongoing basis. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including the current credit-worthiness of each customer. If the financial condition of Endologix's customers deteriorate, resulting in an impairment of their ability to make required payments, additional allowances may be required.

        - Inventory Reserves. Endologix states its inventories at the lower of cost or market and provides reserves for potential excess and obsolete products. In assessing the ultimate realization of inventories, Endologix makes judgments as to future demand requirements and compares that with its current inventory levels. It is possible that future changes in market conditions may necessitate additional inventory reserves.

        - Accrual for Clinical Trial Payments. Endologix has clinical trial agreements with several physicians and medical facilities. Amounts to be paid under these agreements are determined based upon the number of patients that participate in the clinical trial and complete the required post implant analysis. Endologix must estimate the number of clinical trial patients that will complete the required post implant analysis based on prior experience. It is possible that additional accruals may be necessary if a greater number of patients than currently anticipated participate in the post implant analysis.

RESULTS OF OPERATIONS

        Product Sales. Product Sales decreased 24% to $2.8 million in the year ended December 31, 2001 from $3.8 million in the year ended December 31, 2000. This reduction was primarily caused by a change in European Distribution as a result of a shareholder electing not to execute its purchase option to purchase all outstanding Endologix equity instruments from Endologix's holders. Sales to European distributors decreased to $1.6 million in the year ended December 31, 2001 from $2.8 million in the year ending December 31, 2000. This reduction in sales was exacerbated by a negotiated agreement that returned distribution rights to Endologix at no cost to Endologix but permitted the shareholder a phase out period to sell its existing inventory to selected markets. At the end of the period the shareholder was required to return any residual inventory to Endologix at no additional charge, which provided an incentive for discounting to customers in those markets. In addition European market conditions required that Endologix reduce its average selling price to its new distributors. The lower product sales in Europe were offset by a modest increase of $623,000 in domestic sales as Endologix conducts its FDA clinical trial.

        Cost of Gross Sales. The cost of product sales decreased 19% to $1.3 million in the year ended December 31, 2001 from $1.5 million in the year ended December 31, 2000. The decrease was attributable primarily to a 24% decrease in product sales to $2.8 million in the year ended December 31, 2001 from $3.7 million in the year ended December 31, 2000.

        Gross Profit. Gross Profit decreased 43% to $1.8 million in the year ended December 31, 2001 from $3.2 million in the year ended December 31, 2000. The decrease in gross profit for the year ended December 31, 2001 was due primarily to lower product sales of $920,108 due to a change in the Company's distribution in Europe and to a lesser extent to reductions in average selling prices to its new distributors in Europe.

        Research and Development. Research and Development expenses increased 32% to $3.6 million in the year ended December 31, 2001 from $2.6 million in the year ended December 31, 2000. The primary reason for this increase was additional spending on product development projects as well as efforts required to support clinical trials.

        Selling, General and Administrative Expenses. Selling, General and Administrative expenses increased 38% to $2.3 million in the year ended December 31, 2001 from $1.6 million in the year ended December 31, 2000. The increase in sales and marketing expenses was primarily due to hiring a vice president/consultant in 2001 to recruit and manage Endologix's distribution network in Europe as well as support its sales efforts. In addition legal fees incurred as part of Endologix's Series D financing efforts contributed to the increase of these expenses.

        Joint Development. Joint development expenses in the amount of $932,700 were incurred in the year ending December 31, 2000 and were offset by an equal amount recognized as Joint Development Revenue. This program was funded by a shareholder, which focused research efforts to develop new endoluminal technologies. On June 30, 2001, the shareholder terminated the agreement and the remaining amounts earned under the agreement of $197,400 was recorded as Joint Development Revenue in the year ended December 31, 2001.

        Stock Based Compensation. Stock based compensation increased 516% to $498,572 in the year ended December 31, 2001 from $80,990 in the year ended December 31, 2000. This increase primarily was the result of compensatory stock option granted late in December 2000. Endologix results of operations include one month and twelve months of amortization for these grants for the years ended December 31, 2000 and 2001, respectively.

        Interest Expense. Interest expense in the amount of $29,300 was from a $1.0 million unsecured subordinated convertible note to a shareholder. The note bears interest at a rate of 10% and is due in full in September 2002. Should Endologix complete an equity offering greater than $2.5 million, the terms of the note provides for automatic conversion of half of principal amount to Series D preferred stock, or the equity securities offered in the next financing.

        Interest Income. Interest income increased 65% to $235,700 in the year ended December 31, 2001 from $143,100 in the year ended December 31, 2000. The increase was attributable to the interest on $5.7 million received by Endologix in 2000 as working capital and escrow payment as part of the shareholder option agreement.

        LIQUIDITY AND CAPITAL RESOURCES

        Net cash used in Endologix's operating activities in 2001 of $4,261,000 was attributable to its net loss of $3,958,000, an increase in inventory of $571,000, and payments on current liabilities of $201,000, and a long-term clinical trial deposit of $317,000, partially offset by non-cash charges for stock based compensation of $499,000, depreciation of $81,000, and net decreases in other current assets of $206,000. Inventories increased 69.8% in 2001 over 2000 levels, due primarily to finished goods produced to support forecasted 2002 demand. The net increase in the long-term clinical trial deposit is the result of a new clinical analysis agreement executed during 2001.

        Net cash used in investing activities of $110,000 for 2001 was attributable to purchases of property and equipment.

        Net cash provided by financing activities in 2001 of $1,041,000 was attributable to the proceeds of a related party note of $1,000,000 and the proceeds from stock options exercises of $41,000.

        At December 31, 2001, Endologix had cash and cash equivalents of $3,845,000. Cash and cash equivalents includes cash on hand, and short-term investments with original maturities of three months or less. Endologix expects that its operations will continue to use cash in 2002 as its primary product continues U.S. clinical trials.

        Contractual obligations at December 31, 2001 are summarized below:

                                                         Payments Due By Period
                                           --------------------------------------------------
                                                                                       2006 and
                              Total           2002          2003       2004     2005    beyond
                            ----------     ----------     --------     ----     ----   --------
Operating lease
   obligations ........     $  585,000     $  313,000     $272,000     $--      $ --     $ --
Note payable to related
   party: .............      1,000,000      1,000,000           --       --       --       --
                            ----------     ----------     --------     ----     ----     ----
                            $1,585,000     $1,313,000     $272,000     $ --     $ --     $ --
                            ==========     ==========     ========     ====     ====     ====

        In order to meet its financing needs, in February 2002, Endologix entered into two agreements with Radiance Medical Systems, Inc. First, Endologix entered into a merger agreement with Radiance. Second, Endologix entered into a separate $3,000,000, 10% interest loan agreement with Radiance that, in the event the Radiance merger is not consummated by July 1, 2002, provides for optional monthly draws in increments of $500,000. The loan agreement matures on October 1, 2003.

        Endologix believes its current working capital position together with the liquidity provided by the Radiance merger or the Radiance loan are adequate to fund operations in the ordinary course of business, anticipated clinical trial expenditures, debt payment requirements and other contractual obligations, through FDA approval should the merger be consummated, or through December 31, 2002 should Endologix draw upon the Radiance loan agreement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The principal market risk, i.e., the risk of loss arising from adverse changes in market rates and prices, to which Endologix is exposed is interest rate risk.

        Interest Rate Risk. Endologix's exposure to interest rate risk is limited to its cash and cash equivalents which are sensitive to changes in the general level of U.S. interest rates. Endologix estimates that a 10% decline in the interest earned on its cash and cash equivalents would have resulted in an increase in Endologix's net loss by approximately $6,000 for the year ended December 31, 2001.

      SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information known to Radiance regarding the ownership of Radiance's common stock as of March 15, 2002 by: (i) each stockholder known to Radiance to be a beneficial owner of more than five percent (5%) of Radiance's common stock; (ii) each director; (iii) each Named Executive Officer set forth in the Summary Compensation Table included in our Form 10-K for the year ended December 31, 2001; and (iv) all current directors and officers of Radiance as a group. Also set forth below is the percentage of outstanding shares beneficially owned after consummation of the merger.

                                                                          PERCENT OF
                                                NUMBER OF SHARES         OUTSTANDING
          NAME AND ADDRESS                     BENEFICIALLY OWNED(1)      SHARES(2)
-------------------------------------          ---------------------     ------------
William Harris Investors (3)                         772,571                 5.9%
Two North La Salle Street, Suite 400
Chicago, IL 60602


Dimensional Fund Advisors                            687,273                 5.2%
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA 90401

Jeffrey H. Thiel(5)                                  229,430                 1.7%

Joseph Bishop(6)                                      70,279                   *

Paul A. Molloy(7)                                     16,667                   *

David M. Richards(8)                                  44,773                   *

Brett A. Trauthen(9)                                  85,233                   *

Franklin D. Brown(10)                                 47,500                   *

Maurice Buchbinder, M.D.(11)                         911,369                 6.8%
        13900 Alton Parkway, Suite 122
        Irvine, CA 92618

William G. Davis(12)                                  80,430                   *

Michael R. Henson(13)                                640,273                 4.8%
        13900 Alton Parkway, Suite 122
        Irvine, CA 92618

Gerard von Hoffmann(14)                              105,429                   *


                                                                          PERCENT OF
                                                NUMBER OF SHARES         OUTSTANDING
          NAME AND ADDRESS                     BENEFICIALLY OWNED(1)      SHARES(2)
-------------------------------------          ---------------------     ------------

Edward M. Leonard(15)                                101,192                   *

Jeffrey F. O'Donnell(16)                             293,976                 2.2%

All directors and officers as a group
   (12 persons)(17)                                2,626,493                18.3%

Total Principal Stockholders                       4,086,337                28.4%


-------------------
*Represents beneficial ownership of less than 1%.

(1) The number of shares of Common Stock beneficially owned includes any shares issuable pursuant to stock options that may be exercised within 60 days after March 20, 2002. Shares issuable pursuant to such options are deemed outstanding for computing percentage of the person holding such options but are not deemed to be outstanding for computing the percentage of any other person.

(2) Applicable percentages are based on 170,044 shares plus the number of shares such individual can acquire within 60 days of March 20, 2002.

(3) Pursuant to a Schedule 13G/A filed with the Commission on February 15, 2002, William Harris Investors reported that it had shares voting and sole dispositive power over 772,571 shares.

(4) Pursuant to a Schedule 13G/A filed with the Commission on February 12, 2002, Dimensional Fund Advisors reported that it had shares voting and sole dispositive power over 687,273 shares.

(5) Includes 189,459 shares subject to options exercisable within 60 days after March 20, 2002. Mr. Thiel shares voting and investment power with his spouse as co-trustee with respect to 36,471 shares that a held in a revocable trust.

(6) Includes 63,864 shares subject to options exercisable within 60 days after March 20, 2002.

(7) Includes 16,667 shares subject to options exercisable within 60 days after March 20, 2002.

(8) Includes 42,216 shares subject to options exercisable within 60 days after March 20, 2002.

(9) Includes 54,167 shares subject to options exercisable within 60 days after March 20, 2002.

(10) Includes 42,500 shares subject to options exercisable within 60 days after March 20, 2002.

(11) Includes 190,169 shares subject to options exercisable within 60 days after March 20, 2002.

(12) Includes 73,500 shares subject to options exercisable within 60 days after March 20, 2002. Mr. Davis shares voting and investment power with his spouse as co-trustee with respect to 6,930 shares held in a revocable trust.

(13) Includes 111,980 shares subject to options exercisable within 60 days after March 20, 2002.

(14) Includes 67,500 shares subject to options exercisable within 60 says after March 20, 2002.

(15) Includes 67,500 shares subject to options exercisable within 60 days after March 20, 2002. Mr. Leonard shares voting and investment power as a beneficiary with respect to 22,807 shares held in a retirement trust. Mr. Leonard disclaims beneficial ownership with respect to 200 shares held by his spouse and 3,000 shares held as custodian for his minor children under the Uniform Gift to Minors Act.

(16) Includes 289,165 shares subject to options exercisable within 60 days after March 20, 2002.

(17) Includes 1,208,687 shares subject to options exercisable within 60 days after March 20, 2002.

              VOTE REQUIRED; INDEPENDENT COMMITTEE'S RECOMMENDATION

        The affirmative vote of the holders of a majority of the outstanding shares of common stock present and voting on the proposal at the special meeting is required to authorize the common stock issuance and the related merger. Abstentions will have the same effect as the votes against the common stock issuance and related merger and broker non-votes will have no effect.

        THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF RADIANCE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE COMMON STOCK ISSUANCE AND THE RELATED MERGER. Proxies solicited by management will be voted FOR the common stock issuance and the merger unless a vote against the proposal or extension is specifically indicated.

                                 PROPOSAL NO. 2
                      PROPOSAL TO APPROVE AMENDMENT TO THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
                           CHANGE THE NAME OF RADIANCE

PROPOSED AMENDMENT

        Our board of directors has adopted, and is recommending to the stockholders for their approval at the special meeting, a resolution to amend Article First of Radiance's Amended and Restated Certificate of Incorporation to change Radiance's name. The applicable text of the resolution of the board of directors is as follows:

                "RESOLVED, that Article First of the Corporation's Amended and Restated Certificate of Incorporation be amended to read in its entirety as follows:

                "First: The Name of this corporation is: Endologix, Inc."

        In the judgement of the board of directors, the name change will be desirable in view of the significant change of character and strategic focus of Radiance resulting from the merger if the acquisition of Endologix is consummated. Approval of Proposal No. 1 and closing of the merger is a condition precedent to the adoption of the proposed name change. If the amendment is adopted, Radiance stockholders will not be required to exchange outstanding stock certificates for new certificates.

APPROVAL BY STOCKHOLDERS

        Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Radiance stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as votes against the name change. If approved by the stockholders, the amendment to Article First of the certificate of incorporation will become effective upon filing with the Secretary of State of Delaware a Certificate of Amendment to Radiance's Amended and Restated Certificate of Incorporation, which filing is expected to take place at, or shortly after, the effective time of the merger. However, our board of directors will be authorized, without a further vote of the stockholders, to abandon the name change and determine not to file the Certificate of Amendment if the board of directors concludes that such action would be in the best interest of Radiance and its stockholders. If this proposal is not approved by the stockholders, then the Certificate of

Amendment will not be filed and Radiance will adopt Endologix, Inc. as a name under which it does business. The official corporate name will remain Radiance Medical Systems, Inc.

RECOMMENDATION

        THE BOARD OF DIRECTORS OF RADIANCE UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE NAME CHANGE. Proxies solicited by management will be voted FOR the name change unless a vote against the proposal is specifically indicated.

                             DEADLINE FOR RECEIPT OF
                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        Any stockholder desiring to submit a proposal for action at the 2002 Annual Meeting of Stockholders should arrange for such proposal to be delivered to Radiance at its principal place of business no later than January 6, 2002, in order to be considered for inclusion in Radiance's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, the eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the SEC and other laws and regulations.

        On May 21, 1998 the SEC adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs Radiance's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in Radiance's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify Radiance at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then Radiance will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

        With respect to Radiance's 2002 Annual Meeting of Stockholders, if Radiance is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in Radiance's proxy statement, by March 23, 2002, Radiance will be allowed to use its voting authority as outlined.

                             INDEPENDENT ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP serves as independent accountants for Radiance for the current fiscal year and served for the fiscal year ended December 31, 2001. We expect a representative of PricewaterhouseCoopers LLP to be present at the special meeting to respond to stockholders' questions, and that representative will be given an opportunity to make a brief presentation to the stockholders if he or she so desires and will be available to respond to appropriate questions. We have been advised by PricewaterhouseCoopers LLP that neither that firm nor any of its associates has any material relationship with Radiance nor any affiliate of Radiance.

                                  OTHER MATTERS

        At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Special Meeting. If any other matter is presented properly for action at the Special Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                        By Order of the Board of Directors,

                                        RADIANCE MEDICAL SYSTEMS, INC.




                                        David M. Richards
                                        Secretary

Irvine, California
__________, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders
Radiance Medical Systems, Inc.


In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows present fairly, in all material respects, the financial position of Radiance Medical Systems, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule on page F-24 presents fairly, in all material respects, the information set forth therein for the years ended December 31, 2001, 2000 and 1999 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
February 8, 2002

                         RADIANCE MEDICAL SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                    DECEMBER 31,
                                                                                ----------------------
                                                                                  2000         2001
                                                                                --------      --------
                                ASSETS
Current assets:
  Cash and cash equivalents ...............................................     $  6,311      $  3,327
  Marketable securities available-for-sale, including unrealized gains of
     $113 and $131 ........................................................       15,162        12,322
  Accounts receivable, net of allowance for doubtful accounts of $113
     and $244 .............................................................          564           139
  Other receivables .......................................................        2,511         2,310
  Inventories .............................................................        1,085            73
  Other current assets ....................................................          239           133
                                                                                --------      --------
  Total current assets ....................................................       25,872        18,304
                                                                                --------      --------
Property and equipment:
  Furniture and equipment .................................................        2,225         1,544
  Leasehold improvements ..................................................          317           236
                                                                                --------      --------
                                                                                   2,542         1,780
  Less accumulated depreciation and amortization ..........................       (1,799)       (1,770)
                                                                                --------      --------
      Net property and equipment ..........................................          743            10
Marketable securities available-for-sale, including unrealized gain of $28
  and $125, respectively ..................................................        8,884         4,661

Intangibles, net of amortization ..........................................        2,786            --
Notes receivable from officers ............................................          126           147
Other assets ..............................................................           43           208
                                                                                --------      --------
      Total assets ........................................................     $ 38,454      $ 23,330
                                                                                ========      ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses ...................................     $  2,589      $  3,112
  Deferred revenue ........................................................           81            81
                                                                                --------      --------
      Total current liabilities ...........................................        2,670         3,193

Deferred revenue ..........................................................          360           279
Minority interest .........................................................          184           100
                                                                                --------      --------
      Total liabilities ...................................................        3,214         3,572
                                                                                --------      --------
Commitments and contingencies (Notes 11 and 16)

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000 shares authorized, no shares
      issued and outstanding ..............................................           --            --
  Common stock, $0.001 par value; 30,000,000 shares authorized, 13,049,000
      and 13,122,000 shares issued and outstanding ........................           13            13
  Additional paid-in capital ..............................................       80,886        80,850
  Deferred compensation ...................................................         (208)          (15)
  Accumulated deficit .....................................................      (45,796)      (61,437)
  Accumulated other comprehensive income ..................................          345           347
                                                                                --------      --------
      Total stockholders' equity ..........................................       35,240        19,758
                                                                                --------      --------
      Total liabilities and stockholders' equity ..........................     $ 38,454      $ 23,330
                                                                                ========      ========


              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                         RADIANCE MEDICAL SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                    1999          2000          2001
                                                                  --------      --------      --------
Revenue:
  Product ...................................................     $  3,856      $  2,139      $  1,111
  License ...................................................        2,855         6,800         6,528
                                                                  --------      --------      --------
     Total revenue ..........................................        6,711         8,939         7,639
                                                                  --------      --------      --------
Cost of sales:
  Cost of product sales .....................................        2,823         1,465         1,149
  Cost of sales from restructuring ..........................           --            --           601
                                                                  --------      --------      --------
     Total cost of sales ....................................        2,823         1,465         1,750
                                                                  --------      --------      --------
Gross profit ................................................        3,888         7,474         5,889
                                                                  --------      --------      --------
Operating costs and expenses:
  Research and development ..................................        8,610        11,508        14,605
Marketing and sales .........................................        1,989           842         1,305
  General and administrative ................................        2,468         3,097         2,582
  Charge for acquired in-process research and development ...        4,194            --            --
  Restructuring charges .....................................           --            --         4,617
  Minority interest in losses of subsidiary .................           (6)          (26)          (65)
                                                                  --------      --------      --------
     Total operating costs and expenses .....................       17,255        15,421        23,044
                                                                  --------      --------      --------
  Loss from operations ......................................      (13,367)       (7,947)      (17,155)
                                                                  --------      --------      --------
Other income (expense):
  Interest income ...........................................        1,246         1,383         1,426
  Gain on sale of assets ....................................        1,335         1,140            89
  Other income (expense), net ...............................            6           (39)           (1)
                                                                  --------      --------      --------
     Total other income .....................................        2,587         2,484         1,514
                                                                  --------      --------      --------
Net loss ....................................................     $(10,780)     $ (5,463)     $(15,641)
                                                                  ========      ========      ========
Basic and diluted net loss per share ........................     $  (0.98)     $  (0.46)     $  (1.20)
                                                                  ========      ========      ========
Shares used in computing basic and diluted net loss per share       10,951        11,749        13,086
                                                                  ========      ========      ========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                         RADIANCE MEDICAL SYSTEMS, INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                                                                        ACCUMULATED
                                COMMON STOCK         ADDITIONAL                                       TREASURY             OTHER
                           -----------------------    PAID-IN       DEFERRED     ACCUMULATED   ----------------------  COMPREHENSIVE
                             SHARES       AMOUNT      CAPITAL     COMPENSATION    DEFICIT        SHARES       AMOUNT       INCOME
                           ----------   ----------   ----------   ------------   ----------    ----------   ----------   ----------
BALANCE AT DECEMBER 31,
   1998 ................    9,578,000   $       10   $   60,664    $     (409)   $  (29,553)      686,000   $   (3,675)   $     462
Acquisition of RMS .....    1,900,000            2        8,033            --            --            --           --           --
Exercise of common
   stock options .......      359,000           --          259            --            --            --           --           --
Employee stock purchase
   plan ................       59,000           --          168            --            --            --           --            --
Deferred compensation,
   net .................           --           --          359          (359)           --            --           --           --
Amortization of deferred
   compensation ........           --           --           --           244            --            --           --           --
Net loss ...............           --           --           --            --       (10,780)           --           --           --
Unrealized loss on
   investments, net ....           --           --           --            --            --            --           --         (202)
Unrealized exchange rate
   loss ................           --           --           --            --            --            --           --         (112)
                           ----------   ----------   ----------    ----------    ----------    ----------   ----------    ----------
BALANCE AT DECEMBER 31,
   1999 ................   11,896,000           12       69,483          (524)      (40,333)      686,000       (3,675)         148
Exercise of common stock
   options .............      130,000           --          479            --            --            --           --           --
Employee stock purchase
   plan ................       66,000           --          228            --            --            --           --           --
Sale of common stock
   (net of costs of
   $1,217) .............      814,000            1         9,357           --            --      (686,000)       3,675           --
Convertible debenture
   exercise ............      143,000           --        1,375            --            --            --           --           --
Deferred compensation,
   net .................           --           --          (36)           36            --            --           --           --
Amortization of deferred
   compensation ........           --           --           --           280            --            --           --
Net loss ...............           --           --           --            --        (5,463)           --           --           --


Unrealized gain on
   investments, net ....           --           --           --            --            --            --           --          134
Unrealized exchange
   rate gain ...........           --           --           --            --            --            --           --           63
                           ----------   ----------   ----------    ----------    ----------    ----------   ----------    ----------
BALANCE AT DECEMBER 31,
   2000 ................   13,049,000           13       80,886          (208)      (45,796)           --           --          345


Exercise of common stock
   options .............       21,000           --           38            --            --            --           --           --
Employee stock purchase
   plan ................       52,000           --          216            --            --            --           --           --
Deferred compensation,
   net .................           --           --         (290)          290            --            --           --           --
Amortization of deferred
   compensation ........           --           --           --           (97)           --            --           --           --
Net loss ...............           --           --           --            --       (15,641)           --           --           --


Unrealized gain on
   investments, net ....           --           --           --            --            --            --           --          115
Unrealized exchange rate
   loss ................           --           --           --            --            --            --           --         (113)
                           ----------   ----------   ----------    ----------    ----------    ----------   ----------    ----------
BALANCE AT DECEMBER 31,
   2001 ................   13,122,000   $       13   $   80,850    $      (15)   $  (61,437)           --          $--    $      347
                           ==========   ==========   ==========    ==========    ==========    ==========   ==========    ==========




                         STOCKHOLDERS'  COMPREHENSIVE
                             EQUITY          LOSS
                          ------------  -------------

BALANCE AT DECEMBER 31,
   1998 ................     $ 27,499
Acquisition of RMS .....        8,035
Exercise of common
   stock options .......          259
Employee stock purchase
   plan ................          168
Deferred compensation,
   net .................           --
Amortization of deferred
   compensation ........          244
Net loss ...............      (10,780)  $  (10,780)
Unrealized loss on
   investments, net ....         (202)        (202)
Unrealized exchange rate
   loss ................         (112)        (112)
                           ----------    ----------
BALANCE AT DECEMBER 31,
   1999 ................       25,111   $  (11,094)
                                         ----------
Exercise of common stock
   options .............          479
Employee stock purchase
   plan ................          228
Sale of common stock
   (net of costs of
   $1,217) .............       13,033
Convertible debenture
   exercise ............        1,375
Deferred compensation,
   net .................           --
Amortization of deferred
   compensation ........          280
Net loss ...............       (5,463)  $    (5,463)
Unrealized gain on
   investments, net ....          134          134
Unrealized exchange
   rate gain ...........           63           63
                           ----------    ----------
BALANCE AT DECEMBER 31,
   2000 ................       35,240   $    (5,266)
                                         ==========
Exercise of common stock
   options .............           38
Employee stock purchase
   plan ................          216
Deferred compensation,
   net .................           --
Amortization of deferred
   compensation ........          (97)
Net loss ...............      (15,641)     $(15,641)

Unrealized gain on
   investments, net ....          115           115
Unrealized exchange rate
   loss ................         (113)         (113)
                           ----------   ----------
BALANCE AT DECEMBER 31,
   2001 ................   $   19,758   $   (15,639)
                           ==========   ==========




              The accompanying notes are an integral part of these
                       Consolidated Financial Statements.

                         RADIANCE MEDICAL SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1999          2000          2001
                                                              --------      --------      --------
Operating activities:
Net loss ................................................     $(10,780)     $ (5,463)     $(15,641)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Restructuring charges .................................           --            --         3,453
  Depreciation and amortization .........................        1,333         1,288         1,057
  Amortization of deferred compensation .................          243           280           (97)
  Bad debt expense ......................................         (168)           38           131
  Charge for acquired in-process research and development        4,194            --            --
  Minority interest in losses of subsidiary .............           (6)          (26)          (65)
  Gain on disposal of assets ............................       (1,302)         (223)          (19)
  Changes (net of effects of acquisition of interest in
    (former) Radiance and Radiatec):
    Accounts receivable .................................        1,510           468           295
    Inventories .........................................           97          (263)          411
    Other receivables and current assets ................         (290)       (1,769)           79
    Accounts payable and accrued expenses ...............       (2,105)         (125)          523
    Deferred revenue ....................................          679          (971)          (81)
                                                              --------      --------      --------
Net cash used in operating activities ...................       (6,595)       (6,766)       (9,954)
                                                              --------      --------      --------
Investing activities:
  Purchase of available-for-sale securities .............      (25,256)      (26,312)      (17,157)
  Sales of available-for-sale securities ................       28,413        22,404        24,335
  Capital expenditures for property and  equipment ......         (439)         (100)         (329)
  Sale of Vascular Access business unit, net ............        2,070            --            --
  Proceeds from sale of option on investment securities..        1,232           252            --
  Purchase of controlling interest in Radiance, net of
     cash acquired  .....................................          233            --            --
  Purchase of interest in (former) Radiance, net of cash
     acquired ...........................................          455            --            --
                                                              --------      --------      --------
Net cash provided by (used in) investing activities .....        6,708        (3,756)        6,849
                                                              --------      --------      --------
Financing activities:
  Proceeds from issuance of convertible debenture .......           --         1,000            --
  Proceeds from sale of common stock ....................           --        14,250            --
  Costs of equity issuances .............................           --        (1,217)           --
  Proceeds from sale of common stock under employee stock
   purchase plan ........................................          168           228           216
  Proceeds from exercise of stock options ...............          260           479            38
  Proceeds from repayment of affiliate debt .............           73            --            --
                                                              --------      --------      --------
Net cash provided by financing activities ...............          501        14,740           254
                                                              --------      --------      --------
Effect of exchange rate changes on cash and cash
   equivalents ..........................................           --            42          (133)
                                                              --------      --------      --------
Net (decrease) increase in cash and cash equivalents ....          614         4,260        (2,984)
Cash and cash equivalents, beginning of year ............        1,437         =         6,311
                                                              --------      --------      --------
Cash and cash equivalents, end of year ..................     $  2,051      $  6,311      $  3,327
                                                              ========      ========      ========
Supplemental disclosure of non-cash financing activities:
  In January 1999, the Company acquired the remaining
    common stock of (former) Radiance. The following is
    a summary of the 1999 activity:
  Fair value of assets acquired, including intangible
    assets ..............................................     $  8,962
  Cash paid .............................................         (692)
  Common stock and options issued .......................       (8,035)
                                                              --------
  Liabilities assumed ...................................     $    235
                                                              ========
  Conversion of long-term debt to common stock ..........                   $  1,375
                                                                            ========

              THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE
                       CONSOLIDATED FINANCIAL STATEMENTS.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


1. BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES

    Business and Basis of Presentation

        Radiance Medical Systems, Inc. (formerly Cardiovascular Dynamics, Inc. and herein after referred to the "Company" or "Radiance") was incorporated in March 1992 in the State of California and reincorporated in the State of Delaware in June 1993. Prior to the restructuring in September 2001 (Note 15), the Company was developing proprietary devices to deliver radiation to prevent the recurrence of blockages in arteries following balloon angioplasty, vascular stenting, arterial bypass surgery and other interventional treatments of blockages in coronary and peripheral arteries. The Company incorporated its proprietary RDX technology into catheter-based systems that deliver beta radiation to the site of a treated blockage in an artery in order to decrease the likelihood of restenosis (the "RDX system"). The Company also manufactured, licensed and sold angioplasty catheters and stent products, including its "Focus technology" product line primarily through medical device distributors. The Company operates in a single business segment.

        In August 1999, the Company contributed cash of $233 in return for a 51% interest in Radiatec, a joint venture formed to distribute the Company's RDX catheter products in Japan.

        The consolidated financial statements include the accounts of the Company and its wholly and majority-owned subsidiaries. Intercompany transactions have been eliminated in consolidation.

    Significant Accounting Policies and Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to collectibility of customer accounts, whether the cost of inventories can be recovered, the value assigned to and estimated useful life of intangible assets, the realization of tax assets and estimates of tax liabilities, contingent liabilities and the potential outcome of litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

        The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

        - allowances for accounts receivable and inventory;

        - long-lived assets, including intangible assets; and

        - income taxes.

        The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. These estimates are based on the Company's review of the aging of customer balances, correspondence with the customer, and the customer's payment history. If additional information becomes available to the Company indicating the financial condition of the customer is deteriorating, additional allowances may be required. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand, as driven by economic and market conditions, and the product's shelf life. If actual demand, or economic or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. The Company revised the estimate of demand for Focus technology products in 2001, which resulted in the write-down of inventory. The Company records an impairment charge, or expense, for long-lived assets whenever events or changes in circumstances indicate that the value recorded for the asset may not be recoverable. Future changes in operations, such as the decision to discontinue new sales of the Focus technology products (Note 15), adverse market conditions or the introduction of competing technologies, such as drug coated stents, among other things, could cause the Company to write down the asset (i.e., record an expense)

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


to better reflect management's current estimate of its value. Radiance reduces its deferred tax assets to zero due to uncertainties concerning the future realization of the related tax benefits, primarily due to the Company's history of losses. In the event Radiance was to determine that it would be able to realize some or all of the tax benefit of the deferred tax assets, the valuation allowance would be reduced, resulting in increased income in the period such determination was made.

    Cash and Cash Equivalents

        Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

    Marketable Securities Available-For-Sale

        The Company accounts for its investments pursuant to Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities.

        The Company has classified its entire investment portfolio as available-for-sale. Available-for-sale securities are stated at fair value with unrealized gains and losses included in accumulated other comprehensive income, net of realized gains and losses. Management evaluates the classification of its securities based on the Company's short-term cash needs. The amortized cost of debt securities is adjusted for amortization of premiums and accretions of discounts to maturity. Such amortization is included in interest income. Realized gains (losses) of $(11), $(2) and $70 for the years ended December 31, 1999, 2000 and 2001, respectively, are included in other income (expense). The cost of securities sold is based on the specific identification method.

    Investments

        The Company holds an investment in common stock in a private company named Endologix, Inc. (Note 18). In the year ended December 31, 1997, the investment of 475,000 shares of common stock was reduced to zero based on an other than temporary decline in value determined at that time.

    Inventories

        Inventories are stated at the lower of cost, determined on an average cost basis, or market value.

    Property and Equipment

        Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements and assets acquired under capital leases are amortized over the term of the lease or the estimated useful life of the asset, whichever is shorter. Maintenance and repairs are expensed as incurred while renewals or betterments are capitalized. Upon sale or disposition of property and equipment, any gain or loss is included in the statement of operations. The estimated useful lives for furniture and equipment range from three to seven years and the estimated useful life for leasehold improvements is seven years. Following the restructuring (Note 15), the estimated useful lives of production-related equipment were reduced to three months to reflect the estimated time necessary to manufacture products to complete existing Focus technology product orders and RDX systems for the remaining clinical trials.

    Intangible Assets

        Intangible assets acquired in connection with business combinations are amortized on the straight-line method over their estimated useful lives. Intangible assets, totaling $4,567, from the purchase of a controlling interest in and acquisition of Radiance Medical Systems, Inc. (the "former Radiance") were being amortized over three to seven years, respectively. Based upon a valuation of intangible assets acquired in the purchase of a controlling interest in and acquisition of the former Radiance, $3,266 and $1,301 were capitalized as developed technology and covenants not to compete, respectively, and $4,194 was expensed as acquired in-process research

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


and development in 1999. During the years ended December 31, 1999, 2000 and 2001, the Company recorded $900, $881 and $675 of amortization expense, respectively, for developed technology and covenants not to compete (Note 15 for discussion of restructuring activities and impairment of these assets).

    Long-Lived Assets

        In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," long-lived assets and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the asset is not recoverable, the Company's carrying value of the asset would be reduced to its estimated fair value, which is measured by future discounted cash flows.

        In September 2001, the Company decided to restructure its operations and discontinue marketing and manufacturing of the RDX system. As a result, the Company recorded impairment charges for its intangible assets and property and equipment totaling $2,111 and $699, respectively (Note 15).

    Fair Value of Financial Instruments

        The carrying amount of all financial instruments approximates fair value because of the short maturities of the instruments.

    Concentrations of Credit Risk and Significant Customers

        The Company maintains its cash and cash equivalents in deposit accounts and in pooled investment accounts administered by a major financial institution.

        The Company sells its products primarily to medical institutions and distributors worldwide. The Company performs on going credit evaluations of its customers' financial condition and generally does not require collateral from customers. Management believes that an adequate allowance for doubtful accounts has been provided.

        In June 1998, the Company signed a technology license agreement with Guidant Corporation ("Guidant"), an international interventional cardiology products company, granting them the right to manufacture and distribute products using the Company's Focus technology for stent deployment. During 1999, 2000 and 2001, the Company recognized revenue from Guidant of $2,250, $6,415 and $6,429, respectively, which represented 34%, 72% and 84% of total revenues, respectively (Note 5). There are no other customers who represented greater than 10% of the Company's total revenues. As of December 31, 2000 and 2001, receivables from Guidant amounted to $1,651 and $1,854, respectively. No other single customer accounted for more than 10% of the Company's receivable balance at December 31, 2000 and 2001.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


    Product Sales by Geographic Region

        The Company had product sales by region as follows:

                                            Year Ended December 31,
                                ------------------------------------------
                                 1999              2000              2001
                                ------            ------            ------
Europe .............            $2,094            $1,230            $  416
United States ......               707                86                40
Asia ...............               382               269               138
Middle East ........               114               236               174
Latin America ......               218               178               165
Other ..............               341               140               178
                                ------            ------            ------
                                $3,856            $2,139            $1,111
                                ======            ======            ======


    Revenue Recognition

        The Company recognizes revenue when there is persuasive evidence of an arrangement with the customer that states a fixed and determinable price and terms, delivery of the product has occurred in accordance with the shipment terms, and collectibility of the receivable is reasonably assured. The Company accepts returned defective products within 60 days of original shipment to the customer. The Company records an accrual for an estimate of returns at the time revenue is recognized. To date, such returns have been insignificant.

        License revenues from milestone payments were recognized in 1999 on a contract with Guidant upon the transfer of technology to Guidant (Note 5). The Company earns royalty revenue, which is included in license revenue in the consolidated statement of operations, as a result of the sale of product rights and technologies to third parties. Royalties are recognized upon the sale of products, subject to the royalty, by the third party. License revenues are recognized ratably over the estimated life of the agreement (Note 3).

    Foreign Currency Translation

        The Company has designated local currency as the functional currency for its foreign subsidiaries. Accordingly, the assets and liabilities of foreign subsidiaries are translated at the rates of exchange at the balance sheet date. The income and expense items of these subsidiaries are translated at average monthly rates of exchange. The resulting translation gains and losses are included as a component of accumulated other comprehensive income on the consolidated balance sheet.

    Stock-Based Compensation

        The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under the provisions of APB 25, the Company recognizes compensation expense only to the extent that the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant. Pro forma information regarding net loss and loss per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


        Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        In calculating pro forma information regarding net loss and net loss per share, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.4%, 5.1% and 4.3%; a dividend yield of 0%, 0% and 0%; volatility of the expected market price of the Company's common stock of 0.889,
0.700 and 0.700; and a weighted-average expected life of the options of 5.0, 5.0 and 5.0 years for 1999, 2000 and 2001, respectively.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended December 31, 1999, 2000 and 2001 follows:

                                                                       1999       2000        2001
                                                                     --------   --------    --------
        Pro forma net loss.......................................    $(12,335)   $(6,850)   $(16,824)
        Pro forma basic and diluted net loss per share...........     $ (1.13)   $ (0.58)   $  (1.29)


        The Company accounts for non-employee stock-based awards, in which goods or services are the consideration received for the stock options issued, in accordance with the provisions of SFAS No. 123 and related interpretations. Compensation expense for non-employee stock-based awards is recognized in accordance with FASB Interpretation 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans, an Interpretation of APB Opinions No. 15. and 25 ("FIN 28"). Under SFAS No. 123 and FIN 28, the Company records compensation expense based on the then-current fair values of the stock options at each financial reporting date. Compensation recorded during the service period is adjusted in subsequent periods for changes in the stock options' fair value.

    Income Taxes

        The Company follows SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in different periods for financial statement purposes versus tax return purposes. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets when it is more likely than not that a portion of such assets will not be recoverable through future operations. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    Net Loss Per Share

        Net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. Because of the net losses during the years ended December 31, 1999, 2000 and 2001, options to purchase the common stock of the Company were excluded from the computation of net loss per share because the effect would have been antidilutive. If they were included, the number of shares used to compute net loss per share would have been increased by approximately 292,000 shares, 1,066,000 shares and 261,000 shares for the years ended December 31, 1999, 2000 and 2001, respectively. However, options to purchase approximately 984,000 shares at a weighted average exercise price of $5.25, 57,000 shares at a weighted average exercise price of $12.88 and 1,337,000 shares at a weighted average exercise price of $5.73 that were outstanding during 1999, 2000 and 2001, respectively, would have still been excluded from the computation of diluted loss per share because the options' exercise price was greater than the average market price of the common shares.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


    Research and Development Costs

        Research and development costs are expensed as incurred.

    Comprehensive Income (Loss)

        The Company accounts for elements of comprehensive income (loss) pursuant to SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income
(loss) includes unrealized holding gains and losses and other items that have been previously excluded from net income (loss) and reflected instead in stockholders' equity. Comprehensive income (loss) includes net loss, the effect of foreign currency translation adjustments, and unrealized holding gains (losses) on marketable securities classified as available-for-sale.

    Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board issued FAS No. 141 and 142. FAS No. 141, "Business Combinations," is effective for all business combinations for which the date of acquisition is after June 30, 2001 and requires that the purchase method of accounting be used for all business combinations, establishes specific criteria for the recognition of intangible assets separately from goodwill, and requires unallocated negative goodwill to be written off immediately as an extraordinary gain. FAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill and indefinite lived intangible assets will no longer be amortized, goodwill will be tested for impairment at least annually at the reporting unit level, intangible assets deemed to have an indefinite life will be tested for impairment at least annually, and the amortization period of intangible assets with finite lives will no longer be limited to forty years. The Company will adopt both FAS No. 141 and 142 on January 1, 2002. The Company believes that the adoption of these statements will not have an impact on its consolidated financial statements.

        In August 2001, the FASB issued FAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. FAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale, requires that long-lived assets that are to be disposed by sale be measured at the lower of book value or fair value less cost to sell and expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. FAS No. 144 is effective for all fiscal years beginning after December 15, 2001 and will be adopted by the Company on January 1, 2002. The Company believes that the adoption of FAS No. 144 will not have an impact on its consolidated financial statements.

2. ACQUISITION AND SALE OF ASSETS

    Acquisition of the former Radiance

        The Company incorporated the former Radiance in August 1997 to develop radiation products to treat restenosis based on the Company's patented Focus technology. In consideration for the Company granting to the former Radiance a license to the Focus technology, the former Radiance issued to the Company 750,000 shares of Series B preferred stock, a warrant to purchase 1,500,000 shares of Series B preferred stock, rights of first offer with respect to the commercialization of the former Radiance's products, and a promise to pay royalties to the Company based on sales of products utilizing the licensed technology. Following the former Radiance's sale of stock to investors in a private offering, the Company did not control the former Radiance and accounted for its investment on the equity method. In September 1998, the Company exercised warrants to purchase an additional 1,500,000 Series B preferred shares in the former Radiance for $0.975 per share or a total of $1,463, bringing the Company's ownership of the outstanding equity of the former Radiance to approximately 50%, and began accounting for its investment in the former Radiance under the consolidation method.

        In November 1998, the Company signed a definitive merger agreement (the "Merger Agreement") with the former Radiance and in January 1999, the Company acquired the former Radiance pursuant to the Merger

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


Agreement. Under the terms of the Merger Agreement, the Company paid the shareholders of the former Radiance $3.00 for each share of preferred stock and $2.00 for each share of common stock for a total consideration of approximately $7,571, excluding the value of Radiance common stock options to be provided to the former Radiance optionholders in exchange for their former Radiance common stock options. Such consideration was paid by delivery of an aggregate of 1,900,157 shares of common stock, and $692 in cash to certain former Radiance stockholders who elected to receive cash pursuant to the Merger Agreement. Options for 546,250 shares of the former Radiance common stock accelerated and vested immediately prior to the completion of the merger. Of these, 1,250 were exercised, and the holder received the same consideration for his shares of the former Radiance common stock as other holders of the former Radiance common stock. The options not exercised prior to the completion of the merger were assumed by the Company and converted into options at the same exercise price to purchase an aggregate of 317,776 shares of the Company's common stock for a total consideration of approximately $1,150.

        In addition, under the Merger Agreement, the former Radiance share and option holders could have received product development milestone payments of $2.00 for each share of preferred stock and $3.00 for each share of common stock. The milestones represented important steps in the United States Food and Drug Administration and European approval process that the Company believed were critical to bringing the Company's technology to the marketplace. The milestones were not met.

        The former Radiance merger consideration was allocated to tangible assets (aggregating approximately $459) acquired and assumed liabilities (aggregating approximately $235), with the remaining consideration being allocated to acquired in-process research and development ("IPR&D"), developed technology and employment contracts, according to a valuation.

        Significant portions of the former Radiance merger consideration were identified as intangible assets. Valuation techniques were employed that reflect the then guidance from the Securities and Exchange Commission on approaches and procedures to be followed in developing allocations to IPR&D.

        At the date of the merger, technological feasibility of IPR&D projects had not been reached and the technology had no alternative future uses. Accordingly, the Company expensed the portion of the purchase price allocated to IPR&D of $4,194 in the year ended December 31, 1999.

        The IPR&D is comprised of technological development efforts aimed at the discovery of new, technologically advanced knowledge, the conceptual formulation and design of possible alternatives, as well as the testing of process and product cost improvements. Specifically, these technologies included, but were not limited to, efforts to apply radiation to an angioplasty catheter, increase the radiation activity level on the catheter and improve the performance of a radioactive angioplasty catheter.

        The amount of consideration allocated to IPR&D was determined by estimating the stage of completion of each IPR&D project at the date of the merger, estimating cash flows resulting from the future research and development, clinical trials and release of products employing these technologies, and discounting the net cash flows back to their present values.

        The weighted average stage of completion for all projects, in aggregate, was approximately 70% as of the merger date. As of that date, the estimated remaining costs to bring the projects under development to technological feasibility and through clinical trials and regulatory approval process were approximately $5,500. The cash flow estimates from sales of products incorporating those technologies was estimated to commence in the year 2001, with revenues increasing for the first four years, followed by declines in subsequent periods as other new products were expected to be introduced and represent a larger proportion of the total product offering. The cash flows from revenues forecasted in each period are reduced by related expenses, capital expenditures, the cost of working capital, and an assigned contribution to the core technologies serving as a foundation for the research and development. The discount rates applied to the individual technology's net cash flows ranged from 20% to 35%, depending on the level of risk associated with a particular technology and the current return on investment requirements of the market. These discount rates reflect "risk premiums" of 18% to 105% over the estimated weighted average cost of capital of 17% computed for the Company.

        A portion of the former Radiance consideration premium was allocated to identifiable intangibles. The identifiable intangibles consist primarily of developed technology and employment contracts (i.e., covenants not to compete and the assembled workforce). The fair value of the developed technology at the dates of acquisition of a majority and then the remainder of the capital stock of the former Radiance was $187 and $3,079, respectively, and represent the acquired, aggregate fair value of individually identified technologies that were fully developed at the time. As with the IPR&D, the developed technology was valued using the future income approach, in context of the business enterprise value of the former Radiance. The employment contracts assigned values at the dates of acquisition of a majority and the then remainder of the capital stock of the former Radiance were approximately $72 and $1,229, respectively.

    Sale of Vascular Access Assets

        In October 1998, the Company signed a letter of intent to sell substantially all of the properties and assets used exclusively in its Vascular Access product line to Escalon and in January 1999 the sale was completed under a definitive Assets Sale and Purchase Agreement ("Agreement"). Under the terms of the Agreement, the Company received an initial payment of $1,104 in January 1999. This payment represented a $1,000 consideration payment increased by the excess of the actual inventory transferred of $704 over the contractual estimate of $600. In October 1999, the Company received an additional $1,000 upon the completion of the transfer of technology. The Company continued to manufacture certain products on a "cost plus" basis for ten months following the Agreement date. The Company recorded $1,211 in 1999 as other income for the excess of the cash payments received over the cost basis of the assets sold.

        As it was also entitled to receive royalty payments upon the sale of products for a five-year period, the Company recognized as revenue the pro-rata minimum royalty due for 1999 of $283 and the annual royalty due for 2000 of $300. In February 2001, the Company amended the Agreement with Escalon regarding the payment of royalties. As payment for $182 in royalties due the Company in the first quarter of 2001, Escalon issued 50,000 shares of Escalon common stock to the Company with a fair value of $100, which approximated the market price as quoted on NASDAQ, a prime plus one percent interest bearing note receivable due in January 2002 for $65, and cash of $17. The Company recognized a loss of $20 upon the sale of the shares of Escalon common stock in the fourth quarter of 2001. The note receivable was paid in January 2002.

        Additionally, the Company received a prime (4.75% at December 31, 2001) plus one percent interest bearing note receivable for $718, payable in eleven equal quarterly installments from April 2002 to October 2004, representing the remaining minimum royalties, on a discounted basis, due for 2001 to 2003 under the Agreement. Additional royalties above the minimums will only be paid under the amended agreement if related product sales exceed $3,000 annually. The Company is recognizing interest income and license revenue under the $718 note receivable on a cash basis, as collection of this note receivable was not reasonably assured. Accordingly, the note receivable and deferred revenue are not recorded on the consolidated balance sheet. Interest income of $47 was recognized in 2001 and no royalties were recognized as revenue in 2001.

3. DEFERRED REVENUE

    Deferred Distributor Fees

        In June 1999, the Company granted Cosmotec of Japan distribution rights to market its vascular radiation therapy products in Japan. Radiance received $1,000 as cash payment in exchange for the distribution rights and is recognizing the payment as revenue ratably over the estimated seven-year term of the distribution agreement. The Company recognized $71, $81 and $81 of revenue during the years ended December 31, 1999, 2000 and 2001, respectively. The cash received in excess of revenue recognized has been recorded as deferred revenue. In conjunction with the granting of distribution rights, the Company issued a $1,000 convertible debenture to Cosmotec. The convertible debenture was issued at below its estimated fair value resulting in a $377 reduction in the deferred revenue recorded by the Company (Note 10).

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


    Gain on Sale of Assets

        In August 1999, the Company sold an option to an unrelated party to purchase the Company's 475,000 shares of Endologix common stock. Under the option agreement, the purchaser made a non-refundable cash payment to the Company of $1,232 for the option and had until December 2000 to exercise the option. The option premium was recognized on a straight-line basis over the option term, resulting in a gain of $347 and $886 being recognized as gain on sale of assets in other income for the years ended December 31, 1999 and 2000, respectively. In the fourth quarter of 2000, the optionholder paid an additional amount to extend the option period for one week and the Company received an additional $252, which was also recognized as gain on sale of assets in other income. The optionholder did not exercise the option prior to its expiration.

4. DISTRIBUTION AGREEMENT WITH CATHEX

        The Company entered into a distribution agreement, dated May 1, 1997, with Cathex, Ltd. ("Cathex Agreement"), whereby Cathex was appointed to serve as Radiance's exclusive distributor for certain of the Company's products in Japan. In exchange for this exclusive distributorship, Cathex shareholders agreed to purchase $200 in Radiance common stock or approximately 25,000 shares. Cathex also agreed to undertake all necessary clinical trials to obtain approval from Japanese regulatory authorities for the sale of said products in Japan. Cathex's purchases under the Cathex Agreement were subject to certain minimum requirements. The initial term of the Cathex Agreement expired on January 1, 2001, and was subject to a five-year extension. In the fourth quarter of 2000, the Company and Cathex agreed to terminate the agreement. Sales to Cathex accounted for 6% and 1% of total revenues in 1999 and 2000, respectively.

5. LICENSE AGREEMENTS

    EndoSonics Corporation

        In 1995 and 1997, the Company entered into license agreements with EndoSonics pursuant to which the Company granted EndoSonics the non-exclusive, royalty-free right to certain technology for use in the development and sale of certain products. In exchange, Radiance received the non-exclusive, royalty-free right to utilize certain of EndoSonics' product regulatory filings to obtain regulatory approval of Radiance products (Note 16).

    Guidant Corporation

        In June 1998, the Company signed a technology license agreement with Guidant granting them the right to manufacture and distribute stent delivery products using the Company's Focus technology. Under the agreement, the Company was entitled to receive certain milestone payments based upon the transfer of the technology to Guidant, and royalty payments based upon the sale of products using the Focus technology. The final two milestone payments, totaling $2,000, were received in the first half of 1999. Based upon the completion of certain initial technology transfer milestones, the Company recognized $2,250 in license revenue in 1999. In 1999, the Company recorded the minimum royalty due under the agreement of $250. For the years ended December 31, 2000 and 2001, the Company recorded $6,415 and $6,429, respectively, in royalties under the agreement. At December 31, 2000 and 2001, $1,651 and $1,854, respectively, due under this agreement are included in other receivables on the consolidated balance sheet.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


6. MARKETABLE SECURITIES AVAILABLE-FOR-SALE

        The Company's investments in debt securities are diversified among high credit quality securities in accordance with the Company's investment policy. A major financial institution manages the Company's investment portfolio. As of December 31, 2001, $12,322 and $4,661 of the Company's debt securities had contractual maturities of less than one year and between one to two years, respectively.

                                            DECEMBER 31, 2000                   DECEMBER 31, 2001
                                     -------------------------------     -------------------------------
                                                   Gross                              Gross
                                                 Unrealized                        Unrealized
                                                  Holding     Fair                   Holding      Fair
                                      Cost        Gains       Value       Cost        Gains       Value
                                     -------     -------     -------     -------     -------     -------
U.S. Treasury and other agencies
debt securities ................     $ 2,004     $     5     $ 2,009     $ 7,069     $    86     $ 7,155
Corporate debt securities ......      21,901         136      22,037       9,658         170       9,828
                                     -------     -------     -------     -------     -------     -------
                                     $23,905     $   141     $24,046     $16,727     $   256     $16,983
                                     =======     =======     =======     =======     =======     =======


7. INVENTORIES

        Inventories consisted of the following:


                                                   DECEMBER 31,
                                            ------------------------
                                               2000          2001
                                            -----------   -----------
                      Raw materials         $      498  $         --
                      Work in process              178            --
                      Finished goods               409            73
                                            ----------   -----------
                                            $    1,085   $        73
                                            ==========   ===========


        The Company discontinued sales and manufacturing of its products, except to fill existing orders following its decision to restructure operations (Note
15).

8. INTANGIBLES

        Intangibles consisted of the following:

                                                DECEMBER 31,
                                       ---------------------------
                                         2000                2001
                                       -------              ------
Developed technology                   $ 3,266                $ --
Employment contracts                     1,301                  --
                                       -------                ----
                                         4,567                  --
Accumulated amortization                (1,781)                 --
                                       -------                ----
Intangible assets, net                 $ 2,786                $ --
                                       =======                ====


        Following its decision to restructure operations, the Company concluded that the intangible assets were impaired (Note 15).

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consisted of the following:

                                                            DECEMBER 31,
                                                   ---------------------------
                                                    2000                 2001
                                                   ------               ------
Accounts payable                                   $1,293               $  309
Accrued payroll and related expenses                1,045                  446
Accrued restructuring charges                          --                  920
Accrued clinical expenses                             241                1,029
Other accrued expenses                                 10                  408
                                                   ------               ------
                                                   $2,589               $3,112
                                                   ======               ======


        Accrued restructuring charges are comprised of $619 in employee termination benefits and $301 in non-cancelable commitments (Note 15).

10. CONVERTIBLE DEBENTURE

        In June 1999, in conjunction with an agreement to grant Cosmotec distribution rights to market the Company's vascular radiation therapy products in Japan, a convertible debenture agreement was executed between the Company and Cosmotec whereby the Company was committed to sell Cosmotec a 5%, $1,000 face amount convertible debenture in June 2000. The convertible debenture was issued in June 2000 and would have matured in June 2003. In September 2000, Cosmotec converted the debenture at the initial conversion price of $7.00 per share into 142,857 shares of common stock.

        The Company recorded the convertible debenture at its fair value of $1,407, and the difference between the fair value and the cash proceeds received from this debenture was recorded as a reduction in the deferred revenue associated with the distribution agreement (Note 3). The excess of the debenture's fair value over its face value of $1,000 was amortized as a reduction to interest expense through September 2000, the date of the conversion, and the remaining unamortized balance was converted to equity. During the year ended December 31, 2000, $32 was amortized to interest expense.

11. COMMITMENTS AND CONTINGENCIES

    Operating Leases

        The Company leases its administrative, research and manufacturing facilities and certain equipment under long-term, non-cancelable lease agreements that have been accounted for as operating leases. Certain of these leases include renewal options as prescribed by the agreements.

        Future minimum payments by year under noncancellable operating leases with initial terms in excess of one year were as follows as of December 31, 2001:

        Year Ending December 31,
               2002................................................     $510
               2003................................................      440
               2004................................................       80
               2005................................................       20
                                                                      ------
                                                                      $1,050
                                                                      ======


        During the fourth quarter of 2001, the Company completed its evaluation of facility needs and recorded a $309 restructuring charge for non-cancelable lease commitments, net of estimated sublease income of $256 (Note

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


15). As of December 31, 2001, $288 of the lease commitment restructuring charge, net of estimated sub-lease income, was included in accounts payable and accrued expenses.

        Rental expense charged to operations for all operating leases during the years ended December 31, 1999, 2000 and 2001, was approximately $558, $543 and $487, respectively.

        The Company has subleased some of its facilities and is currently entitled to receive income of approximately $115 and $96 during the years ended December 31, 2002 and 2003, respectively. Rental income recorded for all subleased facilities during the years ended December 31, 1999, 2000 and 2001, was approximately $8, $19 and $100, respectively.

    Contract Manufacturing Agreement with Bebig GmbH

        In July 1999, the Company entered into a two-year contract manufacturing agreement with Bebig GmbH ("Bebig") to activate the radioactive sources and complete final assembly of the RDX system in Europe. Pursuant to the agreement, which was amended in July 2000, Radiance paid $732 during 2000 and was committed to pay approximately $710 in 2001 of certain facility set-up fees. In February 2001, the Company agreed to second and third amendments of the manufacturing agreement. The second amendment called for the expansion of the production capacity, and the Company was committed to pay additional fees of approximately $635 in 2001, bringing the total fees for 2001 to approximately $1,345. During 2001, the Company paid all of the aforementioned fees, following the achievement of manufacturing milestones by Bebig, with the exception of a portion of one milestone for $51 that was not completed before manufacturing was discontinued following the restructuring (Note 15). In addition, the Company completed the preparation of certain manufacturing equipment to be used by Bebig to perform the final assembly of the RDX system during the second quarter of 2001 and Bebig purchased it for $450, which approximated Radiance's cost.

        The third amendment, which had a one-year term, increased the amount the Company would pay Bebig for each unit produced and set a minimum facility charge. The Company also agreed to pay all material and third party costs associated with production validation and an agreed amount for each unit produced. In 2001, the Company paid a total of $278 for minimum facility fees and $54 for reimbursement of third party costs for charges incurred prior to the discontinuance of manufacturing following the restructuring, and $139 in non-cancelable commitments through the term of the manufacturing agreement.

        In May 2001, the Company agreed to a fourth amendment to the agreement under which Bebig would fulfill customer service functions for an annual fee of $95. In 2001, the Company paid $48 in fees for services performed and the remaining $47, excluding $8,000 in associated taxes, for the non-cancelable commitment under the agreement through April 2002.

        In conjunction with the contract manufacturing agreement, the Company entered into a three year sub-license agreement with Bebig for certain radiation technology that it believed might be useful in the development of its radiation therapy products. During 2001, the Company recorded $125 in license fee expense and paid an additional $150 for license rights through November 2002. All license fees due under the license agreement for prior periods were offset by payments under the manufacturing agreement. The sub-license was subject to renewal, without cost, until the underlying patents' expiration dates.

        The Company has expensed, as research and development, all costs associated with the contract manufacturing and license agreements with Bebig, except those expensed as restructuring costs.

        In September 2001, the Company implemented a restructuring plan that included the discontinuance of European manufacturing (Note 15). As a result, the remaining non-cancelable contractual commitments due under the agreements with Bebig (including the remaining minimum sub-license fee), totaling $344, was included as a component of the restructuring charge that was paid in the fourth quarter of 2001. No amounts are owed to Bebig at December 31, 2001.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


12. STOCKHOLDERS' EQUITY

    Sale of Common Stock

        In October 2000, the Company closed a secondary offering and sold 1,500,000 shares of its common stock, including 686,000 shares held as treasury stock, at $9.50 per share, which resulted in net proceeds of approximately $13.0 million after deducting underwriting discounts and commissions and other expenses of the offering.

    Treasury Stock

        In May 1997, the Board of Directors authorized the repurchase, at management's discretion, of up to 700,000 shares of the Company's common stock during the remainder of 1997 and 1998. In August 1998, the Board of Directors increased this authorization to repurchase from 700,000 to 1,000,000 shares. The authorization for the repurchase of the common stock was based upon the belief that the market undervalued the Company's stock at the time. A total of 686,000 shares had been repurchased. In October 2000, all of the treasury shares were sold.

    Stock Option Plan

        In May 1996, the Company adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") that is the successor to the Company's 1995 Stock Option Plan. In September 1997, the Company adopted the 1997 Supplemental Stock Option Plan (the "1997 Plan"). Under the terms of the 1996 and 1997 Plans, eligible key employees, directors, and consultants can receive options to purchase shares of the Company's common stock at a price not less than 100% for incentive stock options and 85% for nonqualified stock options of the market value of the Company's common stock on the date of grant. At December 31, 2001, the Company had authorized 3,450,000 and 90,000 shares of common stock for issuance under the 1996 and 1997 Plan, respectively. At December 31, 2001, the Company had 359,866 shares and 11,500 shares of common stock available for grant under the 1996 and 1997 Plan, respectively. The options granted under the Plans are exercisable over a maximum term of ten years from the date of grant and generally vest over a four-year period. The activity under both plans is summarized below:

                                      OPTION PRICE         NUMBER           OPTIONS
                                       PER SHARE          OF SHARES       EXERCISABLE
                                       ---------          ---------       -----------
Balance at December 31, 1998 ....    $1.00 to $12.00      1,513,378
Granted .........................    $2.69 to $ 6.19        767,333
Granted as merger consideration .             $ 0.11        317,776
Exercised .......................    $0.11 to $ 2.50       (358,722)
Forfeited .......................    $1.00 to $ 9.50       (213,918)
                                     ----------------     ----------
Balance at December 31, 1999 ....    $0.11 to $12.00      2,025,847          724,705
                                                                           =========
Granted .........................    $5.81 to $13.19        349,600
Exercised .......................    $0.11 to $ 9.50       (130,410)
Forfeited .......................    $3.00 to $13.19       (113,809)
                                     ----------------     ----------
Balance at December 31, 2000 ....    $0.11 to $13.19      2,131,228        1,129,863
                                                                           =========
Granted .........................    $1.55 to $ 6.88        333,700
Exercised .......................    $1.00 to $ 3.50        (21,417)
Forfeited .......................    $1.55 to $13.19       (271,250)
Balance at December 31, 2001 ....    $0.11 to $13.19      2,172,260        1,525,275
                                     ================     ==========       =========

        Under the merger agreement with the former Radiance, the options outstanding prior to the merger accelerated, vested and were, if unexercised, assumed by the Company and converted into options at the same exercise price (Note 2).

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


        The following table summarizes information regarding stock options outstanding at December 31, 2001:

                         OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
-------------------------------------------------------------------     ----------------------------
                                            WEIGHTED-
                                             AVERAGE       WEIGHTED                       WEIGHTED-
                                            REMAINING      AVERAGE                         AVERAGE
    RANGE OF               OPTIONS         CONTRACTUAL     EXERCISE      OPTIONS          EXERCISE
EXERCISE PRICES          OUTSTANDING       LIFE (YEARS)     PRICE       EXERCISABLE         PRICE
---------------         ------------       -----------     --------     -----------       ----------
 $ 0.11 -                   98,541             7.0           $0.11          98,541          $ 0.11
   1.00 - 2.50             171,834             3.7            1.39         171,834            1.39
   2.69 - 3.63             564,913             7.1            3.42         437,987            3.42
   4.31 - 6.19             983,892             7.4            4.95         625,245            5.01
   6.38 - 8.75             299,592             8.0            7.03         162,844            7.26
  12.00 - 13.19             53,489             7.5           12.85          28,823           12.57
                         ---------             ---           -----       ---------          ------
   0.11 - 13.19          2,172,261             7.1           $4.53       1,525,275          $ 4.21
                         =========             ===           =====       =========          ======


        The weighted-average grant-date fair value of options granted during 1999, 2000 and 2001 where the exercise price on the date of grant was equal to the stock price on that date, was $4.18, $7.75, and $4.64, respectively. Under the merger agreement with the former Radiance, 317,776 options were granted in January 1999 at a weighted-average grant-date fair value of $3.94 per share and an exercise price of $0.11 per share.

        During the years ended December 31, 1999, 2000 and 2001, $359, $(36), and $(290), respectively, of deferred compensation was recorded for the fair value of current year non-employee option grants, net of the change to the fair value of previously issued, non-employee, unvested stock options. Deferred compensation is being amortized over the vesting period of the related options, which is generally four years. During the years ended December 31, 1999, 2000 and 2001, $244, $280 and $(97), respectively, was recorded as compensation expense net of any change in the estimated fair value of the unvested options. During the years ended December 31, 1999, 2000 and 2001, 108,333, 44,600, and 30,000 options, respectively, were granted to non-employees. As of December 31, 1999, 2000 and 2001, a total of 173,665, 214,932 and 244,932 non-employee stock options, respectively, were outstanding. No compensation expense was recorded in the financial statements for stock options issued to employees for 1999, 2000, and 2001 because the options were granted with an exercise price equal to the market price of the Company's common stock on the date of grant.

    Stock Purchase Plan

        Under the terms of the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"), eligible employees can purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the applicable offering period. In June 2000, an additional 200,000 shares of common stock were approved for issuance under the Purchase Plan, bringing the total reserved to 400,000 shares. During 1999, 2000 and 2001, a total of approximately 59,000, 66,000, and 52,000 shares of common stock, respectively, were purchased at an average price of $2.83, $3.47, and $4.17 per share, respectively.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


13. INCOME TAXES

        Significant components of the Company's deferred tax assets and (liabilities) are as follows at December 31:

                                                  2000                 2001
                                                --------             --------
Net operating loss carryforward ....            $ 10,354             $ 14,029
Accrued expenses ...................                  89                  108
Tax credits ........................               2,457                2,459
Bad debt reserve ...................                  45                   97
Depreciation .......................                (141)                  47
Amortization .......................              (1,393)                 124
Inventory write-downs ..............                 137                  372
Capitalized research and development               1,963                1,696
Deferred revenue ...................                 175                  143
Deferred compensation amortization .                 417                  378
Other ..............................                   1                  540
                                                --------             --------
Deferred tax assets ................              14,104               19,993
Valuation allowance ................             (14,104)             (19,993)
                                                --------             --------
Net deferred tax assets............             $     --             $     --
                                                ========             ========


        The valuation allowance increased by $1,762, $2,247, and $5,889 in 1999, 2000, and 2001 respectively.

        The Company's effective tax rate differs from the statutory rate of 35% due primarily to federal and state losses that were recorded without tax benefit.

        At December 31, 2001, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $40,021 and $7,227, respectively, which begin to expire in 2009 and 2003, respectively. In addition, the Company has research and development and other tax credits for federal and state income tax purposes of approximately $1,349, and $1,110, respectively, which begin to expire in 2011.

        Because of the "change of ownership" provision of the Tax Reform Act of 1986, utilization of the Company's net operating loss and research credit carryforwards may be subject to an annual limitation against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before ultimately becoming available to reduce future income tax liabilities.

        The results of operations for the years ended December 31, 1999, 2000 and 2001 include the net losses of the Company's wholly-owned German and majority-owned Japanese subsidiaries of $177, $176, and $93, respectively.

14. EMPLOYEE BENEFIT PLAN

        The Company provides a 401(k) Plan for all employees 21 years of age or older with over 3 months of service. Under the 401(k) Plan, eligible employees voluntarily contribute to the Plan up to 15% of their salary through payroll deductions. Employer contributions may be made by the Company at its discretion based upon matching employee contributions, within limits, and profit sharing provided for in the Plan. No employer contributions were made in 1999, 2000 or 2001.

15. RESTRUCTURING CHARGES

        In September 2001, two companies published the first feasibility clinical study data for drug coated stents, a competing technology to the Company's RDX system. While the Company's RDX system uses beta radiation to treat restenosis resulting from angioplasty procedures, drug-coated stents have drugs that inhibit cell proliferation to

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


limit restenosis. Though drug-coated stent feasibility trials were on a relatively small cohort of patients, both companies reported restenosis rates near or at zero percent. Unless clinical study data involving drug coated stents from the pivotal, larger studies planned or in progress show restenosis rates significantly higher than reported in pilot studies, the market for the RDX system likely will be limited.

        As a result, in order to conserve cash prior to assessing the outcome of our BRITE II clinical study and deciding whether to make our PMA filing, and to position the Company to take advantage of strategic alternatives, the Company decided in September 2001 to restructure its operations. The restructuring plan was comprised of the following: a) discontinue marketing and manufacturing of the RDX System in Europe and other international markets in the third quarter of 2001, b) discontinue marketing and manufacturing of products using the Company's Focus technology subject to the fulfillment of outstanding orders, which was completed in the fourth quarter of 2001, c) cease clinical trials for the RDX system in Japan, and d) involuntary termination of 55 employees, which is expected to be completed in the first quarter of 2002, and e) search for additional commercial opportunities by evaluating technologies outside of radiation therapy. The involuntarily terminated employees consisted of 28 employees in manufacturing, 19 employees in research, development, and regulatory and clinical affairs, 3 employees in sales and marketing and 5 employees in administration. As of December 31, 2001, 51 employees had actually been terminated.

        As a result of the restructuring plan, the Company recorded a $344 charge, comprised of manufacturing facility set up and sub-license fees and non-cancelable commitments under the agreements with Bebig, $20 in other non-cancelable commitments, $601 for the write-off of inventory that will not be used to fulfill the outstanding Focus technology product orders, $1,093 for employee termination benefits and $42 for other exit costs.

        The Company evaluated the estimated cash flows it expected to generate from its RDX technology, including any possible cash flows associated with its eventual disposition. Due to the Company's decision to cease marketing and manufacturing in Europe, and the uncertainty surrounding whether it will pursue marketing the RDX technology in other countries, the Company concluded that no future cash flows are expected to be generated from the RDX technology. As a result, the net carrying value of the Company's equipment related to the RDX technology and its intangible assets, consisting of acquired technology and employment contracts, were written down to zero, resulting in a charge of $390 and $2,111, respectively.

        The Company also evaluated the estimated cash flows expected to be generated from equipment used in the production of its Focus technology product line, including any possible cash flows associated with the equipment's eventual disposition. Due to the Company's decision to cease manufacturing of the Focus technology product line, subject to the fulfillment of outstanding orders, the Company recorded a charge of $40 based on estimated discounted cash flows, and revised the estimated useful life of the equipment used in the production of Focus technology products to three months.

        The Company also wrote off $269 for the carrying value of furniture, computers, software and leasehold improvements that are no longer being used.

        During the fourth quarter of 2001, the Company completed its evaluation of its facility needs and recorded a $309 restructuring charge for non-cancelable lease commitments, net of estimated sublease income of $256.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


The following is a summary of the restructuring activities in the year ended December 31, 2001, exclusive of the $601 inventory impairment charge that is included in cost of sales:

                                                                                               LIABILITY
                                                                                                BALANCE
                                                                 CASH          NON-CASH       DECEMBER 31,
                                                CHARGES         PAYMENTS        CHARGES          2001
                                                -------         --------        -------       ------------
Employee termination benefits ..........        $ 1,093         $  (474)        $    --         $   619
Property and equipment .................            699              --            (699)             --
Intangible assets ......................          2,111              --          (2,111)             --
Non-cancelable commitments .............            672            (371)             --             301
Other charges ..........................             42              --             (42)             --
                                                -------         -------         -------         -------
                                                $ 4,617         $  (845)        $(2,852)        $   920
                                                =======         =======         =======         =======

        During 2002 and 2003, Radiance will pay $841 and $79, respectively, of the accrued liabilities recorded under the restructuring that are outstanding as of December 31, 2001.

16. LEGAL MATTERS

        On September 15, 1999, EndoSonics Corporation, now a wholly-owned subsidiary of Jomed N.V., filed a complaint for declaratory relief in the Superior Court in Orange County, California, claiming that under a May 1997 agreement between the parties, EndoSonics had rights to combine Radiance's Focus balloon technology with an EndoSonics' ultrasound imaging transducer on the same catheter with a coronary vascular stent. In February 2001 the court ruled in the Company's favor, ruling that Jomed-EndoSonics had no such rights to include a stent with the Focus balloon and ultrasound imaging transducer. Under the judgment, the Company is entitled to recover approximately $460 of its legal fees it had previously expensed. In May 2001, Jomed-EndoSonics appealed the judgment. A court date has not yet been set. The Company believes that this matter will not have a material adverse effect on its financial position, results of operations or cash flows. No amounts have been included in the consolidated financial statements as of December 31, 2001 for this potential legal fee recovery.

        The Company is a party to ordinary disputes arising in the normal course of business. Management is of the opinion that the outcome of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

17. RELATED PARTY TRANSACTION

        Notes Receivable from Officers

        In January 1997, the Company loaned $100,000 to its then president and now chief executive officer. The note is collateralized by a second trust deed on the home of the CEO and had a five-year term with interest compounding semi-annually at 6%. The principal and interest was originally due January 2002 and has been extended to January 2004.

        In October 1997, former Radiance loaned $10,000 to its director of research and development. When former Radiance was acquired by the Company, the loan was continued and former Radiance's director of research and development became the Company's vice president of clinical affairs. The note is not collateralized and had a six month term with interest compounding semi-annually at 6%. The principal and interest was originally due March 1998 and has been extended to March 2003.

18. SUBSEQUENT EVENTS

        In February 2002, the Company signed a definitive merger agreement with Endologix, Inc. ("Endologix"), a developer and manufacturer of minimally invasive treatment of vascular diseases. Endologix' lead technology is the PowerLink System, an endoluminal stent graft for the treatment of abdominal aortic aneurysms.

                            RADIANCE MEDICAL SYSTEMS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


        Under the terms of the merger agreement, the Company will issue $0.75 for each share of Endologix common stock, for an aggregate amount of cash not to exceed $8,369, and one share of Radiance common stock for each share of Endologix common stock, not to exceed an aggregate issuance of 11,159,052 shares. In addition, Radiance may pay contingent consideration in the amount of $5,579 in the event pre-market approval, or PMA, is received for the PowerLink System on or before March 31, 2004, or $2,790 if PMA approval is received by June 30, 2004. Radiance may choose to pay the contingent consideration, if payable, in cash or common stock at its sole discretion. The merger agreement also provides for the cancellation of Endologix' treasury stock and 475,000 shares of Endologix common stock, or 4% of the fully diluted equity of Endologix, that Radiance owns.

        Immediately prior to the effective time of the merger, each Endologix common shareholder can elect to receive all or a portion of the merger consideration, excluding any milestone payment, in either cash or stock. In no event shall the total amount of cash to be paid by the Company exceed 50% of the total of all of the merger consideration, valuing each share of the Company's common stock at its NASDAQ market closing price on the day immediately preceding the payment date of the merger consideration.

        In addition, Radiance has agreed to loan Endologix up to $3 million in the event the merger is not completed. The loan will be collateralized by a first priority security interest on all of Endologix' intellectual property, and will be due on the earlier of October 1, 2003 or upon the closing by Endologix of certain transactions, namely an equity or debt financing of $10,000 or more, a merger in which Endologix is not the surviving entity, or the sale of all or substantially all of its assets.

        The merger is subject to Radiance and Endologix shareholder approval and other customary closing conditions. If approved, the Company will account for the transaction using the purchase method of accounting.

                         RADIANCE MEDICAL SYSTEMS, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
                                 (IN THOUSANDS)


              COLUMN A                      COLUMN B                COLUMN C               COLUMN D           COLUMN E
              --------                      --------                --------               --------           --------
                                                                    ADDITIONS
                                                             ------------------------
                                           BALANCE AT        CHARGES TO      CHARGED                          BALANCE AT
                                            BEGINNING        COSTS AND       TO OTHER                           END OF
          DESCRIPTION                       OF PERIOD         EXPENSES       ACCOUNTS      DEDUCTIONS(a)        PERIOD
------------------------------------        ---------         --------       ---------     -------------      ----------
YEAR ENDED DECEMBER 31, 2001
Allowance for doubtful accounts ...          $   113          $   131           $--          $    --           $   244
Reserve for excess and obsolete ...          $   343          $   817           $--          $  (175)          $   985
  inventories
Income tax valuation allowance ....          $14,104          $ 5,889           $--          $    --           $19,993

YEAR ENDED DECEMBER 31, 2000
Allowance for doubtful accounts ...          $   150          $    11           $--          $   (48)          $   113
Reserve for excess and obsolete ...          $   622          $    --           $--          $  (279)          $   343
  inventories
Income tax valuation allowance ....          $11,857          $ 2,247           $--          $    --           $14,104

YEAR ENDED DECEMBER 31, 1999
Allowance for doubtful accounts ...          $   583          $  (168)          $--          $  (265)          $   150
Reserve for excess and obsolete ...          $ 1,856          $    --           $--          $(1,234)          $   622
  inventories
Income tax valuation allowance ....          $10,095          $ 1,762           $--          $    --           $11,857


(a) Deductions represent the actual write-off of accounts receivable balances or the disposal of inventory.

                         Report of Independent Auditors

Board of Directors and Shareholders
Endologix, Inc.

We have audited the accompanying balance sheets of Endologix, Inc. as of December 31, 2000 and 2001 and the related statements of operations, redeemable preferred stock and other shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Endologix, Inc. at December 31, 2000 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.



                                                   /s/ Ernst & Young LLP


Orange County, California
February 4, 2002, except for Note 7,
as to which the date is February 8, 2002

                                ENDOLOGIX, INC.

                                 BALANCE SHEETS

                                                                                        DECEMBER 31
                                                                            ---------------------------------
                                                                                2000                 2001
                                                                            ------------         ------------
ASSETS
Current assets:
    Cash and cash equivalents ......................................        $  7,175,700         $  3,845,495
    Accounts receivable, less allowances of $0 and
       $147,792, at December 31, 2000 and 2001,
       respectively ................................................             674,031              524,454
    Inventories ....................................................             818,400            1,389,604
    Prepaid expenses and other current assets ......................             144,500               88,903
                                                                            ------------         ------------
Total current assets ...............................................           8,812,631            5,848,456
Property and equipment, net ........................................             133,300              161,944
Long-term deposits for clinical trial services .....................                  --              316,571
Receivable from related party ......................................              19,469               24,470
                                                                            ------------         ------------
Total assets .......................................................        $  8,965,400         $  6,351,441
                                                                            ============         ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable ...................................................        $    727,622         $    859,846
Accrued liabilities ................................................             309,800              178,654
Deferred revenue ...................................................             197,400                   --
Note payable to related party ......................................                  --            1,000,000
                                                                            ------------         ------------
Total current liabilities ..........................................           1,234,822            2,038,500
Redeemable, convertible preferred stock, $0.001 par value:
     Authorized shares 10,000,000:
   Series A:
   Authorized shares -- 1,300,000; Issued and outstanding
     shares 1,300,000 at December 31, 2000 and 2001
     (liquidation preference $1,625,000 at December 31, 2001) ......           1,613,709            1,618,226
   Series B:
   Authorized shares 3,200,000; Issued and outstanding
     shares 2,971,989 at December 31, 2000 and 2001
     (liquidation preference $7,429,973 at December 31, 2001) ......           7,410,716            7,416,798
   Series C:
   Authorized shares 447,345; Issued and outstanding
     shares 428,571 at December 31, 2000 and 2001
     (liquidation preference $1,499,999 at December 31, 2001) ......           1,478,159            1,485,242

Commitments and contingencies

Other shareholders' deficit:
Common stock, $0.001 par value:
   Authorized shares -- 15,500,000
   Issued and outstanding shares -- 6,008,531 and
     6,161,915 at December 31, 2000 and 2001, respectively .........               6,008                6,162
   Additional paid-in capital ......................................           7,231,944            7,750,873
   Treasury stock, at cost 332,000 shares at December 31,
     2000 and 2001 .................................................             (60,000)             (60,000)
   Deferred compensation ...........................................          (1,255,222)          (1,234,417)
   Note receivable from shareholder ................................            (174,300)            (174,300)
   Accumulated deficit .............................................          (8,520,436)         (12,495,643)
                                                                            ------------         ------------
Total shareholders' deficit ........................................          (2,772,006)          (6,207,325)
                                                                            ------------         ------------
Total liabilities and shareholders' deficit ........................        $  8,965,400         $  6,351,441
                                                                            ============         ============


See accompanying notes.

                                ENDOLOGIX, INC.

                            STATEMENTS OF OPERATIONS


                                                                 YEAR ENDED DECEMBER 31
                                                           -------------------------------
                                                               2000                2001
                                                           -----------         -----------
Sales .............................................        $ 3,757,500         $ 2,837,392
Joint development revenue .........................            932,700             197,400
                                                           -----------         -----------
Total revenue .....................................          4,690,200           3,034,792
Cost of goods sold(1) .............................          1,514,700           1,228,618
                                                           -----------         -----------
Gross profit ......................................          3,175,500           1,806,174

Research and development(1) .......................          2,595,500           3,428,715
Selling, general and administrative(1) ............          1,519,900           2,093,698
Joint development expense .........................            932,700                  --
Stock-based compensation ..........................             80,990             498,572
                                                           -----------         -----------
Loss from operations ..............................         (1,953,590)         (4,214,811)

Miscellaneous income ..............................                 --              50,869
Interest expense ..................................                 --             (29,332)
Interest income ...................................            143,100             235,749
                                                           -----------         -----------
Loss before income taxes ..........................         (1,810,490)         (3,957,525)

Provision for income taxes ........................                 --                  --
                                                           -----------         -----------
Net loss ..........................................         (1,810,490)         (3,957,525)

Accretion of discount on redeemable preferred stock            (17,682)            (17,682)
                                                           -----------         -----------
Net loss attributable to common shareholders ......        $(1,828,172)        $(3,975,207)
                                                           ===========         ===========
(1) Excludes stock-based compensation as follows:                              :
     Cost of goods sold ...........................        $     7,692         $    50,280
     Research and development .....................             32,394             205,169
     Selling, general and administrative ..........             40,904             243,123
                                                           -----------         -----------
Total stock-based compensation ....................        $    80,990         $   498,572
                                                           ===========         ===========

See accompanying notes.

                                ENDOLOGIX, INC.

    STATEMENTS OF REDEEMABLE PREFERRED STOCK AND OTHER SHAREHOLDER'S DEFICIT

                                                Redeemable, convertible    Redeemable, convertible   Redeemable, convertible
                                                preferred stock Series A   preferred stock Series B  preferred stock Series C
                                                ------------------------   ------------------------  ------------------------
                                                 Shares         Amount      Shares         Amount     Shares         Amount
                                                ---------     ----------   ---------     ----------   -------      ----------
Balance at December 31, 1999                    1,300,000     $1,609,192   2,971,989     $7,404,634   428,571      $1,471,076
Exercise of warrants                                   --             --          --             --        --              --
Additional paid-in capital associated with
  expiration of option agreement, net of
  $120,800 income tax liability (Note 3)               --             --          --             --        --              --
Deferred compensation resulting from the grant
  of 524,000 options, exercisable into
  common stock at $.35 per share                       --             --          --             --        --              --
Amortization of deferred compensation                  --             --          --             --        --              --
Reversal of previously recorded deferred
  compensation as a result of stock option
  forfeitures                                          --             --          --             --        --              --
Accretion on preferred stock                           --          4,517          --          6,082        --           7,083
Net loss                                               --             --          --             --        --              --
                                                ---------     ----------   ---------     ----------   -------      ----------
Balance at December 31, 2000                    1,300,000      1,613,709   2,971,989      7,410,716   428,571       1,478,159
EXERCISE OF STOCK OPTIONS                              --             --          --             --        --              --
DEFERRED COMPENSATION RESULTING FROM THE
  GRANT OF 194,000 OPTIONS, EXERCISABLE
  INTO COMMON STOCK AT $.35 PER SHARE                  --             --          --             --        --              --
OPTIONS GRANTED TO NON-EMPLOYEES (EXERCISABLE
  INTO 122,5000 SHARES OF COMMON STOCK
  AT $.35 PER SHARE)                                   --             --          --             --        --              --
AMORTIZATION OF DEFERRED COMPENSATION                  --             --          --             --        --              --
REVERSAL OF PREVIOUSLY RECORDED DEFERRED
  COMPENSATION AS A RESULT OF STOCK OPTION
  FORFEITURES                                          --             --          --             --        --              --
ACCRETION ON PREFERRED STOCK                           --          4,517          --          6,082        --           7,083
NET LOSS                                               --             --          --             --        --              --
                                                ---------     ----------   ---------     ----------   -------      ----------
BALANCE AT DECEMBER 31, 2001                    1,300,000     $1,618,226   2,971,989     $7,416,798   428,571      $1,485,242
                                                =========     ==========   =========     ==========   =======      ==========


                                                   Common Stock         Add'l         Treasury Stock
                                               --------------------    Paid-in     ----------------------     Deferred
                                                Shares       Amount    Capital      Shares        Amount    Compensation
                                               ---------     ------  -----------   --------      --------   ------------
Balance at December 31, 1999                   5,996,351     $5,996  $   505,716   (332,000)     $(60,000)   $  (274,950)
Exercise of warrants                              12,180         12       35,066         --                           --
Additional paid-in capital associated with
  expiration of option agreement, net of
  $120,800 income tax liability (Note 3)              --         --    5,629,900         --            --             --
Deferred compensation resulting from the grant
  of 524,000 options, exercisable into
  common stock at $.35 per share                      --         --    1,135,333         --            --     (1,135,333)
Amortization of deferred compensation                 --         --           --         --            --         80,990
Reversal of previously recorded deferred
  compensation as a result of stock option
  forfeitures                                         --         --      (74,071)        --            --         74,071
Accretion on preferred stock                          --         --           --         --            --             --
Net loss                                              --         --           --         --            --             --
                                               ---------     ------  -----------   --------      --------    -----------
Balance at December 31, 2000                   6,008,531      6,008    7,231,944   (332,000)      (60,000)    (1,255,222)
EXERCISE OF STOCK OPTIONS                        153,384        154       41,162         --            --             --
DEFERRED COMPENSATION RESULTING FROM THE
  GRANT OF 194,000 OPTIONS, EXERCISABLE
  INTO COMMON STOCK AT $.35 PER SHARE                 --         --      389,940         --            --       (389,940)
OPTIONS GRANTED TO NON-EMPLOYEES (EXERCISABLE
  INTO 122,5000 SHARES OF COMMON STOCK
  AT $.35 PER SHARE)                                  --         --      121,738         --            --             --
AMORTIZATION OF DEFERRED COMPENSATION                 --         --           --         --            --        376,834
REVERSAL OF PREVIOUSLY RECORDED DEFERRED
  COMPENSATION AS A RESULT OF STOCK OPTION
  FORFEITURES                                         --         --      (33,911)        --            --         33,911
ACCRETION ON PREFERRED STOCK                          --         --           --         --            --             --
NET LOSS                                              --         --           --         --            --             --
                                               ---------     ------  -----------   --------      --------    -----------
BALANCE AT DECEMBER 31, 2001                   6,161,915     $6,162  $ 7,750,873   (332,000)     $(60,000)   $(1,234,417)
                                               =========     ======  ===========   ========      ========    ===========

                                                   Note
                                                Receivable
                                                   from       Accumulated
                                                Shareholder     Deficit         Total
                                                -----------  -------------  ------------
Balance at December 31, 1999                     $(174,300)  $ (6,692,264)  $(6,689,802)
Exercise of warrants                                    --             --        35,078
Additional paid-in capital associated with
  expiration of option agreement, net of
  $120,800 income tax liability (Note 3)                --             --     5,629,900
Deferred compensation resulting from the grant
  of 524,000 options, exercisable into
  common stock at $.35 per share                        --             --            --
Amortization of deferred compensation                   --             --        80,990
Reversal of previously recorded deferred
  compensation as a result of stock option
  forfeitures                                           --             --            --
Accretion on preferred stock                            --        (17,682)      (17,682)
Net loss                                                --     (1,810,490)   (1,810,490)
                                                 ---------   ------------   -----------
Balance at December 31, 2000                      (174,300)    (8,520,436)   (2,772,006)
EXERCISE OF STOCK OPTIONS                               --             --        41,316
DEFERRED COMPENSATION RESULTING FROM THE
  GRANT OF 194,000 OPTIONS, EXERCISABLE
  INTO COMMON STOCK AT $.35 PER SHARE                   --             --            --
OPTIONS GRANTED TO NON-EMPLOYEES (EXERCISABLE
  INTO 122,5000 SHARES OF COMMON STOCK
  AT $.35 PER SHARE)                                    --             --       121,738
AMORTIZATION OF DEFERRED COMPENSATION                   --             --       376,834
REVERSAL OF PREVIOUSLY RECORDED DEFERRED
  COMPENSATION AS A RESULT OF STOCK OPTION
  FORFEITURES                                           --             --            --
ACCRETION ON PREFERRED STOCK                            --        (17,682)      (17,682)
NET LOSS                                                --     (3,957,525)   (3,957,525)
                                                 ---------   ------------   -----------
BALANCE AT DECEMBER 31, 2001                     $(174,300)  $(12,495,643)  $(6,207,325)
                                                 =========   ============   ===========

See accompanying notes.

                                ENDOLOGIX, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                            -------------------------------
                                                                2000                2001
                                                            -----------         -----------
OPERATING ACTIVITIES:
Net loss                                                    $(1,810,490)        $(3,957,525)
Adjustments to reconcile net loss to cash used in
   operating activities:
   Depreciation                                                  63,100              81,796
   Stock based compensation                                      80,990             498,572
   Changes in operating assets and liabilities:
    Accounts receivable                                        (507,740)            149,577
    Inventories                                                  39,100            (571,204)
    Prepaid expenses and other current assets                   (20,500)             55,597
    Long-term deposit for clinical trial services                    --            (316,571)
    Receivable from related party                                (7,060)             (5,001)
    Accounts payable                                            439,022             132,224
    Accrued liabilities                                          98,300            (131,146)
    Deferred revenue                                            197,400            (197,400)
                                                            -----------         -----------
Net cash used in operating activities                        (1,427,878)         (4,261,081)
                                                            -----------         -----------
INVESTING ACTIVITIES:

Purchase of property and equipment                              (35,500)           (110,440)
                                                            -----------         -----------
FINANCING ACTIVITIES:

Net proceeds from issuance of common stock                       35,078              41,316
Net proceeds from note issuance to related party                     --           1,000,000
Proceeds from option agreement (Note 3)                       5,750,700                  --
                                                            -----------         -----------
Net cash provided by financing activities                     5,785,778           1,041,316
                                                            -----------         -----------
Increase (decrease) in cash and cash equivalents              4,322,400          (3,330,205)
Cash and cash equivalents at beginning of period              2,853,300           7,175,700
                                                            -----------         -----------
Cash and cash equivalents at end of period                  $ 7,175,700         $ 3,845,495
                                                            ===========         ===========
SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for income taxes                                  $       800         $   149,416

NONCASH OPERATING TRANSACTION

Tax liability associated with option agreement
   (Note 3)                                                 $   120,800                 $--


See accompanying notes.

                                 ENDOLOGIX, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Formation and Description of Business

Endologix, Inc. (the Company) was incorporated on June 20, 1997 in the State of Delaware. The Company manufactures for resale unique medical devices primarily for the treatment of patients with abdominal aortic aneurysms to both domestic and foreign customers. The Company sells its products to health care facilities primarily in the United States and Europe. For the year ended December 31, 2001, sales to domestic and foreign customers totaled $754,430 and $2,082,962, respectively.

Basis of Presentation

The Company has experienced operating losses since inception and at December 31, 2001 has a shareholders' deficit of $6.2 million. The Company expects that its operations will continue to use cash in 2002 as the Company's primary product continues its U.S. clinical trials. In order to meet its financing needs, in February 2002, the Company entered into two agreements with Radiance Medical Systems, Inc. ("Radiance"). As described in Note 7, the Company has signed a merger agreement with Radiance. If the merger is consummated, management believes that cash held by Radiance will be sufficient to fund its operations through December 31, 2002. In addition, in the event that the Radiance merger is not consummated, the company has entered into a separate $3 million loan agreement with Radiance (Note 7). Management believes that cash on had and the availability of borrowings under the Radiance loan agreement will be sufficient to fund operations through December 31, 2002.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, and short-term investments with original maturities of three months or less.

Concentration of Credit Risk

Approximately 80% of the Company's accounts receivable at December 31, 2001 were due from customers located outside the United States. The Company performs periodic credit evaluations of its customers and generally does not require collateral.

                                 ENDOLOGIX, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Inventories

Inventories are stated at the lower of cost or market with cost determined using the first in, first out method. Inventories consist of the following:

                                         DECEMBER 31
                                 ------------------------------
                                    2000                 2001
                                 ----------          ----------
        Raw materials            $  469,400          $  679,932
        Work in process              55,400              62,951
        Finished goods              293,600             646,721
                                 ----------          ----------
                                 $  818,400          $1,389,604
                                 ==========          ==========


Property and Equipment

Property and equipment, at cost, consists of the following:

                                                 DECEMBER 31
                                        -----------------------------
                                           2000               2001
                                        ---------           ---------
Machinery and equipment                 $ 195,400           $ 199,212
Computer hardware and software             58,800              77,249
Furniture and fixtures                     14,500              16,807
Leasehold improvements                     12,300              37,789
Tooling and molds                           4,800              65,183
                                        ---------           ---------
                                          285,800             396,240
Less accumulated depreciation            (152,500)           (234,296)
                                        ---------           ---------
                                        $ 133,300           $ 161,944
                                        =========           =========


Depreciation is provided using the straight-line method based on the estimated useful lives of the related assets, generally three to five years.

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flow estimated to be generated by those assets are less than the carrying amount of those assets. Management believes that no impairment of long-lived assets existed as of December 31, 2001.

Long-Term Deposit for Clinical Trial Services

During 2001 the Company made a deposit with a provider of clinical trial research. The deposit will not be utilized or returned to the Company until 2003. Accordingly the deposit has been reflected as a long-term asset on the balance sheet.

Revenue Recognition

The Company maintains consigned inventory at certain medical facilities. Revenue is recognized with respect to consigned inventory upon implantation of the product. The Company recognizes revenue for all other sales upon shipment to the customer.

                                 ENDOLOGIX, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Fair Value of Financial Instruments

The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, and notes payable. The Company believes all of the financial instruments' recorded values approximate current values.

Stock Based Compensation

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations, and has adopted the disclosure-only alternative of FASB Statement No. 123, Accounting for Stock-Based Compensation ("Statement No. 123"). Options granted to non-employees, as defined, have been accounted for at fair market value in accordance with Statement No. 123.)

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the liability method, deferred tax liabilities and assets are determined based on the difference between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future.

2. REDEEMABLE PREFERRED STOCK

Holders of Series A, B and C convertible preferred stock are entitled to receive annual noncumulative dividends of $0.06 per share, as and when declared by the Board of Directors and have preference over holders of common stock. The preferred shareholders have voting rights equal to those of holders of the common stock, which is one vote for each share owned. At any time on or after July 1, 2003, March 1, 2004, and February 1, 2005 and at the request of the holders of at least two-thirds of the outstanding Series A, B and C convertible preferred stock, respectively, the Company may be required to redeem the Series A convertible preferred stock at $1.25 per share, the Series B convertible preferred stock at $2.50 per share and the Series C convertible preferred stock at $3.50 per share plus any dividends declared but unpaid over a period not to exceed two years prior to date of the request. At any time prior to redemption, the holders of the Series A, B and C convertible preferred stock may convert any or all of their shares of preferred stock to common stock at a one for one conversion rate, subject to certain adjustments. In addition, the Series A, B and C convertible preferred stock will be automatically converted into common stock at the then applicable conversion rate, in the event of a underwritten public offering of common stock at an offering price of not less than $10.00 per common stock with aggregate proceeds of not less than $10 million. The Series A, B and C convertible preferred stock have a liquidation preference of the greater of $1.25 per share, $2.50 per share and $3.50 per share, respectively, or the amount they would have received had they converted the Series A, B or C convertible preferred to common stock immediately prior to such liquidation or winding up. The Series A, B and C redeemable preferred stocks are being accreted to their redemption values over the period from the their issuance date to the earliest date by which the shareholders could cause the Company to redeem the respective preferred stocks.)

Holders of common stock issued or issuable upon conversion of the Series A, B and C convertible preferred stock will have the right to require the Company to file an unlimited number of Registration Statements on Form S-3 (or any equivalent successor form), provided the anticipated aggregated offering price in each registration on Form S-3 will exceed $1 million. Investors are entitled to "piggy-back" registration rights on registrations of the Company, subject to the right of the Company and its underwriters to reduce, in view of market conditions, the number of shares which are proposed for registration. All registration expenses will be borne by the Company.

                                 ENDOLOGIX, INC.

3. OTHER SHAREHOLDERS' DEFICIT

Option Agreement

On August 13, 1999, the Company and certain of its shareholders ("Sellers") entered into an option agreement with a shareholder ("Buyer") whereby the Buyer was granted an option to purchase all of the outstanding shares of common and preferred stock of Sellers, as well as options issued in connection with the Company's stock option plan, and all warrants outstanding. In consideration for the option, the Buyer paid approximately $30 million of which approximately $25 million was distributed to the Sellers and $5 million was distributed to the Company in accordance with the option agreement. On October 17, 2000, the Sellers entered into an option extension agreement whereby the Buyer was granted an additional 60 days to exercise the option. In consideration for the option extension, the Buyer paid approximately $5 million, which was distributed to the Sellers in accordance with the option extension agreement. On December 18, 2000, the option lapsed and all rights of the Buyer under the agreement terminated and the option price was forfeited. The Company's portion of the proceeds from the option and the extension were $5,750,700 and are included in additional paid-in capital at December 31, 2000.

Stock Option Plan

The Company's Incentive Stock Option Plan (the Plan) provides for the granting of options to purchase up to 1,900,000 shares of common stock to employees, officers, directors, consultants and business associates. The options have terms of five to ten years and generally vest ratably over four years.

The following table summarizes the Company's stock option activity for the period December 31, 2001 and 2000:

                                                                        WEIGHTED        WEIGHTED
                                     NUMBER OF    OPTION PRICE           AVERAGE       AVERAGE FAIR
                                      SHARES        PER SHARE         EXERCISE PRICE       VALUE
                                    -----------   -------------       --------------   ------------
Balance at December 31, 1999           494,316     $0.125 to $0.35     $0.23

    Options granted                    524,000               $0.35     $0.35            $1.88
    Forfeited                          (55,208)    $0.125 to $0.35     $0.25
                                       -------
Balance at December 31, 2000           963,108     $0.125 to $0.35     $0.30

    OPTIONS GRANTED                    316,500               $0.35     $0.35            $2.07
    EXERCISED                         (153,384)    $0.125 TO $0.35     $0.27
    FORFEITED                          (25,658)    $0.125 TO $0.35     $0.29
                                      ---------
BALANCE AT DECEMBER 31, 2001          1,100,566    $0.125 TO $0.35     $0.32
                                      =========


The Company has historically granted stock options with an exercise price equal to the fair market value of the Company's common stock as determined by the Board of Directors. In order to present its financial statements in accordance with Regulation S-X of the Securities and Exchange Commission, the Company revisited the deemed fair value of its common stock taking into account the Commission's views on the value of common stock as compared its sales of convertible preferred stock. Based upon this analysis, certain stock options were granted with exercise prices less than the deemed fair market value of the common stock on the date of grant. The intrinsic value of the unvested compensatory awards has been allocated to deferred compensation and recognized as stock-based compensation over the remaining future vesting period.

As of December 31, 2001, options to purchase 349,699 shares of common stock were available for grant under the Plan.

                                 ENDOLOGIX, INC.

3.      OTHER SHAREHOLDERS' DEFICIT (CONTINUED)

Stock Option Plan (continued)

The following table summarizes information regarding stock options outstanding and exercisable at December 31, 2001:

                                                               WEIGHTED-AVERAGE
    EXERCISE PRICES                OPTIONS OUTSTANDING     REMAINING CONTRACTUAL LIFE   OPTIONS EXERCISABLE
    ---------------                -------------------     ---------------------------  -------------------
       $ .125                             95,688                      4.29                    88,698
       $ .25                             176,732                      7.33                   124,982
       $ .35                             828,146                      9.41                   219,281
                                       ---------                                            --------
                                       1,100,566                      8.63                   432,961
                                       =========                                            ========

Pro forma information regarding net loss is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the "minimum value" method as permitted under SFAS 123 with the following assumptions: risk-free interest rate of 5.0%; a dividend yield of 0% and a weighted average expected life of the options of four years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. The Company's pro forma net income (loss) under SFAS 123 are not materially different from the reported net income (loss) in the accompanying financial statements for the years ended December 31, 2001 and 2000. Accordingly, such pro forma disclosures have been omitted.

Reserved Common Stock

The Board of Directors has reserved 4,700,560 shares of common stock for issuance upon conversion of preferred stock and 1,450,265 shares under the Stock Option Plan.

4. RELATED PARTY TRANSACTIONS

Supplier Agreement

The Company purchases a key component for its product from a related party under a supply agreement that expires in 2007, and which then automatically renews. Under the terms of the agreement, the Company has agreed to purchase certain dollar amounts of the component or the agreement may be canceled. The Company is economically dependent on this vendor as it is currently the sole source provider of the medical device component.

Note Payable

On September 4, 2001, the Company issued a $1,000,000 unsecured subordinated convertible note to a shareholder. The note bears interest at 10% and is due in full on September 10, 2002. The terms of the note agreement provides for automatic conversion of $500,000 of principal into shares of the Company's Series D Preferred Stock if the Company completes an equity offering greater than $2,500,000. The note also provides for voluntary conversion of $500,000 of principal into Series D Preferred Stock any time prior to or upon the closing of such financing.

Distribution Agreement

In 2000 and 2001, the Company sold product to a shareholder in connection with a distribution agreement entered into on February 12, 1999. Total sales made to the shareholder during 2000 and 2001 were $2,937,000 and $416,000, respectively. In addition, there was approximately $389,450 in accounts receivable as of December 31, 2000. There were no amounts due from the shareholder as of December 31, 2001. On June 30, 2001, the Company and the shareholder mutually agreed to terminate the distributor agreement.

                                 ENDOLOGIX, INC.

Joint Development Agreement

On January 24, 2000, the Company entered into a joint development agreement with a shareholder whereby the Company received $1.8 million to undertake a research and development project and fund certain purchases by the shareholder. During 2000, the Company incurred $932,700 in expenses related to the project, and purchases of $669,900 were paid with the joint development funds. The remaining $197,400 is included on the balance sheet as deferred revenue as of December 31, 2000. On June 30, 2001, the shareholder terminated the joint development agreement and the remaining deferred revenue was recorded as other income.

Shareholder Note Receivable

In September 1998, an officer of the Company purchased 700,000 shares of common stock for $175,000, of which $700 was paid in cash. The remaining $174,300 was evidenced by a five year, 6% note receivable and is recorded as a reduction of shareholders' equity in the accompanying balance sheets.

Clinical Advisor Fees

During 2000 the Company paid $150,000 to a shareholder as a clinical advisor. No such fees were paid during 2001.

Lease Agreement

During 2000, the Company entered into an office lease agreement with a shareholder. The lease agreement expires in 2003. Rent paid under the lease agreement during 2001 totaled $70,890.

5. COMMITMENTS

The Company leases equipment and facilities under noncancelable operating leases. Future minimum rentals under these leases as of December 31, 2001 are as follows:

                             2002                    $313,400
                             2003                     272,100
                                                     --------
                                                     $585,500
                                                     ========

Rent expense was $253,971 and $182,160 for the years ended December 31, 2001 and 2000, respectively.

6. PROVISION FOR INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), under which deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws.

                                 ENDOLOGIX, INC.

Temporary differences and carryforwards that result in deferred income tax balance as of December 31 are as follows:

                                                               2000                 2001
                                                           -----------           -----------
Deferred income tax assets:
    Net operating loss carryforwards                       $   950,000           $ 2,185,000
    Research and development credit carryforwards              373,000               476,000
    AMT and manufacturer's investment tax credit               123,000               121,000
    Reserves and accruals                                       60,000               131,000
    Stock-based deferred compensation                            5,000                75,000
    Other                                                       22,000                38,000
                                                           -----------           -----------
                                                             1,533,000             3,026,000
Valuation allowance                                         (1,533,000)           (3,026,000)
                                                           -----------           -----------
Net deferred tax assets                                    $        --           $        --
                                                           ===========           ===========

Valuation allowances of $1,533,000 and $3,026,000 at December 31, 2000 and 2001, respectively, have been recorded to offset the related net deferred tax assets because the Company is uncertain as to whether such deferred tax assets will be realized. The Company's tax provision differs from the tax benefit that would be recognized on its net loss primarily because of the establishment of such allowance.

At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $5,716,000 and $4,139,000, respectively, which begin to expire in 2019 and 2005 for federal and state purposes, respectively.

The availability of these loss and credit carry forwards to reduce the Company's future tax liability could be subject to limitations under Section 382 and 383 of the Internal Revenue Code of 1986, as amended. Certain ownership changes can significantly limit the utilization of net operating loss carry forwards in the period following the ownership change.

At December 31, 2001, the Company had federal and state research and development credit carryforwards of approximately $257,000 and 219,000, respectively which begin to expire in 2018 for Federal purposes and carryover indefinitely for state purposes.

The differences between the provision for income tax expense at the federal statutory rate of 34% and that reflected in the consolidated statements of income are summarized as follows for the years ended December 31:

                                                2000                2001
                                            -----------         -----------
Tax provision (benefit) at statutory        $  (615,600)        $(1,346,000)
rate
State taxes, net of federal benefit                  --                  --
Research and development tax credit             (63,800)            (51,000)
Other                                            23,000             (96,000)
Increase in valuation allowance                 656,400           1,493,000
                                            -----------         -----------
                                            $        --         $        --
                                            ===========         ===========

                                 ENDOLOGIX, INC.

7. SUBSEQUENT EVENTS

Merger Agreement

On February 8, 2002 the Company signed a definitive merger agreement with Radiance Medical Systems Inc., ("Radiance") a publicly held minority shareholder of the Company. Under the terms of the merger agreement, Radiance will pay the Company's shareholders $0.75 in cash and one share of Radiance common stock for each share of the Company common stock not already owned by Radiance. The Company's currently outstanding redeemable preferred stock will be converted to common stock prior to the closing of the transaction. In addition, the Company's common shareholders may receive milestone payments up to $0.50 for each share of Endologix common stock based upon certain performance criteria.

Loan Agreement

On February 8, 2002, the Company also executed a $3,000,000, 10% interest loan agreement with Radiance. In the event the merger describe above is not consummated by July 1, 2002, the Company can borrow up to $3,000,000 in $500,000 monthly increments commencing July 1, 2002. The loan agreement matures on October 1, 2003.

                                                                         ANNEX I







                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF FEBRUARY 8, 2002
                                  BY AND AMONG
                         RADIANCE MEDICAL SYSTEMS, INC.,

                              RMS ACQUISITION CORP.

                                       AND

                                 ENDOLOGIX, INC.

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2002 (this "Agreement") is made and entered into by and among Radiance Medical Systems, Inc., a Delaware corporation ("Radiance"), RMS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Radiance ("Sub"), and Endologix, Inc., a Delaware corporation ("Endologix")

        WHEREAS, the Board of Directors of each of Radiance, Sub and Endologix believes it to be desirable and in the best interests of Radiance, Sub and Endologix and each of their respective stockholders to merge Endologix and Sub (the "Merger"); and

        WHEREAS, Radiance, Sub and Endologix desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

               1.1 The Merger. At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions set forth in this Agreement, Sub shall be merged with and into Endologix in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"). Endologix shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and Endologix are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, each outstanding share of capital stock of Endologix shall be canceled and converted into the right to receive the Merger Consideration, in the manner provided in Article 2 hereof.

               1.2 Effective Time. At the Closing (as defined in Section 1.3), a certificate of merger (the "Certificate of Merger") shall be executed by the parties hereto and filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective at the time of filing of the Certificate of Merger (the "Effective Time").

               1.3 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m. on the date all of the conditions set forth herein have been satisfied or waived in accordance with this Agreement (the "Closing Date"). At the Closing, Radiance, Sub and Endologix shall deliver the certificates and other documents and instruments required to be delivered hereunder.

               1.4 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time: (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended; and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

               1.5 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

               1.6 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

               1.7 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

               1.8 Tax Treatment. The parties intend that the Merger, together with the sideways merger contemplated in Section 6.13, be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall not take a position on any tax returns inconsistent with such treatment unless otherwise required by law. Radiance shall treat the portion of the Milestone Payment paid in Radiance Common Stock as property that is permitted to be received under Section 354 of the Code without the recognition of gain unless otherwise required by law.

                                    ARTICLE 2

                               EXCHANGE OF SHARES

               2.1 Exchange of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of the capital stock of Sub or Endologix:

                      (a) Cancellation of Treasury Stock and Stock Owned by Radiance. All shares of capital stock owned by Endologix as treasury stock and all shares of capital stock of Endologix owned by Radiance or Sub shall be canceled and retired and shall cease to exist and no stock of Radiance or other consideration shall be delivered in exchange therefor.

                      (b) Determination of Merger Consideration. Each issued and outstanding share of Endologix common stock, $0.001 par value ("Endologix Common Stock"), issued and outstanding immediately prior to the Effective Time, except as otherwise provided in Section 2.1(a), shall be converted into the right to receive the merger consideration (the "Merger Consideration") as follows:

                             (i) Cash Consideration. Subject to the allocation
and election request set forth in Section 2.1(c) and any allocation required pursuant to Section 2.1(d), each share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive in cash an amount equal to seventy-five cents ($0.75) per share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time, not to exceed Eight Million Three Hundred Sixty-Nine Thousand Two Hundred Eighty-Nine Dollars ($8,369,289) in the aggregate.

                             (ii) Radiance Common Stock Merger Consideration.
Subject to the allocation and election set forth in Section 2.1(c) and any allocation required pursuant to Section 2.1(d), each share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive one share of Radiance common stock, par value $0.001 per share ("Radiance Common Stock"), in exchange for each share of Endologix Common Stock issued and outstanding as of the Effective Time, not to exceed Eleven Million One Hundred Fifty-Nine Thousand and Fifty-Two (11,159,052) shares in the aggregate.

                             (iii) Milestone Payment. Upon completion by
Radiance, Sub or their successors or assigns of the following milestone (the "Milestone") related to the PowerLink System, Radiance shall pay within ten (10) days of achieving such Milestone to each holder of Endologix Common Stock immediately prior to the Effective Time, the following payment (the "Milestone Payment"):

                                    (A) Upon the approval of the Pre-Marketing
Approval Application ("PMA") in the United States on or before March 31, 2004, an amount for each share of Endologix common stock equal to Five Million Five Hundred Seventy-Nine Thousand Five Hundred Twenty-Six Dollars ($5,579,526) divided by the number of shares of Endologix Common Stock outstanding as of the Effective Time, or

                                    (B) Upon the approval of the PMA in the
United States after March 31, 2004 and on or before June 30, 2004, an amount for each share of Endologix common stock equal to Two Million Seven Hundred Eighty-Nine Thousand Seven Hundred Sixty-Three Dollars ($2,789,763) divided by the number of shares of Endologix Common Stock outstanding as of the Effective Time.

                                    (C) No Milestone Payment shall be made if
the PMA is not approved on or before June 30, 2004.

                             (iv) Form and Payment of Milestone Payment. The
Milestone Payment shall be payable at the sole discretion of Radiance in either cash or Radiance Common Stock, valued at the average of the closing prices of Radiance Common Stock as reported on Nasdaq for the ten (10) trading days ending on the trading day preceding the day that the Milestone is achieved (the "Average Milestone Price"); provided, however, in the event the limit on the payment of cash consideration provided in Section 2.1(d) would limit the amount of cash payable, then the amount of the Milestone Payment that would be limited by the 50% limitation contained in Section 2.1(d) shall be paid in Radiance Common Stock.

                             (v) Potential Escrow of Milestone Payment. In the
event Radiance has pending claims for Radiance Indemnifiable Damages (as that term is defined in Section 9.2(a)) made during the Indemnification Period, then all or a portion of the subsequent Milestone Payment shall be deposited in escrow, pursuant to the terms of an Escrow Agreement to be reasonably agreed to by the parties (the "Escrow Agreement"), by and among Radiance, Franklin D. Brown, as representative of the Endologix Stockholders) (the "Holders' Representative"), and Commonwealth Land Title Company, as escrow agent (the "Escrow Agent"). The total amount of such Milestone Payment deposited shall not exceed the amount of the then pending claims, with the Radiance Common Stock valued at the applicable Average Milestone Price as specified in Section 2.1(b)(iv). Any excess of the Milestone Payment over the amount of the then pending claims shall be paid to the persons entitled thereto pursuant to Section 2.1(b)(iii). Any shares of Radiance Common

Stock included with the Milestone Payment that are deposited into escrow shall be registered in the names of the holders, immediately prior to the Effective Time, of Endologix Common Stock, but shall be held by the Escrow Agent, such deposit to constitute an escrow fund to be governed by the terms set forth herein and in the Escrow Agreement. The adoption and approval of the Merger by the Endologix stockholders shall constitute approval of the Escrow Agreement and of the appointment of Franklin D. Brown as the Holders' Representative.

                      (c) Optional Cash or Stock Election. Subject to the allocation of cash pursuant to Section 2.1(d) and the election procedure set forth in this Section 2.1(c), each record holder of shares of Endologix Common Stock immediately prior to the Effective Time will be entitled to request to receive all or a portion of the Merger Consideration to be paid at Closing, but not the Milestone Payment, in either cash or stock (a "Payment Election"). All such elections shall be received by Radiance prior to the Effective Time on a form designed for that purpose and shall indicate the percentage of the Merger Consideration such holder desires to receive in cash or stock. Holders who elect to receive cash and stock in a percentage equal to the percentage of cash and stock which Radiance has elected to pay pursuant to Section 2.1(b)(i) and (ii) (the "Default Percentage") shall receive the first allocation of the Merger Consideration. If the aggregate amount of cash or stock to be paid by Radiance is insufficient to satisfy all remaining Payment Elections, such cash or stock, as the case may be, shall be distributed first according to the Default Percentage and thereafter, to the extent practicable, among such holders pro rata in accordance with the relative amounts of cash or stock indicated by such remaining Payment Elections. To the extent that the amount of cash or stock to be paid by Radiance exceeds the aggregate amount indicated by such remaining Payment Elections, all such Payment Elections shall be satisfied and the remaining cash or stock shall be distributed to such holders pro rata, based on the number of shares of Endologix Common Stock held by each such holder immediately prior to the Effective Time. Any holder of Endologix Common Stock who does not submit a Form of Election prior to the Effective Date shall be deemed to have made an election to receive cash and stock in accordance with the Default Percentage. The determination of the allocation in accordance with the Payment Elections shall be made at the sole and reasonable determination of Radiance.

                      (d) Limit on Payment of Cash Consideration.
Notwithstanding any other provision in this Agreement, in no event shall the total amount of cash to be paid by Radiance as a component of the Merger Consideration, including any cash paid pursuant to Sections 2.2 and 2.3, exceed fifty percent (50%) of the total of all of the Merger Consideration, valuing each share of Radiance Common Stock for this purpose at its fair market value on the date each share is payable hereunder, which fair market value shall be the closing price of Radiance Common Stock as reported on Nasdaq on the trading day immediately preceding the payment date of such share. In the event of the perfection of the rights set forth in Section 2.2, Radiance shall: (i) estimate the fair value of all such Dissenting Shares (as that term is defined in Section 2.2) and withhold from the cash component of the Merger Consideration an amount of cash equal to such estimate of fair value; and (ii) reallocate to the Radiance Common Stock component of the Merger Consideration, the number of shares of Radiance Common Stock that such Dissenting Shares would have had the right to convert into pursuant to the payment of the Merger Consideration had such dissenting rights not been perfected.

               2.2 Dissenting Shares.

                      (a) Notwithstanding anything to the contrary in this Agreement, each share of Endologix Common Stock issued and outstanding immediately prior to the Effective Time that is held by any stockholder who has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL, as applicable, and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), but shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.1(b).

                      (b) Endologix shall give Radiance (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provision of the DGCL, relating to the appraisal process received by Endologix and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, with the participation of Endologix. Endologix will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Radiance, settle or offer to settle any such demands.

               2.3 Fractional Shares. No fractional shares of Radiance Common Stock shall be issued, but in lieu thereof each holder of shares of Endologix Common Stock, who otherwise would be entitled to receive a fraction of a share of Radiance Common Stock (after aggregating all fractional shares of Radiance Common Stock to be received by such holder), shall receive from Radiance an amount of cash (rounded up to the nearest whole cent) equal to the product of the fraction of a share of Radiance Common Stock to which such holder would otherwise be entitled, times the closing price for Radiance Common Stock on the trading day prior to the Closing.

               2.4 Treatment of Endologix Preferred Stock and Options. Each share of Endologix Series A, Series B and Series C Convertible Preferred Stock shall be converted into Endologix Common Stock immediately prior to the closing. Each Endologix Option shall accelerate and vest immediately prior to the Closing and, to the extent not exercised at the Closing, shall terminate.

               2.5 Exchange of Certificates.

                      (a) Exchange Agent. Prior to the Effective Time, Radiance shall designate a bank or trust company reasonably acceptable to Endologix (the "Exchange Agent"). On the Closing Date, Radiance shall deposit with the Exchange Agent a combination of cash and certificates representing the number of duly authorized whole shares of Radiance Common Stock issuable in connection with the Merger as of the Closing Date, plus an amount of cash equal to (i) Eight Million Three Hundred Sixty-Nine Thousand Two Hundred Eighty-Nine Dollars ($8,369,289) plus (ii) the aggregate amount payable in lieu of fractional shares in accordance with Section 2.3, to be held for the benefit of and distributed to such holders in accordance with this Section 2.5. The Exchange Agent shall agree to hold such shares of Radiance Common Stock and funds (such shares of Radiance Common Stock and funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section 2.5 and upon such additional terms as may be agreed upon by the Exchange Agent, Endologix and Radiance before the Effective Time. If for any reason (including losses) the amount of cash in the Exchange Fund is inadequate to pay the cash amounts to which holders of shares of Endologix Common Stock shall be entitled pursuant to

Section 2.3, Radiance shall make available to the Surviving Corporation additional funds for the payment thereof.

                      (b) Endologix Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, Radiance shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Endologix Common Stock (individually, a "Certificate" and collectively, the "Certificates"), and whose shares are to be exchanged pursuant to Section 2.1 into the right to receive the Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Radiance may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Radiance Common Stock constituting the Merger Consideration and cash (both in lieu of fractional shares and as a component of the Merger Consideration). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Radiance Common Stock constituting the Merger Consideration, the cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Endologix Common Stock which is not registered in the transfer records of Endologix, a certificate representing that number of whole shares of Radiance Common Stock constituting the Merger Consideration, any cash component of the Merger Consideration and the cash amount payable in lieu of fractional shares in accordance with Section 2.3, may be paid and issued to a transferee if the Certificate representing such Endologix Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Radiance, except as limited by paragraph (c) below, to represent ownership of the number of shares of Radiance Common Stock into which the number of shares of Endologix Common Stock shown thereon have been converted as contemplated by this Article 2.

                      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Radiance Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Radiance Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.3 until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.5. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Radiance Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Radiance Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Radiance Common Stock.

                      (d) No Further Ownership Rights in Endologix Stock. As of the Effective Time the Endologix Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Certificates previously representing any such Endologix Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of the certificates representing such Endologix Common Stock, as contemplated hereby, or pursuant to Section 2.2. From and after the Effective Time, the stock transfer books of Endologix shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Endologix Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.5.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF ENDOLOGIX

        Endologix represents and warrants to Radiance and Sub that:

               3.1 Organization and Qualification. Endologix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Endologix is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects, or results of operations of Endologix (a "Material Adverse Effect"). Subject to obtaining Endologix Stockholder's Approval, Endologix has all requisite corporate power and authority to execute and deliver this Agreement.

               3.2 Subsidiaries. Endologix does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

               3.3 Authority Relative to this Agreement. Subject to obtaining Endologix Stockholders' Approval (as defined below), Endologix has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Endologix and the consummation by Endologix of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Endologix, the Board of Directors of Endologix has agreed to recommend adoption of this Agreement by the stockholders of Endologix and directed that this Agreement be submitted to the stockholders of Endologix for their consideration, and no other corporate proceedings on the part of Endologix or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Endologix and the consummation by Endologix of the transactions contemplated hereby, other than obtaining Endologix Stockholders' Approval. "Endologix Stockholders' Approval" means the requisite approvals of the shareholders of Endologix of this Agreement and the Merger required by the DGCL, and the Certificate of Incorporation and Bylaws of Endologix, including the conversion of all shares of Endologix Preferred Stock into Endologix Common Stock immediately prior to the Effective Time. Endologix has received and has provided to Radiance the voting agreements of the Endologix stockholders listed on Schedule 3.3 to approve the Merger. Subject to obtaining Endologix Stockholders' Approval, this Agreement has been duly authorized and validly executed by Endologix and constitutes a valid and legally binding obligation of Endologix, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               3.4 Capital Stock of Endologix.

                      (a) The authorized capital stock of Endologix consists of 15,500,000 shares of Endologix Common Stock and 10,000,000 shares of Endologix preferred stock, of which 1,300,000 shares are designated as Series A Convertible Preferred Stock, 3,200,000 of which are designated as Series B Convertible Preferred Stock, and 477,345 of which are designated Series C Convertible Preferred Stock. As of the date hereof, 5,829,915 shares of Common Stock, 1,300,000 shares of Series A Convertible Preferred Stock, 2,971,989 shares of Series B Convertible Preferred Stock and 428,571 shares of Series C Convertible Preferred Stock, were issued and outstanding and 332,000 shares of capital stock are held by Endologix in its treasury. As of the date hereof, there are outstanding options to purchase 1,105,566 shares of Endologix Common Stock. Except as disclosed in Section 3.4 of the Endologix Disclosure Schedule attached hereto, all outstanding shares of capital stock of Endologix are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes, or other indebtedness of Endologix having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Endologix may vote. Except as set forth in Section 3.4 of the Endologix Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which Endologix is a party or by which it is bound obligating Endologix to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Endologix or obligating Endologix to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Options"). Except as disclosed in Section 3.4 of the Endologix Disclosure Schedule, as of the date hereof, there are no outstanding contractual obligations of Endologix to repurchase, redeem, or otherwise acquire any shares of capital stock of Endologix. Endologix has furnished to Radiance true and correct copies of Endologix's Certificate of Incorporation and Bylaws as in effect as of the date hereof. The offers and sales of all of the outstanding shares of capital stock of Endologix were at all relevant times either registered under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws or exempt from such requirements.

                      (b) Endologix acknowledges that the offering and sale of the Radiance Common Stock to be issued in exchange for all the outstanding shares of capital stock of Endologix have not been registered with the Securities and Exchange Commission (the "SEC") or any state securities laws and is intended to be exempt from registration under the Securities Act by virtue of
Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder ("Regulation D"). Except as disclosed in Section 3.4(b)(i) of the Endologix Disclosure Schedule to the actual knowledge of Endologix, without investigation, the holders of all the outstanding shares and options to acquire shares of capital stock of Endologix fulfill, and will fulfill as of the Effective Time, the investor suitability requirements under
Section 4(2) of the Securities Act and

Regulation D. Set forth in Section 3.4(b)(ii) of the Endologix Disclosure
Schedule is a list of holders of Endologix capital stock and options to acquire capital stock, together with the number of shares and/or options held by each such holder, who shall receive an offer from Endologix prior to the Effective Time for Endologix to purchase such shares and/or options. Endologix shall use its best efforts to obtain from each Endologix shareholder and optionholder not listed in Section 3.4(b)(i) of the Endologix Disclosure Schedule a confirmation that such shareholder is an "accredited investor" as defined under Regulation D; provided, that in no event shall the number of holders of Endologix Common Stock that are not "accredited investors" as of the Effective Time exceed thirty-five. Notwithstanding anything herein to the contrary, Endologix assumes no responsibility for Radiance's compliance with the applicable federal and state securities laws in connection with the Merger and issuance of Radiance Common Stock and Radiance options. Endologix acknowledges that the shares of Radiance Common Stock are restricted securities and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

                      (c) Except as disclosed in Section 3.4(c) of the Endologix Disclosure Schedule, there are no (i) outstanding Options obligating Endologix or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Endologix.

               3.5 Non-Contravention; Approvals and Consents.

                      (a) Except as disclosed in Section 3.5 of Endologix Disclosure Schedule, and except for the filing of the Agreement of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by Endologix does not, and the performance by Endologix of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of Endologix under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Endologix, or
(ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Endologix or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which Endologix is a party or by which Endologix or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Endologix or on the ability of Endologix to consummate the transactions contemplated by this Agreement.

                      (b) Other than obtaining Endologix Stockholder's Approval and except as disclosed in Section 3.5 of Endologix Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Endologix is a party or by which Endologix or any of its assets or properties is bound for the execution and delivery of this Agreement by Endologix, the performance by Endologix of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Endologix or on the ability of Endologix to consummate the transactions contemplated by this Agreement.

               3.6 Financial Statements. Endologix has delivered to Radiance a true and complete copy of the following financial statements: (i) the audited balance sheets of Endologix as of December 31, 1999 and December 31, 2000 and the related audited statement of operations for the fiscal years then ended; and
(ii) the unaudited balance sheet of Endologix as of September 30, 2001 and the unaudited statement of operations for such interim period (the "Endologix Financial Statements'). As of their respective dates and for the respective periods then ended, the audited financial statements and unaudited interim financial statements (including, in each case, the notes, if any, thereto) included in Endologix Financial Statements (A) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (B) fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to Endologix and to the absence of certain footnote disclosures) the financial position of Endologix as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

               3.7 Absence of Changes. Except as disclosed in Section 3.7 of the Endologix Disclosure Schedule and except for matters reflected or reserved against in the balance sheet for the period ended September 30, 2001 included in Endologix Financial Statements, since September 30, 2001 Endologix has conducted its business only in the ordinary course, consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of Endologix that had or could reasonably be expected to have a Material Adverse Effect other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Endologix but also affect other persons who participate or are engaged in the lines of business in which Endologix participates or is engaged, or other than those occurring as a result of this Agreement and the transactions contemplated hereby.

               3.8 Absence of Undisclosed Liabilities. Except for liabilities that are disclosed in this Section 3 and/or in the Endologix Disclosure Schedule and except for matters reflected or reserved against in the balance sheet for the period ended December 31, 2000 or in the September 30, 2001 Endologix balance sheet for the period ended September 30, 2001 included in Endologix Financial Statements, Endologix did not have at such date, nor has Endologix incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a balance sheet of Endologix (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to have a Material Adverse Effect on Endologix.

               3.9 Legal Proceedings. Except as disclosed in Section 3.9 of Endologix Disclosure Schedule: (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Endologix, threatened against, relating to or affecting, nor to the knowledge of Endologix are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Endologix or any of its assets and properties which could reasonably be expected to have a Material Adverse Effect on Endologix or on the ability of Endologix to consummate the transactions contemplated by this Agreement; (ii) Endologix is not subject to any Order of any Governmental or Regulatory Authority which is having or could be reasonably expected to have a Material Adverse Effect on Endologix, or on the ability of Endologix to consummate the transactions contemplated by this Agreement; and
(iii) there are no material actions, suits, arbitrations or proceedings that Endologix currently intends to initiate.

               3.10 Contracts and Commitments. Section 3.10 of Endologix Disclosure Schedule contains a true and complete list of each of the following written, or to Endologix's knowledge, oral, contracts (the "Material Contracts') to which Endologix is a party: (i) all Contracts (excluding Endologix Employee Benefit Plans which can be terminated at will without subjecting Endologix to cost or penalty) providing for a commitment for employment or consultation services for a specified or unspecified term to, or otherwise relating to employment or the termination of employment of, any employee; (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Endologix to engage in any business activity or compete with any Person in connection with its business or prohibiting or limiting the ability of any Person to compete with Endologix in connection with its business; (iii) all partnership, joint venture, stockholders' or other similar Contracts with any Person in connection with Endologix's business; (iv) all Contracts relating to the future disposition or acquisition of assets of Endologix, other than as contemplated by this Agreement or dispositions or acquisitions in the ordinary course of business; (v) all other Contracts with respect to Endologix that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Endologix of more than $25,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to Endologix. To the knowledge of Endologix, there is no default or event that with notice or lapse of time, or both, would constitute a material default by Endologix under any of the Material Contracts to which it is a party. Endologix has not received notice of a default under any Material Contract by any party thereto. Each of the Material Contracts is enforceable against Endologix in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Endologix has not received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or not exercise any options under any of the Material Contracts.

               3.11 Taxes. Endologix has filed all tax returns that are required to have been filed by it in any jurisdiction for all periods ending on or prior to the date hereof and to the knowledge of Endologix such tax returns are true, correct and complete in all material respects, and to its knowledge Endologix has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it to the extent the same have become due and payable and before they have become delinquent, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Endologix has set aside on its books reserves (segregated to the extent required by generally accepted accounting principles, consistently applied throughout the specified period and in the immediately comparable period) deemed by it in its reasonable discretion to be adequate. Endologix has no knowledge of any proposed material tax assessment, obligation or other claim against Endologix. There are no material liens for taxes upon any property or assets of Endologix, except for liens for taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to taxes of Endologix which, if decided adversely would have a Material Adverse Effect on Endologix. Endologix is not a party to any agreement providing for the allocation or sharing of taxes with any entity other than agreements the consequences of which are adequately reserved for in Endologix Financial Statements. Endologix has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code.

               3.12 Employee Benefit Plans.

                      (a) Except as set forth in Section 3.12 of Endologix Disclosure Schedule, Endologix has no Employee Benefit Plan or other Plan.

                      (b) As used herein:

                             (i) "Employee Benefit Plan" means any Plan entered
into, established, maintained, contributed to or required to be contributed to by Endologix and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

                             (ii) "Plan" means any employment, bonus, incentive
compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

               3.13 Title to Assets. Endologix is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of its properties and assets primarily used in its business and material to the condition (financial or other) of such business, free and clear of all Liens, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Endologix's business operations (in the manner presently carried on by Endologix) or (iii) as disclosed in Endologix Financial Statements, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Endologix. All leases under which Endologix leases any substantial amount of real or personal property have been made available to Radiance and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by Endologix or to the knowledge of Endologix any event which with notice or lapse of time or both would become a default by Endologix other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on Endologix.

               3.14 Permits, Etc. Endologix owns or validly holds all material licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of its business.

               3.15 Compliance with Laws. To the knowledge of Endologix, Endologix is not in violation of, nor has it violated, any applicable provisions of any Laws or any term of any Order binding against it, except for violations which do not have and would not have, a Material Adverse Effect on Endologix.
Section 3.15 of Endologix Disclosure Schedule sets forth a complete list of Endologix's licenses, permits and authorizations ("Permits") other than those not material to the business or operations of Endologix. Since December 31, 1999, no state or federal governmental entity has revoked or materially limited any license or certificate of authority of Endologix material to its business, and no investigation or proceeding is pending or, to Endologix's knowledge, threatened, which involves the revocation or material limitation of any of such licenses or certificates. Endologix has no knowledge of any information which would lead Endologix to believe that any licenses or permits necessary to the conduct of the business of Endologix as presently conducted will not remain in full force and effect for the complete duration of their terms. Endologix has made available to Radiance all material filings made to, and all inspection or compliance reports or correspondence received from, Governmental Entities for the last three years and will make available to Radiance all other Permits as requested by Radiance. To the knowledge of Endologix, each of such filings was in material compliance with all applicable laws and regulations.

               3.16 FDA Matters. Except as otherwise set forth in Section 3.16 of Endologix Disclosure Schedule:

                      (a) To the knowledge of Endologix, Endologix is in compliance in all material respects with all current applicable laws, statutes, rules, regulations, standards, guides or orders administered, issued or enforced by the FDA or any other Governmental or Regulatory Authority having regulatory authority or jurisdiction over the products and operations of Endologix.

                      (b) Endologix has not received from the FDA or any other Governmental or Regulatory Authority, and Endologix has no knowledge of any facts which would furnish any reasonable basis for, any notice of adverse findings, FDA Form 483 inspectional observations, regulatory letters, notices of violations, warning letters, Section 305 criminal proceeding notices under the Federal Food, Drug and Cosmetic Act or other similar communication from the FDA or other Governmental or Regulatory Authority, and to the knowledge of Endologix there have been no seizures conducted or threatened by the FDA or other Governmental or Regulatory Authority.

                      (c) To the knowledge of Endologix, there are no facts which are reasonably likely to cause (i) the non-approval or non clearance, denial, withdrawal, recall or require suspension or additional approvals or clearances of any products intended to be sold by Endologix, or (ii) a change in the manufacturing, marketing classification, labeling or intended use of any such products.

               3.17 Intellectual Property Rights

                      (a) Schedule 3.17 of the Endologix Disclosure Schedule contains a true and correct list of all patents and patent applications, including reissues, divisions, continuations, continuations-in-part and extensions thereof and reexamination certificates therefor and all trademarks, service marks and trade names owned or controlled by Endologix.

                      (b) Except as described in Schedule 3.17 of the Endologix Disclosure Schedule, to the knowledge of Endologix: (i) no third party is infringing or misappropriating any of Endologix' intellectual property rights; and (ii) Endologix' current PowerLink System does not infringe any valid claim of a third party patent.

                      (c) Except as set forth on Schedule 3.17 of the Endologix Disclosure Schedule, to the knowledge of Endologix, there are no outstanding claims asserted or threatened against Endologix alleging that the development, manufacture, marketing, distribution, sale or use of the PowerLink System infringes or misappropriates any intellectual property or other proprietary rights of any third party.

                      (d) To the knowledge of Endologix: (i) all of the patents listed in Schedule 3.17 of the Endologix Disclosure Schedule are valid and in full force and effect, and are not the current subject of any interference or opposition proceeding; and (ii) it is unaware of any publications or activities including, without limitation, patents, articles, and public uses or sales, by it or others, which would or might invalidate any claim(s) of any such patent. It has not conducted, nor has it commissioned the conducting of, any written infringement or validity studies regarding any such patent or patent application that it has not provided to Radiance for inspection prior to the date hereof.

               3.18 Labor Controversies.

                      (a) There are no material controversies pending or, to the knowledge of Endologix, threatened between Endologix and any representatives of any of Endologix's employees.

                      (b) To the knowledge of Endologix, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Endologix.

                      (c) To the knowledge of Endologix, Endologix has complied in all material respects with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, with respect to its employees on the Endologix payroll.

                      (d) To the knowledge of Endologix, no person has asserted that Endologix is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing (subject to the proviso set forth in subparagraph (a) above), except for such controversies, organizational efforts, non-compliance and liabilities which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Endologix.

               3.19 Insurance. Section 3.19 of Endologix Disclosure Schedule lists all policies of fire, liability, life and employee health, environmental, errors and omissions, workers' compensation and other forms of insurance currently held and maintained by Endologix (the "Insurance Policies"). Endologix believes that such Insurance Policies are commercially reasonable in amount and coverage. To the knowledge of Endologix, all of the Insurance Policies are in full force and effect, all billed premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will have been paid on or prior to the Closing Date and no written notice of cancellation or termination has been received with respect to any such Policy, except for failures to pay or cancellations or terminations which would not reasonably be expected to have a Material Adverse Effect on Endologix.

               3.20 Guaranties. Endologix has not executed any guaranty or otherwise agreed to be a guarantor of any liability or obligation (including indebtedness) of any other person.

               3.21 Tax-Free Reorganization. Endologix has not taken and has not agreed to take any action that would interfere with the ability of Radiance to treat the Merger, together with the Sideways Merger contemplated in Section 6.13, as a tax-free reorganization within the meaning of Section 368(a) of the Code.

               3.22 Board of Directors and Stockholder Approval. The Board of Directors has approved and adopted this Agreement and has authorized the officers of Endologix to enter into this Agreement and to submit it to the Endologix stockholders for their approval.

               3.23 Brokers and Finders. Other than Gruntal & Co., L.L.C., Endologix has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Endologix is solely responsible for the payment of any fee, commission or reimbursement that may be due to or become payable to Gruntal & Co., L.L.C. in connection with the transactions contemplated by this Agreement.

               3.24 Full Disclosure. No information furnished by or on behalf of Endologix to Radiance pursuant to this Agreement and any information contained in Endologix Disclosure Schedule and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF RADIANCE AND SUB

        Radiance and Sub jointly and severally represent and warrant to Endologix as follows:

               4.1 Organization of Radiance and Sub. Each of Radiance and Sub is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction. Radiance and Sub has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted and as proposed to be conducted pursuant to this Agreement. Radiance is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a materially adverse effect on the business, condition (financial or otherwise), properties, assets, including intangible assets, liabilities (including contingent liabilities), prospects, or results of operations of Radiance (a "Material Adverse Effect"). Except for Sub and as disclosed in Section 4.1 of the Radiance Disclosure Schedule or in the Radiance Reports (as that term is defined in Section 4.6), Radiance does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

               4.2 Authorization. Each of Radiance and Sub has full corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by Radiance have been duly authorized and approved by the Board of Directors of Radiance and does not require any further authorization or consent of Radiance other than approval by its stockholders. This Agreement has been duly authorized, validly executed and delivered by Radiance and constitutes the legal, valid and binding obligations of Radiance enforceable in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

               4.3 Capital Stock of Radiance and Sub.

                      (a) The authorized capital stock of Radiance consists of 30,000,000 shares of Radiance Common Stock and 5,000,000 shares of preferred stock. As of February 7, 2002, 13,167,712 shares of Common Stock and no shares of preferred stock, were issued and outstanding and no shares of Radiance Common Stock are held by Radiance in its treasury. As of February 7, 2002, there are outstanding options to purchase 2,002,853 shares of Radiance Common Stock (the "Radiance Options"). All outstanding shares of capital stock of Radiance are duly authorized, validly issued, fully paid, and nonassessable and not subject to preemptive rights and such capital stock has been issued in full compliance with all applicable federal and state securities laws. There are no bonds, debentures, notes, or other indebtedness of Radiance having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Radiance may vote. Except as set forth above, as of the date hereof, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which Radiance is a party or by which it is bound obligating Radiance to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Radiance or obligating Radiance to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (together, "Options"). As of the date hereof, there are no outstanding contractual obligations of Radiance to repurchase, redeem, or otherwise acquire any shares of capital stock of Radiance. Radiance has furnished to Endologix true and correct copies of Radiance's Certificate of Incorporation and Bylaws as in effect as of the date hereof. The authorized capital stock of Sub consists of 100 shares of common stock, $.001 par value, of which 100 shares are issued and outstanding and owned of record by Radiance. Except as contemplated by this Agreement, there are no outstanding options, warrants, or other rights to subscribe for or purchase from Radiance any capital stock of Sub, or securities convertible into Sub, and there are no commitments, agreements, arrangements or undertakings of any kind to which Sub is a party or by which it is bound obligating Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Sub or obligating Sub to issue, grant, extend or enter into any Options. As of the date hereof, there are no outstanding contractual obligations of Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Sub.

                      (b) Except as disclosed in Section 4.3(b) of the schedule attached hereto (the "Radiance Disclosure Schedule"), there are no (i) outstanding Options obligating Radiance or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Radiance.

               4.4 Non-Contravention; Approvals and Consents.

                      (a) Except as disclosed in Section 4.4 of Radiance Disclosure Schedule, and except for the filing of the Agreement of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, the execution and delivery of this Agreement by Radiance does not, and the performance by Radiance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any pledges, claims, liens, charges, encumbrances, and security interests of any kind or nature whatsoever (collectively, "Liens") upon any of the assets or properties of Radiance under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of Radiance, or
(ii) (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to Radiance or any of its assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which Radiance is a party or by which Radiance or any of its assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, payments, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

                      (b) Except as disclosed in Section 4.4 of Radiance Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any contract to which Radiance is a party or by which Radiance or any of its assets or properties is bound for the execution and delivery of this Agreement by Radiance, the performance by Radiance of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement.

               4.5 No Litigation or Regulatory Action. Except as disclosed in the Radiance Reports or in Section 4.5 of Radiance Disclosure Schedule: (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Radiance, threatened against, relating to or affecting, nor to the knowledge of Radiance are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Radiance or any of its assets and properties which could reasonably be expected to have a Material Adverse Effect on Radiance or on the ability of Radiance to consummate the transactions contemplated by this Agreement; (ii) Radiance is not subject to any Order of any Governmental or Regulatory Authority which is having or could be reasonably expected to have a Material Adverse Effect on Radiance, or on the ability of Radiance or Sub to consummate the transactions contemplated by this Agreement; and (iii) there are no material actions, suits, arbitrations or proceedings that Radiance currently intends to initiate.

               4.6 SEC Documents. Radiance has delivered or made available to Endologix true and correct copies of each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed (including exhibits and any amendments thereto) since January 1, 1999 with the SEC under or pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (collectively, the "Radiance Reports"). As of their respective dates, or as subsequently amended prior to the Closing Date, the Radiance Reports complied in all material respects with the requirements of the Exchange Act applicable to such Radiance Reports, and none of the Radiance Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Radiance included in the Radiance Reports comply in all material respects with applicable accounting requirements in the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Radiance and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, the absence of notes and as permitted by Form 10-Q of the Exchange Act). As of their respective dates, the Radiance Reports complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act.

               4.7 Brokers and Finders. Other than A.G. Edwards & Sons, Inc., Radiance has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Radiance is solely responsible for the payment of any fee, commission or reimbursement that may be due to or become payable to A.G. Edwards & Sons, Inc. in connection with the transactions contemplated by this Agreement.

               4.8 Taxes.

                      (a) Prior to the Merger, Radiance will be in control of Sub within the meaning of Section 368(c) of the Code. Radiance will not cause or permit Sub to issue additional shares of its stock that would result in Radiance losing control of Sub within the meaning of Section 368(c) of the Code. No stock of Sub will be issued in the Merger.

                      (b) During its corporate existence, Sub has owned no assets, and prior to the Merger shall not own any assets other than the shares of Radiance to be distributed in the Merger.

                      (c) As of the date hereof and as of the Effective Time, Radiance has no plan or intention to reacquire any of its stock to be distributed in the Merger.

               4.9 Absence of Changes. Except: (i) as disclosed in Section 4.19 of the Radiance Disclosure Schedule; (ii) for matters reflected or reserved against in the balance sheet for the period September 30, 2001 included in the Radiance Reports; and (iii) as disclosed in the Radiance Reports filed as of the date of this Agreement, since September 30, 2001, Radiance has conducted its business only in the ordinary course, consistent with past practice and there has been no change and no development in the business, properties, operations, condition (financial or otherwise), or results of operations of Radiance that had or could reasonably be expected to have a Material Adverse Effect other than those occurring as a result of general economic or financial conditions or other developments that are not unique to Radiance but also affect other persons who participate or are engaged in the lines of business in which Radiance participates or is engaged, or other than those occurring as a result of this Agreement and the transactions contemplated hereby.

               4.10 Contracts and Commitments. To the knowledge of Radiance, there is no default or event that with notice or lapse of time, or both, would constitute a material default by Radiance under that certain license agreement between Radiance and Guidant Corporation dated June 19, 1998, (the "Guidant License"). Radiance has not received notice of a default under the Guidant License. The Guidant License is enforceable against Radiance in accordance with its terms, except as such enforceability may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws relating to rights of creditors. Radiance has not received notice that Guidant intends to cancel or terminate the Guidant License or to exercise or not exercise any options under the Guidant License.

               4.11 Title to Assets. Radiance is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all of its properties and assets primarily used in its business and material to the condition (financial or other) of such business, free and clear of all Liens, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair Radiance's business operations (in the manner presently carried on by Radiance) or (iii) as disclosed in the Radiance Reports, and except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect on Radiance. All leases under which Radiance leases any substantial amount of real or personal property have been made available to Endologix and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by Radiance or to the knowledge of Radiance any event which with notice or lapse of time or both would become a default by Radiance other than defaults under such leases which in the aggregate would not have a Material Adverse Effect on Radiance.

               4.12 Permits, Etc. Radiance owns or validly holds all material licenses, permits, certificates of authority, registrations, franchises and similar consents granted or issued by any applicable Governmental or Regulatory Authority, used or held for use which are required to conduct and material to the condition of its business.

               4.13 Compliance with Laws. To the knowledge of Radiance, Radiance is not in violation of, nor has it violated, any applicable provisions of any Laws or any term of any Order binding against it except for violations which do not have and would not have a Material Adverse Effect on Radiance.

               4.14 Labor Controversies. Except as disclosed in Section 4.14 of the Radiance Disclosure Schedule, there are no material controversies pending or, to the knowledge of Radiance, threatened between Radiance and any of its employees.

               4.15 Radiance Stock Issued in Merger. The shares of Radiance Common Stock to be issued in the Merger will, when issued and delivered to the stockholders of Endologix as a result of the Merger and pursuant to the terms of this Agreement, be duly and validly authorized and issued, fully paid, non-assessable and free of preemptive rights of any securityholder of Radiance, and issued in compliance with applicable federal and state securities laws.

               4.16 Full Disclosure. No information furnished by or on behalf of Radiance to Endologix pursuant to this Agreement and any information contained in the Radiance Disclosure Schedule and other Schedules to this Agreement, at any time prior to the Closing Date, contains nor will contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

                                    ARTICLE 5

                                    COVENANTS

               5.1 Covenants of Endologix. At all times from and after the date hereof until the Effective Time, Endologix covenants and agrees as to itself that (except as expressly contemplated or permitted by this Agreement, or to the extent that Radiance and Sub shall otherwise consent in writing):

                      (a) Endologix shall conduct its business only in, and Endologix shall not take any action except in, the ordinary course consistent with past practice.

                      (b) Without limiting the generality of paragraph (a) of this Section, except as otherwise disclosed in Section 5.1 of Endologix Disclosure Schedule, as applicable, and except as contemplated or permitted by this Agreement, (i) Endologix shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to keep available the services of its key officers and employees, to maintain its respective assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, to preserve its relationships with customers and suppliers and others having significant business dealings with it and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) Endologix shall not:

                                    (A) amend or propose to amend its
Certificate of Incorporation or Bylaws;

                                    (B) (w) declare, set aside or pay any
dividends on or make other distributions in respect of any of its capital stock,
(x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any Option with respect thereto, except for (i) the repurchase of capital stock from employees pursuant to existing agreements providing for the repurchase of such shares of capital stock upon termination of employment at the employee's cost therefor and (ii) the repurchases from holders and not to exceed the number of shares and/or options as are set forth in Section 3.4(b)(ii) of the Endologix Disclosure Schedule, provided the price per share and/or option paid by Endologix shall be reasonably approved by Radiance;

                                    (C) except for the issuance of Endologix
capital stock upon exercise or conversion of presently outstanding warrants, options, rights or convertible securities in accordance with their present terms, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                                    (D) acquire (by merging or consolidating
with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Endologix;

                                    (E) other than dispositions of assets which
are not individually or in the aggregate, material to Endologix, and except as contemplated by this Agreement, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                                    (F) except to the extent required by
applicable law, (x) permit any material change in (A) any investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                                    (G) except as contemplated by this
Agreement, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $100,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $100,000;

                                    (H) enter into, adopt, amend in any material
respect (except as may be required by applicable law) or terminate any Endologix Employee Benefit Plan or any other agreement or arrangement, plan or policy between Endologix and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Endologix, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                                    (I) enter into any contract or amend or
modify any existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Endologix;

                                    (J) make any capital expenditures or
commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $100,000;

                                    (K) make any change in the lines of business
in which it participates or is engaged;

                                    (L) take any action to cause the Merger,
together with the Sideways Merger contemplated in Section 6.13, not to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code; or

                                    (M) enter into any contract, agreement,
commitment or arrangement to do or engage in any of the foregoing.

               5.2 Covenants of Radiance. At all times from and after the date hereof until the Effective Time, Radiance covenants and agrees as to itself that (except as expressly contemplated or permitted by this Agreement, or to the extent that Endologix shall otherwise consent in writing):

                      (a) Radiance shall conduct its business only in, and Radiance shall not take any action except in, the ordinary course consistent with past practice.

                      (b) Without limiting the generality of paragraph (a) of this Section 5.2, except as otherwise disclosed in Section 5.2 of the Radiance Disclosure Schedule, as applicable, and except as contemplated or permitted by this Agreement, (i) Radiance shall use all commercially reasonable efforts to preserve intact in all material respects its present business organization and reputation, to maintain its respective assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on its tangible assets and business in such amounts and against such risks and losses as are currently in effect, and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to it, and (ii) Radiance shall not:

                                    (A) amend or propose to amend its
Certificate of Incorporation or Bylaws;

                                    (B) (w) declare, set aside or pay any
dividends on or make other distributions in respect of any of its capital stock,
(x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly purchase, redeem or otherwise acquire any shares of its capital stock or any Option with respect thereto, except for the repurchase of capital stock from employees pursuant to existing agreements providing for the repurchase of such shares of capital stock upon termination of employment at the employee's cost therefor;

                                    (C) except for the issuance of Radiance
capital stock upon exercise or conversion of presently outstanding warrants, options, rights or convertible securities in accordance with their present terms, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                                    (D) acquire (by merging or consolidating
with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Radiance;

                                    (E) other than dispositions of assets which
are not individually or in the aggregate, material to Radiance, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                                    (F) except as contemplated by this
Agreement, (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $50,000;

                                    (G) enter into, adopt, amend in any material
respect (except as may be required by applicable law) or terminate any employee benefit plan or any other agreement or arrangement, plan or policy between Radiance and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Radiance, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                                    (H) enter into any contract or amend or
modify any existing contract, or engage in any new transaction, outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of Radiance;

                                    (I) make any capital expenditures or
commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount exceeding $100,000;

                                    (J) take any action to cause the Merger not
to be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Code; or

                                    (K) enter into any contract, agreement,
commitment or arrangement to do or engage in any of the foregoing.

               5.3 Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Material Adverse Effect on Endologix, or Radiance and its Subsidiaries taken as a whole, as the case may be, or on the ability of Endologix or Radiance and Sub, as the case may be, to consummate the transactions contemplated hereby.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

               6.1 Access to Information; Confidentiality.

                      (a) Each of Endologix and Radiance shall, and shall cause each of its Subsidiaries, if any, to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (collectively, "Representatives") with full access, upon reasonable prior notice, and during normal business hours, to Endologix or Radiance and its Subsidiaries, as the case may be, and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of Endologix or Radiance and its Subsidiaries, as the case may be, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by Endologix and its Subsidiaries or Radiance and its Subsidiaries, as the case may be, pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Endologix Employee Benefit Plans or Radiance Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of Endologix or Radiance, as the case may be, as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

                      (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by-other requirements of applicable Laws or Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by Endologix or Radiance, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of Endologix or Radiance, as the case may be, and its Representatives or (z) later acquired by Endologix or Radiance, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to Endologix or Radiance, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Endologix or Radiance, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all copies-of documents and information furnished by Endologix or Radiance, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Endologix or Radiance, as the case may be, or its Representatives.

               6.2 Registration of Radiance Common Stock. Radiance shall register for re-sale the shares of Radiance Common Stock issued pursuant to the payment of the Merger Consideration and the Milestone Payment and shall file a registration statement with respect to such registration with the SEC within ten
(10) business days after the Closing Date; provided, however, Endologix shall use its best efforts to have the holders of shares of Endologix Common Stock enter into a registration rights agreement with Radiance in the form of Exhibit A hereto (the "Registration Rights Agreements").

               6.3 Lock Up Agreement. Endologix shall cause each of its officers and directors to enter lock-up agreements (the "Lock-Up Agreements") with Radiance prior to the Effective Time which shall restrict the re-sale of Radiance Common Stock issued pursuant to the payment of the Merger Consideration for a period of 180 days after the SEC declares effective the registration statement referred to in Section 6.2.

               6.4 Nasdaq Listing. Radiance shall cause the shares of Radiance Common Stock to be issued in the Merger in accordance with this Agreement to be listed on the Nasdaq National Market prior to the effectiveness of the registration of the Radiance Common Stock as provided in Section 6.2.

               6.5 Approval of Stockholders. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, Radiance shall use its reasonable best efforts to obtain approval of this Agreement by its stockholders (the "Radiance Stockholder Approval") as soon as reasonably practicable after the date hereof and shall recommend to its stockholders that it is in the best interest of the stockholders that the stockholders of Radiance approve this Agreement and the transactions contemplated hereby.

               6.6 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.3 and 6.4, each of Endologix and Radiance will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable,
(i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Radiance, Endologix or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

               6.7 Board of Directors.

                      (a) Radiance shall take all necessary action so that following the closing of the Merger, the directors of Radiance shall be:

               Franklin D. Brown           Chairman of the Board
               Maurice Buchbinder, M.D.    Director
               Edward B. Diethrich, M.D.   Director
               Michael R. Henson           Director
               Paul McCormick              Director
               Jeffrey F. O'Donnell        Director
               Jeffrey H. Thiel            Director

and the officers of Radiance shall be:

               Franklin D. Brown           Chief Executive Officer
               Paul McCormick              President and Chief Operating Officer

                      (b) Each of Endologix and Radiance agrees that Radiance shall: (i) nominate Maurice Buchbinder, M.D. and Jeffrey F. O'Donnell for election to the Board of Directors of Radiance at the next annual meeting of stockholders of Radiance; and (ii) take all necessary action to cause such election, including a recommendation for the election of such nominees.

               6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense. If the Merger is not consummated due to either party's failure to obtain Stockholder Approval, the party unable to obtain such approval shall reimburse the expenses of the other party incurred in connection with this Agreement and the Merger, up to a maximum of Two Hundred Thousand Dollars ($200,000).

               6.9 Indemnification of Officers and Directors.

                      (a) From and after the Effective Time, Radiance shall, to the fullest extent authorized by the DGCL or any other applicable law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Radiance to provide broader indemnification rights than such law permitted Radiance to provide prior to such amendment), indemnify all directors and officers of Endologix as of the Closing against any liability or losses (including reasonable attorney's fees and costs for counsel who are reasonably acceptable to Radiance) any of them may incur from any action, proceeding or investigation brought against such individuals by existing stockholders and option holders of Endologix immediately prior to the Merger as a result of the Merger, or any of the transactions contemplated by this Agreement. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by Radiance any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if so required by the DGCL, such advance shall be made only upon delivery to Radiance of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.9 or otherwise. Radiance shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Radiance shall not be obligated pursuant to this Section 6.9 to pay the fees and disbursements of more than one counsel for all officers and directors in any single action, except to the extent that, in the opinion of counsel for the officers and directors, two or more of such officers and directors have conflicting interests in the outcome of such action, or one or more of such officers and directors and Radiance have conflicting interests in the outcome of such action. Radiance may obtain directors' and officers' liability insurance covering its obligations under this Section 6.9.

                      (b) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each officer and director of Endologix as of the Closing, and his or her heirs and legal representatives, and shall be in addition to any other rights an officer and director of Endologix may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation, under the DGCL or otherwise.

                      (c) In the event Radiance or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Radiance or the Surviving Corporation, as the case may be, or at Radiance's option, Radiance, shall assume the obligations set forth in paragraph (a) of this
Section 6.9.

                      (d) In the event Radiance or the, Surviving Corporation, or any of their respective successors or assigns, obtains directors' and officers' liability insurance covering any of their directors or officers, such insurance shall also cover the directors and officers of Endologix as of the date hereof with respect to the obligations hereunder.

               6.10 Name Change. Radiance agrees to include in its proxy statement to be filed with the Securities and Exchange Commission in connection with a special meeting of its stockholders soliciting approval of the transactions contemplated by the Merger, a proposal amending its Certificate of Incorporation to change the name of Radiance Medical Systems, Inc. to Endologix, Inc.

               6.11 Notice and Cure. Each of Radiance, Sub and Endologix will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Radiance, Sub or Endologix, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Radiance, Sub or Endologix, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Radiance, Sub and Endologix also will notify the other in writing of, and will use best efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Radiance, Sub or Endologix, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section 6.11 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               6.12 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Radiance, Sub and Endologix will take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Radiance nor Endologix will, nor will it permit any subsidiary, if any, to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               6.13 No Solicitations. Endologix agrees that unless specifically permitted in writing by Radiance until the earlier of (i) July 1, 2002 or such later date as determined in accordance with Section 8.1(b)(i), or (ii) receipt of written notice from Radiance of its intent not to proceed with the proposed transaction, Endologix will not, directly or indirectly, through any officer, director, affiliate or agent of Endologix, or otherwise, (i) solicit, initiate, entertain, or encourage any proposals or offers from any third party relating to
(a) any possible acquisition of Endologix (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), (b) any acquisition of its assets, technology or securities, or (c) the grant of any license, distribution or other commercial rights in Endologix's technology or its proposed products; or (ii) enter into, or continue, any discussions or arrangements with, otherwise cooperate with, facilitate or encourage any effort or attempt by, any third party with respect to any of the foregoing, or furnish to any person any information with respect to, or any person to do or seek any of the foregoing. Endologix shall immediately cease and cause to be terminated any such contacts or negotiations with third parties.

               6.14 Completion of Sideways Merger. Within forty-five (45) days following the Effective Time, Radiance agrees, as part of a single plan to which the Merger is a part, to cause Endologix to be merged with and into a newly-formed and wholly-owned subsidiary of Radiance ("Newsub") in accordance with the provisions of the DGCL (the "Sideways Merger"). Newsub shall be the surviving corporation in the Sideways Merger. Other than pursuant to the Sideways Merger contemplated in this Section 6.13, Radiance has no present plan or intention to (i) liquidate Newsub, (ii) merge Newsub with or into another corporation including Radiance or any of its affiliates, or (iii) sell, distribute or otherwise dispose of the stock of Endologix or Newsub, or cause Endologix or Newsub to sell, distribute or otherwise dispose of any of Endologix or Newsub's assets, except for transfers described in Section 368(a)(2)(C) of the Code and Treasury Regulation Section 1.368-2(k).

                                    ARTICLE 7

                                   CONDITIONS

               7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                      (a) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                      (b) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.2, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties or Radiance or Endologix stockholders required of Radiance, Endologix or any Subsidiary which are to be taken prior to the Effective Time to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect on Radiance and its Subsidiary taken as a whole, or the Surviving Corporation, or on the ability of Radiance and Endologix to consummate the transactions contemplated hereby shall have been obtained.

               7.2 Conditions to Obligation of Radiance and Sub to Effect the Merger. The obligation of Radiance and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Radiance and Sub in their sole discretion):

                      (a) Representations and Warranties. Each of the representations and warranties made by Endologix in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Endologix shall have delivered to Radiance a certificate, dated the Closing Date and executed on behalf of Endologix by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President, to such effect.

                      (b) Performance of Obligations. Endologix shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Endologix at or prior to the Closing, and Endologix shall have delivered to Radiance a certificate, dated the Closing Date and executed on behalf of Endologix by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

                      (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Endologix, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Radiance, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

                      (d) Contractual Consents. Endologix shall have received all consents (or in lieu thereof waivers) from parties to each Contract to the extent required pursuant to the terms of each such contract disclosed pursuant to Sections 3.5 and 3.10.

                      (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of Endologix, which have had or may be reasonably expected to have, a Material Adverse Effect on Endologix.

                      (f) Proceedings. All proceedings to be taken on the part of Endologix in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Radiance, and Radiance shall have received copies of all such documents and other evidences as Radiance may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                      (g) Opinion of Counsel. Radiance shall have received the opinion of Rutan & Tucker, LLP, counsel to Endologix, dated the Closing Date, in form reasonably acceptable to Radiance.

                      (h) Conversion of Preferred Stock. All shares of Series A, Series B and Series C Convertible Preferred Stock of Endologix shall have been converted into Endologix Common Stock.

                      (i) Registration Rights Agreement. Radiance shall have received signed Registration Rights Agreements in the form of Exhibit A from the holders of shares of Endologix Common Stock.

                      (j) Lock-Up Agreements. Radiance shall have received signed Lock-Up Agreements from each officer and director of Endologix.

                      (k) Escrow Agreement. Radiance shall have received a signed Escrow Agreement from the Escrow Agent and Franklin D. Brown as Holders' Representative.

               7.3 Conditions to Obligation of Endologix to Effect the Merger. The obligation of Endologix to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Endologix in its sole discretion):

                      (a) Representations and Warranties. Each of the representations and warranties made by Radiance and Sub in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Radiance and Sub shall each have delivered to Endologix a certificate, dated the Closing Date and executed on behalf of Radiance by its Chairman of the Board, Chief Executive Officer, President or any Executive or Senior Vice President and on behalf of Sub by its President or any Vice President, to such effect.

                      (b) Performance of Obligations. Radiance and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Radiance, or Sub at or prior to the Closing, and Radiance and Sub shall each have delivered to Endologix a certificate, dated the Closing Date and executed on behalf of Radiance by its Chairman of the Board, President or any Executive or Senior Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

                      (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to the Radiance, its Subsidiaries, the Surviving Corporation or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Endologix or its stockholders, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law.

                      (d) Registration Rights Agreement. The Registration Rights Agreements in the form of Exhibit A shall have been entered into by Radiance.

                      (e) No Material Adverse Change. Since the date of this Agreement, there shall have been no changes in the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities) or results of operations of Radiance and its Subsidiaries taken as a whole, which have had or may be reasonably expected to have, a Material Adverse Effect on Radiance and its Subsidiaries taken as a whole.

                      (f) Proceedings. All proceedings to be taken on the part of Radiance and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Endologix, and Endologix shall have received copies of all such documents and other evidences as Endologix may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                      (g) Opinion of Counsel. Endologix shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to Radiance and Sub, dated the Closing Date, in form reasonably acceptable to Endologix.

                      (h) Escrow Agreement. The Escrow Agreement shall have been executed by Radiance are delivered to Franklin D. Brown, as Holders' Representative.

                      (i) Lock-Up Agreements. Radiance shall have received signed Lock-Up Agreements from each of Maurice Buchbinder, M.D., Michael R. Henson, Jeffrey F. O'Donnell and Jeffrey H. Thiel.

                      (j) Cash Balance. Radiance shall have an amount of cash or cash equivalents of a least Eight Million Five Hundred Thousand ($8,500,000) in its bank accounts as of the Closing, after payment of the cash portion of the Merger Consideration.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

               8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

                      (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

                      (b) by either Endologix or Radiance upon notification to the non-terminating party by the terminating party:

                             (i) at any time after August 31, 2002, if the
Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

                             (ii) if any Governmental or Regulatory Authority,
the taking of action by which is a condition to the obligations of either Endologix or Radiance to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

                             (iii) if there has been a material breach of any
representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such ten (10) business day period;

                             (iv) if any court of competent jurisdiction or
other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable;

                             (v) if the requisite shareholder vote of Endologix,
or Radiance approving the principal terms of this Agreement, the Agreement of Merger and the Merger in accordance with applicable law and the Certificate of Incorporation and Bylaws of Endologix or Radiance, as applicable, is not obtained;

                             (vi) if the closing price of the Radiance Common
Stock as reported on Nasdaq on the trading day immediately preceding the Effective Date shall be less than ninety cents ($0.90) per share; or

                             (vii) if the aggregate number of Dissenting Shares
(as defined in Section 2.2) exceeds five percent of the total number of shares of Endologix Common Stock on an as-converted, fully diluted basis immediately prior to the Effective Time.

               8.2 Effect of Termination. If this Agreement is validly terminated by either Endologix or Radiance pursuant to Section 8.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Endologix or Radiance (or any of their respective Representatives or affiliates), except that (i) the provisions of Sections 6.1(b) and 6.8 will continue to apply following any such termination and (ii) nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, as further specified in Section 9.2(e).

               8.3 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

               8.4 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                    ARTICLE 9

                               GENERAL PROVISIONS

               9.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in Sections 3.6, 3.16, 3.17, 4.6, 4.9 and 4.10 of this Agreement shall survive the Effective Time and shall continue in full force and effect for a period of one year following the Effective Time (the "Indemnification Period"). All other representations, warranties, covenants and agreements contained in this Agreement shall terminate as of the Effective Time.

               9.2 Indemnification.

                      (a) Indemnification of Radiance. Subject to the provisions of this Article 9, Endologix shall indemnify Radiance from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by Radiance arising out of any breach of the representations, warranties, covenants or agreements of Endologix set forth in Sections 3.6, 3.16 and 3.17 herein (the "Radiance Indemnifiable Damages"). Notwithstanding the foregoing, Radiance shall not be entitled to indemnification hereunder until the Radiance Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all Radiance Indemnifiable Damages, up to the amount of the Milestone Payment actually earned. Radiance may obtain indemnification for any Radiance Indemnifiable Damages to which this Section 9.2(a) relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 9.1.

                      (b) Indemnification by Radiance of Endologix. Subject to the provisions of this Article 9, Radiance agrees to indemnify the stockholders of Endologix after the Effective Time from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by the stockholders of Endologix arising out of any breach of the representations, warranties, covenants or agreements of Radiance and Sub set forth in Sections 4.6, 4.9 and 4.10 herein (the "Endologix Indemnifiable Damages"). Notwithstanding the foregoing, the stockholders of Endologix shall not be entitled to indemnification hereunder until the Endologix Indemnifiable Damages exceed $100,000 and thereafter shall be entitled to indemnification for all Endologix Indemnifiable Damages, up to the amount of the Milestone Payment actually earned. The stockholders of Endologix may obtain indemnification for any Endologix Indemnifiable Damages to which this Section 9.2(b) relates only if a stockholder or stockholders of Endologix makes a claim for indemnification within the Indemnification Period defined in Section 9.1.

                      (c) Indemnification Procedures. A party seeking indemnification (the "Indemnitee") shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or sixty (60) days after the assertion of such claim, whichever shall first occur. No such notice of assertion of a claim shall satisfy the requirements of this Section 9.2(c) unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

                      (d) No Liability of Endologix Stockholders. Radiance agrees that the sole and exclusive remedy of Radiance after the Effective Time for any damage, loss, liability or expense under this Agreement, including, without limitation, for Radiance Indemnifiable Damages pursuant to Article 9 or in connection with the transactions contemplated hereunder, shall be limited to the stock and other property held in escrow, pursuant to the terms of the Escrow Agreement, provided however, any such claims must be brought by Radiance within the Indemnification Period. Subject to the provisions of this Section 9.2, Radiance shall be entitled to offset any Radiance Indemnifiable Damages from the amount payable by Radiance under the Milestone Payment in the event such claims have been finally adjudicated in Radiance's favor prior to the time the Milestone Payment is earned.

                      (e) Indemnification Prior to Effective Time.
Notwithstanding any other provision of this Article 9, in the event of a termination by either Radiance or Endologix pursuant to Section 8.(1)(b)(iii) prior to the Effective Time, such party shall be entitled to payment of all Radiance Indemnifiable Damages or Endologix Indemnifiable Damages, as the case may be, provided that such terminating party gives written notice of any claim on or before thirty days from the date of termination. If written notice of a claim is not made within thirty days, then all representations, warranties, covenants and agreements contained in this Agreement shall terminate, except that the provisions of Sections 6.1(b) and 6.8 will continue to apply following any termination.

               9.3 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of Endologix or Radiance or any Subsidiary, as the case may be, the actual knowledge of the officers and directors of Endologix or Radiance, as the case may be, shall be imputed to Endologix or Radiance, as the case may be.

               9.4 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or nationally recognized overnight courier service (such as Federal Express) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

        If to Radiance, Sub or the Surviving Corporation, to:

        Radiance Medical Systems, Inc.
        13900 Alton Parkway, Suite 122
        Irvine, California 92618
        Attn:  Chief Executive Officer
        Facsimile No.:  (949) 457-9561

        with a copy to:

        Stradling Yocca Carlson & Rauth
        660 Newport Center Drive, Suite 1600
        Newport Beach, California 92660-6441
        Attn:  Lawrence B. Cohn
        Facsimile No.:  (949) 725-4100

        If to Endologix, to:

        Endologix, Inc.
        13700 Alton Parkway, Suite 160
        Irvine, California 92618
        Attn:  Chief Executive Officer
        Facsimile No.:  (949) 380-8372

        with a copy to:

        Rutan & Tucker
        611 Anton Boulevard, 14th Floor
        Costa Mesa, California 92626-1998
        Attn:  Vicki Dallas
        Facsimile No.:  (714) 546-9035

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by nationally recognized overnight courier or by mail in the manner described above to the address as provided in this Section 9.4, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.4). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

               9.5 Entire Agreement. This Agreement, together with the exhibits hereto, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

               9.6 Public Announcements. Except as otherwise required by law or the rules of The Nasdaq National Market, so long as this Agreement is in effect, Radiance and Endologix will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement or otherwise cause or permit the release in any manner which could reasonably be expected to cause such information to be known to the public with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld, provided however, that the parties may make such announcements and releases to the extent the content of such announcements or releases was contained in a prior approved announcement or release. Radiance and Endologix will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

               9.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections
2.1 to 2.5, 6.2, 6.3, 6.9, 9.2, 9.7 and 9.8 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

               9.8 No Assignment; Binding Effect. Prior to Closing, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Radiance. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and the third party beneficiaries to the extent set forth in
Section 9.7 and their respective successors and assigns, provided however, that Radiance shall cause any such successor or assign to either (i) pay the Milestone Payment (if still remaining to be earned) if not assumed within 10 days of such assignment, or (ii) expressly assume in writing all Radiance's obligations hereunder, including the obligation to pay the Milestone Payment when due.

               9.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof

               9.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

               9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

               9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

               9.13 Arbitration. All claims, controversies, differences or disputes between or among any of the parties hereto arising from or relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors hereto ("AAA"), in Orange County, California, unless the parties otherwise agree in writing. Each of the parties consents to venue for such arbitrations in Orange County, California and to service of process by certified or registered mail. Upon commencement of any arbitration pursuant hereto, the parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within twenty (20) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for a jury or nonjury trial. The Civil Discovery Act of 1986 contained in Article 3 (commencing with Section 2016) of Chapter 3 of Title III of Part IV of the California Code of Civil Procedure shall be applicable to such arbitration proceedings, and all rights, remedies, obligations, liabilities and procedures set forth in said Article 3 shall be available to the parties. Each party shall be entitled to discovery which shall be conducted in accordance with the provisions of Section 2020 and 2025 of the California Code of Civil Procedures. The prevailing party shall be entitled to reasonable attorney fees in connection with such arbitration.

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                            RADIANCE MEDICAL SYSTEMS, INC.


                                            By:
                                               ---------------------------------
                                            Name:    Jeffrey H. Thiel
                                            Title:   Chief Executive Officer


                                            RMS ACQUISITION CORP.


                                            By:
                                               ---------------------------------
                                            Name:    Jeffrey H. Thiel
                                            Title:   Chief Executive Officer


                                            ENDOLOGIX, INC.


                                            By:
                                               ---------------------------------
                                            Name:    Franklin D. Brown
                                            Title:   Chief Executive Officer

                                    EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT

        THIS REGISTRATION RIGHTS AGREEMENT (this "Agreement"), is made and entered into as of _________________, 2002 by and among Radiance Medical Systems, Inc., a Delaware corporation (the "Company"), and the former Stockholders of Endologix, Inc., a Delaware corporation, listed on Exhibit A hereto (the "Former Endologix Holders").

                                R E C I T A L S:

        WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of February __, 2002, (the "Merger Agreement"), by and among the Company, RMS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the "Sub"), and Endologix, Inc., a Delaware corporation ("Endologix"), the Company has agreed to issue and the Former Endologix Holders have agreed to accept shares of Common Stock of the Company, par value $0.001 per share (the "Radiance Common Stock"), in consideration for their shares and/or options of Endologix.

        WHEREAS, pursuant to the terms of, and in partial consideration for Endologix's agreement to enter into the Merger Agreement, the Company has agreed to provide the Former Endologix Holders with certain registration rights with respect to the Radiance Common Stock;

                                      A G R E E M E N T:

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties and covenants of the parties hereto and subject to the terms and conditions set forth herein, the Company and the Former Endologix Holders agree as follows:

        1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings. Other capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

               "Commission" or "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

               "Holder" shall include the Former Endologix Holders and any transferee of Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 8 of this Agreement.

               "Holders' Representative" shall have the meaning set forth in
Section 2.1(b)(v) of the Merger Agreement.

               The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

               "Registrable Securities" shall mean: (i) all shares of Radiance Common Stock which may be issued to the Former Endologix Holders pursuant to the Merger Agreement, including, without limitation, shares of Radiance Common Stock which may be issued as a Milestone Payment pursuant to Section 2.1(b)(iii) of the Merger Agreement; (ii) any securities into which or for which any such shares referenced in (i) above shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger; and (iii) any securities issued with respect to any of the foregoing pursuant to a stock split or stock dividend.

               "Registration Expenses" shall mean all expenses to be incurred by the Company in connection with the Holders' exercise of their registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, Nasdaq listing fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

               "Registration Statement" shall have the meaning set forth in
Section 2(a) herein.

               "Regulation D" shall mean Regulation D promulgated under the Securities Act, as amended from time to time.

               "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

               "Selling Expenses" shall mean all underwriting discounts and selling commissions and transfer taxes, if any, applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holder not described within "Registration Expenses."

        2. Registration Requirements. The Company shall file with the Commission, not later than ten (10) business days after the Closing Date, a registration statement covering the resale of the Registrable Securities, and shall take all action necessary to qualify the Registrable Securities under state "blue sky" laws as hereinafter provided. The Company shall use its diligent best efforts to effect the foregoing registration (including, without limitation, the execution of an undertaking to file amendments and post-effective amendments, appropriate qualification under and compliance with applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) all in accordance with this Agreement. Such best efforts by the Company shall include, without limitation, the following:

               (a) The Company shall file (i) registration statements with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act and the Company shall use its best efforts to qualify for the use of such Form (or in the event that the Company is ineligible to use such form, such other form as the Company is eligible to use under the Securities Act) covering all of the Registrable Securities to be so registered (each, a "Registration Statement"); (ii) such blue sky filings as shall be reasonably requested to permit such sales, provided, however, that the Company shall not be required to register the Registrable Securities in any jurisdiction that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject or require the Company to qualify to do business in any jurisdiction where it is not then so qualified; and (iii) required filings with the National Association of Securities Dealers, Inc. ("NASD") and any exchange where the Shares are traded. The Company shall use its diligent best efforts to have the Registration Statement and other filings declared effective as soon as practicable after the filing of such Registration Statement.

               (b) The Company shall make available for inspection and review by the Holders, the Holders' Representative, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder, the Holders' Representative or underwriter, any such registration statement or amendment or supplement or any blue sky, NASD or other filing, all financial and other records, pertinent corporate documents and properties of the Company as they may reasonably request for the purpose, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that the relevant Holder shall first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company in writing as confidential at the time of delivery of such information shall be kept confidential by the Holder and that the Holder will use his or her best efforts to cause its representatives, the Holders' Representative, and such other persons to keep such information confidential, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to Federal securities laws in connection with the filing of any Registration Statement or the use of any prospectus referred to in this Agreement), (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such person, (iv) such information becomes available to any such person from a source other than the Company and such source, to the knowledge of such persons, is not bound by a confidentiality agreement with the Company, or (v) such information was known to or is developed by such persons without reference to such confidential information of the Company.

               (c) The Company will keep the Holders and the Holders' Representative advised in writing as to initiation of each registration and as to the completion thereof.

               (d) The Company shall keep such registration effective for the period ending on the earliest to occur of (i) on the third anniversary of the Closing Date, (ii) when the Holders have completed the distribution of the Registrable Securities described in the registration statement relating thereto, or (iii) the date on which all the Registrable Securities are salable pursuant to Rule 144 promulgated under the Securities Act, without regard to any limitation on volume.

               (e) The Company shall promptly notify the Holders' Representative in writing by telecopier of any stop order, injunction or other order or requirement of the SEC or any other governmental agency is issued which suspends the effectiveness of any such registration.

               (f) The Company shall promptly furnish such number of prospectuses and other documents incident thereto as the Holders from time to time may reasonably request.

               (g) The Company shall promptly notify the Holders' Representative in writing by telecopier if any registration statement with respect to any Registrable Securities is no longer current or includes an untrue statement of material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, in which case the Holders shall suspend use of such registration statement until notified by the Company. In such event, the Company shall use its best efforts to correct any such matter as soon as practicable so that such registration statement may again be used.

               (h) The Company shall furnish, at the request of any Holder, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the Holders (provided however that no opinion shall be required with respect to the accuracy of the factual disclosures in such registration statement), and
(ii) to the extent permitted by the rules of the AICPA, a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Holders.

        3. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by the Company, and all Selling Expenses shall be borne by the Holder.

        4. Indemnification.

               (a) Company Indemnity. The Company will indemnify the Holders, any officers, directors and partners of any Holder, and each person controlling any Holder within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any registration effected pursuant to this Agreement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or any violation by the Company of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, and will reimburse the Holders, any officers, directors and partners of any Holder, and each person controlling any Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission) based upon written information furnished to the Company by the Holders' Representative or any Holder and stated to be specifically for use therein. The indemnity agreement contained in this Section 4(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent will not be withheld unreasonably).

               (b) Holder Indemnity. Each Holder severally but not jointly with other Holders will, if Registrable Securities held by it are included in a registration statement effected pursuant to this Agreement, indemnify the Company, each of its directors, officers, partners, each person who controls the Company within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder, and each of their officers, directors and partners, and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document incident to any registration of Registrable Securities pursuant to this Agreement, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse the Company and such other Holders and their directors, officers and partners or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by the Holder and stated to be specifically for use therein; provided, however, that the obligations of the Holder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of the Holder (which consent shall not be withheld unreasonably). Notwithstanding anything to the contrary in this Section 4, any Holder's liability under this Section 4(b) with respect to any particular registration shall be limited to an amount equal to the proceeds received by such Holder from the Registrable Securities sold in such registration.

               (c) Procedure. Each party entitled to indemnification under this
Section 4 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at its own expense, and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is actually prejudiced by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all Indemnified Parties of a release from all liability in respect of such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as any Indemnifying Party may reasonably request in writing.

        5. Contribution. If the indemnification provided for in Section 4 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Parties as a result of such losses, claims, damages or liabilities as between the Company on the one hand and the Indemnified Parties on the other, in such proportion as is appropriate to reflect, the relative fault of the Company on the one hand, and of the Indemnified Parties on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

               The relative fault of the Company on the one hand, and of the Holder on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Holder or its representative, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               In no event shall the obligation of any Indemnifying Party to contribute under this Section 4 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4(a) or 4(b) hereof had been available under the circumstances.

               The Company and the Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation (even if the Indemnified Parties were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        6. Survival. The indemnity and contribution agreements contained in Sections 4 and 5 shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Indemnified Party or by or on behalf of the Company or (ii) the consummation of the sale or successive resales of the Registrable Securities.

        7. Information By Holder and Any Underwriters. The Holders' Representative shall furnish to the Company, within five (5) business days of the Company's request therefor, such information regarding the Holders or underwriters, as the case may be, and the distribution proposed by such Holders or underwriters as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

        8. Transfer or Assignment of Registration Rights. The rights granted to the Former Endologix Holders by the Company under this Agreement, to cause the Company to register Registrable Securities, may be transferred or assigned, as the case may be, to a transferee or assignee of any Registrable Securities; provided that (i) the Company is given written notice by the assigning Former Endologix Holder or the transferee or assignee of Holder at the time of or within a reasonable time after such transfer or assignment, stating the name and address and telecopier number of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; (ii) the transferee or assignee of such rights is not deemed by the Board of Directors of the Company in its reasonable judgment, to be a competitor of the Company; and (iii) the transferee or assignee of such rights agrees to be bound by this Agreement.

        9. Rule 144 Requirements. The Company shall make and keep publicly available and available to the Holders, pursuant to Rule 144 of the Commission under the Securities Act, such information as shall be necessary to enable the Holders to make sales of restricted securities, as defined in such rule, pursuant to that rule. So long as a Holder owns any Registrable Securities, the Company will furnish to any Holder, upon request made by such Holder at any time after the undertaking of the Company in the preceding sentence shall have first become effective, a written statement signed by the Company, describing briefly the action the Company has taken or proposes to take to comply with the current public information requirements of Rule 144. The Company will, at the request of any Holder of Registrable Securities, upon receipt from such Holder of a certificate certifying (i) that such Holder has held such Registrable Securities for a period of not less than two (2) consecutive years, (ii) that such Holder has not been an affiliate (as defined in Rule 144) of the Company at any time during the preceding ninety (90) days, and (iii) as to such other matters as may be appropriate in accordance with Rule 144, remove from the stock certificates representing such Registrable Securities that portion of any restrictive legend which relates to the registration provisions of the Securities Act.

        10. Miscellaneous.

               (a) Entire Agreement; Counterparts. This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and may not be modified or terminated except by a written agreement signed by the Company and the Holders of at least a majority of the Registrable Securities. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

               (b) Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been properly given or made on the date personally delivered or on the date mailed, by first class registered or certified mail with postage prepaid, by private nationally recognized courier service or by facsimile and confirmed, if delivered, mailed, courier or facsimile to the Holders at the address or telecopier number, if any, indicated on the records of the Company or to the Company at the following addresses:

                      Radiance Medical Systems, Inc.
                      13900 Alton Parkway, Suite 170
                      Irvine, CA 92618
                      Attention:  Chief Executive Officer
                      FAX:  (949) 457-9561

                      With a copy to:

                      Stradling Yocca Carlson & Rauth
                      660 Newport Center Drive, Suite 1600
                      Newport Beach, California 92660
                      Attention:  Lawrence B. Cohn
                      FAX:  (949) 725-4100

Any party hereto may designate a different address by providing written notice of such new address to the other parties hereto.

               (c) Governing Law; Consent of Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws thereof. Each of the Company and the Holders (i) hereby irrevocably submits to the exclusive jurisdiction of State or federal courts of the Orange County, California for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

               (d) Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               (e) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

               (f) Remedies. In the event of a breach by the Company of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

               (g) Registrable Securities Held by the Company. Whenever the consent or approval of Holders of Registrable Securities is required pursuant to this Agreement, Registrable Securities held by the Company shall not be counted in determining whether such consent or approval was duly and properly given by such Holders.

               (h) Term. The agreements of the Company contained in this Agreement shall continue in full force and effect so long as any Holder holds any Registrable Securities.

               (i) No Inconsistent Agreements. The Company has not previously entered into any agreement with respect to its Common Stock granting any registration rights to any Person inconsistent with this Agreement, and will not on or after the date of this Agreement enter into any agreement with respect to its securities which grants demand registration rights inconsistent with this Agreement to anyone or which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                             COMPANY:

                                             RADIANCE MEDICAL SYSTEMS, INC.

                                            By:
                                               ---------------------------------
                                            Its:
                                                --------------------------------


                                            FORMER ENDOLOGIX HOLDERS


                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------



                                            ------------------------------------

                                    EXHIBIT B

Name                                         Name
----                                         ----








                                   EXHIBIT B


                                ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this "Agreement") is made as of February ___, 2002 by and among RADIANCE MEDICAL SYSTEMS, INC., a Delaware corporation ("Radiance"), the Holders' Representative (as defined in Section 7 below) on behalf of the persons listed on Schedule A of Exhibit A hereto (collectively, the "Holders") and Commonwealth Land Title Company (the "Escrow Agent").

                              W I T N E S S E T H:

        WHEREAS, Radiance, RMS Acquisition Corp., a Delaware corporation, and ENDOLOGIX, Inc., a Delaware corporation ("Endologix"), have entered into an Agreement and Plan of Merger dated as of February 8, 2002 (the "Merger Agreement"), a copy of which has been delivered to the Escrow Agent and to the Holders (all capitalized terms not otherwise defined in this Agreement having the meanings set forth in the Merger Agreement); and

        WHEREAS, Section 2.1(b)(v) of the Merger Agreement provides that Radiance may issue the Milestone Payment in the names of the Holders and deliver it to the Escrow Agent to be held in the escrow fund for the purpose of securing Radiance's claims for indemnification pursuant to Section 9.2 of the Merger Agreement; and

        WHEREAS, the Escrow Agent is willing to act as escrow agent for Radiance and the Holders on the terms and conditions set forth herein:

        NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, the parties agree as follows:

        1. Establishment of Escrow; Escrow Share Certificates. In the event of a claim for Radiance Indemnifiable Damages and in accordance with the procedures set forth in Sections 2.1(b)(v) and 9.2 of the Merger Agreement, Radiance will deposit the Milestone Payment or a portion thereof (the "Escrow Fund"), which may include shares of Radiance Common Stock (the "Escrow Shares") in the names of the Holders, or in the name of the Holders' Representative (as defined in Section 7 below) as agent for the Holders, with the Escrow Agent, and the Holders (or the Holders' Representative, as applicable) shall execute assignments in blank with respect to the Escrow Shares and cause them to be delivered to the Escrow Agent. Such deposit shall equal an amount of Escrow Shares and Cash equal to the amount of the then pending claim for Radiance Indemnifiable Damages. For such purposes, Escrow Shares shall be valued in accordance with the provisions of Section 2.1(b)(iv) of the Merger Agreement. The Milestone Payment shall be held by the Escrow Agent in escrow subject to the terms and conditions set forth herein. Radiance will cooperate with the Escrow Agent, including making any written instructions required by its stock transfer agent, to permit the Escrow Agent to make any necessary exchanges of Radiance stock certificates so as to facilitate any distribution of Escrow Shares pursuant to this Agreement.

               The Holders (or the Holders' Representative, as applicable) shall deliver to Radiance's stock transfer agent at or shortly after the Closing a letter, substantially in the form of Exhibit A hereto, instructing the transfer agent to distribute all distributions in respect of the Escrow Shares, other than taxable dividends, to the Escrow Agent pursuant to Section 3 of this Agreement.

        2. Claims Against Escrow Fund. Pursuant to Section 9.2 of the Merger Agreement, Radiance is entitled to make claims against the Escrow Fund for Radiance Indemnifiable Damages. Unless this Agreement is terminated at an earlier date, Radiance shall be entitled to make claims against the Escrow Fund for such purpose at any time through and including May __, 2003 (one year after the Effective Time) (the "Escrow Period") (unless this Agreement is terminated at an earlier date pursuant to Section 5 hereof), but not thereafter. Notwithstanding the foregoing, the Escrow Period shall be extended as it relates to any claims for Radiance Indemnifiable Damages made during the Escrow Period which remain in dispute and have not been resolved as of such date. Any claim by Radiance against the Escrow Fund for Radiance Indemnifiable Damages during the above time period shall be presented to the Escrow Agent as follows:

               (a) Radiance shall notify the Escrow Agent and the Holders' Representative in writing of any Radiance Indemnifiable Damages that Radiance claims are subject to indemnification under Section 9.2 of the Merger Agreement. The notice ("Notice of Claim") shall describe the claim and specify the amount thereof.

               (b) The Holders' Representative may contest Radiance's claim on behalf of the Holders by giving the Escrow Agent and Radiance written notice of such contest within 20 business days after receipt of such claim for indemnification. If Radiance's indemnification claim remains in dispute and unresolved for 30 days following Radiance's receipt of the written notice of contest, the disputed claim shall be submitted to arbitration in accordance with
Section 8 below.

               (c) If the Holders, or the Holders' Representatives, as applicable, do not contest Radiance's indemnification claim pursuant to Section 2(b) above, then the Escrow Agent shall deliver to Radiance an amount from the Escrow Fund equal to the dollar amount of the Radiance Indemnifiable Damages claimed by Radiance in its Notice of Claim. For this purpose, Escrow Shares so delivered shall be valued in accordance with the provisions of Section 2.1(b)(v) of the Merger Agreement (the "Escrow Share Price"). In the event that the Escrow Funds contains both Escrow Shares and cash, the Escrow Agent shall deliver both Escrow Shares and cash to Radiance in the same ratio as then existing in the Escrow Fund.

               (d) If the Holders or the Holders' Representative, as applicable, contest Radiance's indemnification claim pursuant to Section 2(b) above, the Escrow Agent shall deliver an amount from the Escrow Fund to Radiance upon receipt of either:

                      (i) a copy of a written settlement agreement signed by both Radiance and the Holders' Representative, or

                      (ii) a copy of a final and nonappealable arbitration award pursuant to the arbitration procedure in Section 8 below.

               The amount to be delivered to Radiance by the Escrow Agent under this Section 2(d) shall be equal to the dollar amount of Radiance Indemnifiable Damages, as set forth in the settlement agreement or the arbitration award, as applicable, determined using the Escrow Share Price, and shall be delivered in the manner set forth in Section 2(c).

        3. Dividends, Stock Splits, Interest and Other Distributions. Other than taxable dividends (which shall be distributed to the Holders and shall not be made part of the Escrow Fund), distributions declared in respect of the Escrow Shares (including without limitation stock splits and non-taxable stock dividends) and interest earned on any cash in the Escrow Fund during the term of this Agreement shall be made part of the Escrow Fund. If the Escrow Shares are reclassified or changed into other securities or property pursuant to a reclassification of all shares of Radiance Common Stock or a merger of Radiance, then such reclassified shares or other securities or property, as the case may be, shall be made part of the Escrow Fund.

        4. Voting Rights of Escrow Shares. Each Holder shall have the right to vote his or her pro rata number of Escrow Shares in the Escrow Fund (as set forth in Schedule A of this Agreement) on any issues that come for a vote before the stockholders of Radiance. Prior to any vote of Radiance stockholders during the term of this Agreement, Radiance shall cause to be delivered to the Holders appropriate voting and proxy materials in the same manner as provided to other stockholders of Radiance so as to permit the Holders to exercise their voting rights with respect to the Escrow Shares.

        5. Termination. This Agreement shall terminate and the Escrow Agent shall have no further responsibilities hereunder upon the earlier to occur of:
(i) the expiration of the Escrow Period set forth in Section 2 above; and (ii) Radiance's delivery to the Escrow Agent of written notice that Radiance has elected to terminate this Agreement (which election shall be at Radiance's sole option and in its sole discretion). Provided the Escrow Agent has received a Notice of Claim within the Escrow Period, the Escrow Agent shall reserve from the Escrow Fund an amount sufficient to pay any outstanding claims ("Reserve Claims") of Radiance against the Escrow Fund on that date. For purposes of establishing the reserve, any Escrow Shares so reserved shall be valued at the Escrow Share Price, or if not traded on the Nasdaq, on the primary national exchange on which such stock is traded, for the twenty trading days ending on the trading day preceding the establishment of such reserve. This Agreement shall continue in force as to the amount so reserved until the resolution of such Reserve Claims upon receipt of either: (i) a copy of a written settlement agreement signed by both Radiance and Holders' Representative; or (ii) a copy of a final and nonappealable arbitration award pursuant to the arbitration procedure set forth in Section 8 below (the "Final Resolution"). Upon the Final Resolution of each Reserve Claim, on a claim-by-claim basis, the Escrow Agent shall distribute to Radiance the amount that Radiance is entitled to receive with respect to such Reserve Claim. Escrow Shares so delivered shall be valued at the Escrow Share Price. Upon the Final Resolution of all Reserve Claims and the distribution to Radiance of all reserved amounts to which Radiance is entitled pursuant to such claims, all remaining reserved amounts shall be promptly distributed to the Holders. Any distribution of any portion of the Escrow Fund held in the name of the Holders' Representative shall be made to the Holders according to the percentages shown in Schedule A of Exhibit A hereto.

        6. The Escrow Agent.

               (a) Radiance shall pay the Escrow Agent's fee for its ordinary services under this Agreement in accordance with the fee schedule set forth on Schedule B attached hereto.

               (b) In performing any duties under this Agreement, the Escrow Agent shall not be liable for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that such agent shall in good faith believe to be genuine, or (iii) forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with its duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any such person acting or purporting to act on behalf of any party to this Agreement.

               (c) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold the Escrow Fund and may wait for settlement of any such controversy by arbitration pursuant to Section 8 hereof, by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of the Escrow Agent.

               (d) The Holders, to the extent of the Escrow Fund only, and Radiance shall indemnify and hold harmless the Escrow Agent and shall share equally any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and attorneys' fees) which it may incur or which may be imposed on it in connection with the performance of the Escrow Agent's duties under this Agreement, including but not limited to any litigation arising from this Agreement, but not including losses, claims, damages, liabilities or expenses arising out of gross negligence or willful misconduct on the part of the Escrow Agent.

               (e) The Escrow Agent may resign at any time upon giving at least 30 days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The parties shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named as the Escrow Agent. Upon such appointment, the predecessor Escrow Agent shall be discharged from any further duties and liability under this Agreement, except for obligations or liabilities arising by reason of the prior gross negligence or willful misconduct on the part of the Escrow Agent.

               (f) Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything herein to the contrary notwithstanding.

               (g) The Escrow Agent shall not sell, encumber or otherwise dispose of the Escrow Shares held as a part of the Escrow Fund, except that the Escrow Agent shall, upon the written direction of the Holders' Representative and Radiance, effect a sale or other disposition of the Escrow Shares in a transaction involving (i) the receipt by the stockholders of Radiance of cash in any merger or reorganization in exchange or partly in exchange for shares of Common Stock of Radiance; (ii) the sale of all or substantially all of the assets of Radiance for cash and the distribution to stockholders of Radiance of the proceeds of such sale as a liquidating distribution; or (iii) a cash tender offer for all or a part of the shares of Common Stock of Radiance. In the event of any receipt of cash by the Escrow Agent as a result of any of such transactions or as a result of a Milestone Payment, the Escrow Agent shall invest and reinvest all cash funds from time to time comprising the Escrow Fund, together with the earnings thereon, in money market savings accounts or certificates of deposit at the Escrow Agent which are insured by the Federal Deposit Insurance Corporation up to applicable limits (a "Money Market Fund"). The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Agreement.

        7. Holders' Representative. Franklin D. Brown, or such successor as may be agreed upon by a majority in interest of the Holders and identified to Radiance by such Holders in writing, shall act as representative of the Holders (the "Holders' Representative"). The Holders' Representative may, but shall not be required to, take any and all action that may be necessary or appropriate on behalf of the Holders with respect to this Agreement, including, without limitation, objecting to any claim by Radiance against the Escrow Fund, engaging counsel to represent the Holders in connection with any such claim, engaging any other professionals or other consultants in connection with any such claim, negotiating and settling any such claim, supervising and directing counsel and any other professionals or other consultants in connection with any such claim, and authorizing the sale of any of the Escrow Shares. The Holders' Representative may, on behalf of the Holders, take any action that the Holders' Representative in good faith deems to be in the best interests of the Holders and shall, on behalf of the Holders, take any action that the Holders' Representative may be instructed or expressly authorized to take by a majority in interest of the Holders, including contesting or settling any claim by Radiance. To the maximum extent permitted by law, the Holders' Representative shall have no liability of any kind or nature whatsoever with respect to any action or omission taken by the Holders' Representative on behalf of the Holders, where such action is taken either with the consent or the express authorization of a majority in interest of the Holders or is otherwise taken in good faith on behalf of the Holders.

        8. Arbitration. All disputes or controversies arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in accordance with Section 9.13 of the Merger Agreement.

        9. Tax Reporting. Each Holder shall deliver to the Escrow Agent a completed Form W-9 from which Escrow Agent shall prepare and file with the Internal Revenue Service all tax reports that the Escrow Agent is required to prepare, if any, on the Escrow Fund for the benefit of the Holders.

        10. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to principles of conflicts of laws.

        11. Amendments; Modifications. This Agreement may not be amended or modified except pursuant to a written agreement signed by each of the parties hereto.

        12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the same day if delivered personally, or by facsimile transmission with voice confirmation of receipt, or shall be deemed given on the date receipt is confirmed if mailed by registered or certified mail or commercial overnight courier (e.g., Federal Express, DHL, Network Courier, Sonic, etc.), return receipt or confirmation of delivery requested, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to Radiance:      Radiance Medical Systems, Inc.
                                    13900 Alton Parkway, Suite 122
                                    Irvine, California 92618
                                    Attn:  Chief Executive Officer
                                    Facsimile No.:  (949) 457-9561

               with a copy to:      Stradling, Yocca, Carlson & Rauth
                                    660 Newport Center Drive, Suite 1600
                                    Newport Beach, California  92660-6441
                                    Attn:  Lawrence B. Cohn
                                    Facsimile No.: (949) 725-4100

               If to the Holders'
               Representative:      Franklin D. Brown
                                    c/o Endologix, Inc.
                                    13700 Alton Parkway, Suite 160
                                    Irvine, California 92618
                                    Attn:  Holders' Representative
                                    Facsimile No.: (949) 457-9561

               If to the
               Escrow Agent:
                                    --------------

                                    --------------

                                    --------------

        13. Effect on Successors in Interest, Assignees. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors, assignees and successors of each of the parties hereto.

        14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        RADIANCE MEDICAL SYSTEMS, INC.


                                        By
                                          --------------------------------------

                                        Title
                                             -----------------------------------

                                        HOLDERS' REPRESENTATIVE on behalf of
                                        himself and as representative of the
                                        individual shareholders of Endologix,
                                        Inc.

                                        ----------------------------------------
                                        Print Name:  Franklin D. Brown
                                        Holders' Representative




                                        COMMONWEALTH LAND TITLE COMPANY


                                        By
                                          --------------------------------------

                                        Title
                                             -----------------------------------

                                    EXHIBIT A



Chase Mellon Shareholder Services, LLC
400 South Hope Street
4th Floor
Los Angeles, CA  90071

        Re:    Radiance Medical Systems, Inc.

Ladies and Gentlemen:

        The following shares of Common Stock of Radiance are currently being held by _______________________, as Escrow Agent pursuant to that certain Escrow Agreement, dated as of ________________ by and among Radiance, the undersigned and the Holders (the "Escrow Agreement"):

               Share certificate no.         No. of Radiance shares
                                             represented

               [insert certif. numbers]      [insert number of shares]

        We hereby instruct you to pay and deliver any certificates representing stock splits or non-taxable stock dividends, or any other form of distribution made by Radiance in respect of the shares identified above (except for taxable dividends) to ____________________, as Escrow Agent pursuant to the terms of the Escrow Agreement.



                                             -----------------------------------
                                                [Names]

                                   SCHEDULE A



                                               Number of          % of Total
Holder Name                                  Escrow Shares       Escrow Shares
--------------------------------           -----------------   -----------------










        Total:
                                               ----------          ----------
                                                                        100.0

                                   SCHEDULE B


                                  FEE SCHEDULE


See attached.

                                    ANNEX II
                                FAIRNESS OPINION

                                February 8, 2002




Special Committee to the Board of Directors
c/o Radiance Medical Systems, Inc.
13900 Alton Parkway, Suite 122
Irvine, CA  92618

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Radiance Medical Systems, Inc. ("Radiance" or the "Company") of the consideration ("Consideration") to be received by the Company in the proposed acquisition ("Transaction") of Endologix, Inc. ("Endologix") by Radiance pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), expected to be signed on or about February 8, 2002. The Consideration to be received in the Transaction will consist of all of the existing shares of capital stock of Endologix.

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. From time to time, A.G. Edwards has provided equity research coverage of the Company and has been a market maker in the Company's common stock. We are not aware of any present or contemplated relationship between A.G. Edwards, the Company, the Company's directors and officers or its shareholders, or between A.G. Edwards, Endologix, Endologix's directors and officers or shareholders, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

In connection with this opinion, we have, among other things:

        (i) reviewed a draft Agreement distributed February 6, 2002 and held discussions with counsel representing the Company and the Special Committee concerning the Agreement;

        (ii) reviewed the business and operations of Radiance and Endologix through interviews with the management of Radiance and Endologix;

        (iii) reviewed certain historical and forecasted financial statements for Radiance as prepared by Radiance's management and auditors, specifically the November 29, 2001 financial forecasts prepared by Radiance management;

        (iv) reviewed certain historical financial statements for Endologix as prepared by Endologix's management and auditors;

Special Committee of Radiance Medical Systems, Inc. Holdings, Inc. February 8, 2002
Page 2

        (v) reviewed certain forecasted financial statements for Endologix as prepared by Endologix's management, and reviewed and adjusted by Radiance's management, some of whom are shareholders in Endologix, specifically the January 29, 2002 financial forecasts prepared by Radiance management;

        (iv) investigated the current operations and future prospects of Endologix, primarily through (a) discussions with the management of Endologix and (b) interviews with members of the management of Radiance;

        (vi) reviewed the February 7, 2002 pro forma financial statements of Radiance, as prepared by Radiance management, giving effect to the Transaction (as proposed and with the assumptions noted herein);

        (vii) reviewed the market data for financings of private medical device companies at similar stages of development as Endologix;

        (viii) reviewed market data for stocks of public companies in the same or similar markets as Endologix;

        (ix) reviewed the financial terms of certain acquisitions which A.G. Edwards deemed relevant for analytical purposes; and

        (x) completed such other studies and analyses that we considered appropriate.

In preparing our opinion, A.G. Edwards has assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise made available to us by Radiance and Endologix. We have not been engaged to, and therefore we have not, verified the accuracy or completeness of any such information. A.G. Edwards has relied upon the assurances of the managements of Radiance and Endologix that they are not aware of any facts that would make any financial or other information inaccurate or misleading. A.G. Edwards has been informed and assumed that financial projections supplied to, discussed with or otherwise made available to us reflect the best currently available estimates and judgments of the managements of the Company and Endologix as to the expected future financial performance of the Company and Endologix, in each case on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards has not independently verified such information or assumptions nor do we express any opinion with respect thereto.

A.G. Edwards has not made any independent valuation or appraisal of the assets or liabilities of the Company or Endologix, nor have we been furnished with any such appraisals. Edwards also did not independently attempt to assess or value any of the intangible assets (including goodwill) or the estimated write-off of in-process R&D of the Company or Endologix, nor did it make any independent assumptions with respect to their application in the Transaction.

Special Committee of Radiance Medical Systems, Inc. Holdings, Inc. February 8, 2002
Page 3


This opinion assumes that if Radiance is determined the acquiring company for accounting purposes, no greater than 75% of the excess purchase price over the net asset value of Endologix will be accounted for as in-process research and development and written-off as a one time expense. The Company's independent auditors and other advisors have not yet expressed an opinion with respect to the determination of the acquiring company for accounting purposes or the potential dollar value of any write-off of in-process research and development.

A.G. Edwards' opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the Company, of the Consideration to be received in the Transaction pursuant to the Agreement.

A.G. Edwards was not engaged to and did not review any alternative transaction or strategic alternatives that may be available to the Company.

In rendering its opinion, A.G. Edwards assumed (a) subject to the assumptions highlighted above, the Transaction will be accounted for in accordance with U.S. Generally Accepted Accounting Principles and (b) that the Transaction will be consummated on the terms contained in the draft Agreement without any waiver of any material terms or conditions by Radiance.

It is understood that this letter is only for the information of the Special Committee of the Board of Directors and does not constitute a recommendation as to how any holder of the outstanding shares of the Company's common stock should vote with respect to the Transaction. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent, except that this opinion may be included in its entirety in the proxy materials to be distributed to the shareholders of the Company regarding the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof that the Consideration to be received by the Company in the Transaction, pursuant to the Agreement is fair, from a financial point of view, to the Company.

                                            Very truly yours,

                                            A.G. EDWARDS & SONS, INC.

                                            By:
                                               ---------------------------------
                                               Timothy C. McQuay
                                               Managing Director

                                      PROXY

                         RADIANCE MEDICAL SYSTEMS, INC.

                  SPECIAL MEETING OF STOCKHOLDERS, MAY __, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on [May 29], 2002 and the Proxy Statement, and appoints Jeffrey H. Thiel and David M. Richards, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Radiance Medical Systems, Inc. ("Radiance") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Special Meeting of Stockholders of Radiance to be held at Radiance's executive offices at 13900 Alton Parkway, Suite 122, Irvine, California 92618 on Thursday, [May 29], 2002 at 10:00 a.m., and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Special Meeting and any postponement or adjournment thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

-------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

     Please mark your votes as indicated in /X/ this example

1. ISSUANCE OF RADIANCE COMMON STOCK IN EXCHANGE FOR THE OUTSTANDING CAPITAL STOCK OF ENDOLOGIX IN THE RELATED MERGER OF ENDOLOGIX WITH AND INTO A WHOLLY-OWNED SUBSIDIARY OF RADIANCE.

                               FOR           AGAINST       ABSTAIN

                             /   /           /   /         /   /

2. AMENDMENT TO RADIANCE'S AMENDED & RESTATED CERTIFICATE OF INCORPORATION TO CHANGE RADIANCE'S NAME FROM RADIANCE MEDICAL SYSTEMS, INC. TO ENDOLOGIX, INC.

                               FOR           AGAINST       ABSTAIN

                             /   /           /   /         /   /

The independent committee of the board of directors recommends a vote FOR Proposal No. 1 and the board of directors recommends a vote FOR Proposal No. 2. This Proxy, when properly executed will be voted as specified above. This proxy will be voted FOR Proposal Nos. 1 and 2 if no specification is made. This proxy will also be voted at the discretion of the proxy holders on such matters other than the two specific items as may come before the meeting.

PLEASE RETURN YOUR EXECUTED PROXY TO RADIANCE'S TRANSFER AGENT IN THE ENCLOSED ENVELOPE, OR, IF NECESSARY, DELIVER IT TO RADIANCE, ATTENTION: SECRETARY.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

                     ____________________________________

               (Print name(s) as it (they) appear on certificate)

Dated:_____________________  Signature(s)______________________________________

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or another authorized officer. If a partnership, please sign in the partnership name by an authorized person.

-------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -